                      JOINT PROXY STATEMENT

          REHABILICARE INC.                     STAODYN, INC.
          Annual Meeting of                  Special Meeting of
            Stockholders                        Stockholders
    to be held on March 17, 1998        To be held on March 17, 1998

                 -------------------------------
                 PROSPECTUS OF REHABILICARE INC.
                 -------------------------------

 This Joint Proxy Statement-Prospectus is being furnished to stockholders of Rehabilicare Inc., a Minnesota corporation ("Rehabilicare"), in connection with the solicitation of proxies by the Board of Directors of Rehabilicare (the "Rehabilicare Board") for use at the annual meeting of stockholders of Rehabilicare (including any adjournment or postponement thereof, the "Rehabilicare Annual Meeting") to be held on March 17, 1998, at 10:00 a.m. local time, at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota. At the Rehabilicare Annual Meeting, holders of the common stock, $0.10 par value ("Rehabilicare Common Stock"), of Rehabilicare are being asked to vote upon a proposal to approve an Agreement and Plan of Merger, dated as of December 1, 1997 (the "Merger Agreement"), among Staodyn, Inc., a Delaware corporation ("Staodyn"), Rehabilicare and Hippocrates Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of Rehabilicare ("Merger Subsidiary"), providing for the merger of Merger Subsidiary with and into Staodyn (the "Merger"). A copy of the Merger Agreement is attached hereto as Appendix A and is incorporated herein by reference. Holders of Rehabilicare Common Stock will also vote upon (1) the election of four directors to serve until the next annual meeting of Rehabilicare stockholders, (2) the election of two additional directors to serve until the next annual meeting, but effective immediately after consummation of the Merger and only if the Merger is completed, (3) a proposal to amend the Articles of Incorporation of Rehabilicare to increase the number of authorized shares of common stock to 30,000,000 (the "Charter Amendment") and
(4) a proposal to approve the Rehabilicare Inc. 1998 Stock Incentive Plan (the "1998 Plan").


 This Joint Proxy Statement-Prospectus also is being furnished to stockholders of Staodyn in connection with the solicitation of proxies by the Board of Directors of Staodyn (the "Staodyn Board") for use at the special meeting of stockholders of Staodyn (including any adjournment or postponement thereof, the "Staodyn Special Meeting") to be held on March 17, 1998, at 9:00 a.m. local time, at the Raintree Plaza Hotel Conference Center, 1900 Ken Pratt Boulevard, Longmont, Colorado. At the Staodyn Special Meeting, holders of the common stock, $0.01 par value ("Staodyn Common Stock"), of Staodyn will vote upon a proposal to approve the Merger Agreement.

 This Joint Proxy Statement--Prospectus also constitutes a prospectus of Rehabilicare with respect to the Rehabilicare Common Stock issuable to holders of Staodyn Common Stock upon consummation of the Merger. This Proxy/Prospectus is accompanied by the Rehabilicare 1997 Annual Report, certain portions of which are incorporated herein by reference.

 Upon consummation of the Merger (the "Effective Time"), Staodyn will merge with and into Merger Subsidiary, with Staodyn as the surviving corporation. Each outstanding share of Staodyn Common Stock will be converted into the right to receive 0.829 of a share of Rehabilicare Common Stock (the "Exchange Ratio"), with cash being paid in lieu of fractional shares.


 THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY STATEMENT-PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  The date of this Joint Proxy Statement-Prospectus is February 12, 1998.

 Rehabilicare Common Stock is listed on The Nasdaq National Market under the symbol "REHB" and Staodyn Common Stock is quoted on The Nasdaq SmallCap under the symbol "SDYN." The Rehabilicare Common Stock issued in connection with the Merger will be listed on the Nasdaq National Market under the symbol "REHB." The last reported sale price of Rehabilicare Common Stock as reported by the Nasdaq National Market was $4.00 per share on December 1, 1997, and $3.00 per share on February 11, 1998. Because the Exchange Ratio is fixed, a change in the market price of Rehabilicare Common Stock before the consummation of the Merger would affect the market value as of the Effective Time of the Rehabilicare Common Stock to be received in the Merger in exchange for Staodyn Common Stock. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF THE REHABILICARE COMMON STOCK AT ANY TIME PRIOR TO THE EFFECTIVE TIME OR AT ANY TIME THEREAFTER. Stockholders are urged to obtain current market quotations for Rehabilicare Common Stock and Staodyn Common Stock.

 Based on (1) the 6,658,477 shares of Staodyn Common Stock outstanding on the Staodyn Record Date (as defined herein), (2) the 521,332 shares of Staodyn Common Stock issuable upon the exercise of outstanding stock options and warrants on such date and (3) the Exchange Ratio of 0.829, approximately 5,952,061 shares of Rehabilicare Common Stock are expected to be issued in the Merger or to be issuable following the Merger upon the exercise of the Rehabilicare options and warrants into which outstanding Staodyn options and warrants will be converted in connection with the Merger.

 This Joint Proxy Statement--Prospectus is first being mailed to holders of Rehabilicare Common Stock ("Rehabilicare Stockholders") and holders of Staodyn Common Stock ("Staodyn Stockholders") on or about February 12, 1998.

                          AVAILABLE INFORMATION

 Rehabilicare and Staodyn are each subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Rehabilicare and Staodyn with the Commission may be inspected and copied at the Commission's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material may be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov.
The shares of Staodyn Common Stock are traded over the counter on the Nasdaq SmallCap Market. The shares of Rehabilicare Common Stock are traded over the counter on the Nasdaq National Market. Reports, proxy statements and other information concerning Rehabilicare and Staodyn may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

 This Joint Proxy Statement-Prospectus is included as part of a registration statement on Form S-4 (together with all amendments and exhibits thereto, including documents and information incorporated by reference, the "Registration Statement") filed with the Commission by Rehabilicare, relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of Rehabilicare Common Stock offered hereby.
 This Joint Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission, to which reference is hereby made for further information with respect to Rehabilicare and Staodyn and the Rehabilicare Common Stock offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

              INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

 The following documents filed with the Commission by Rehabilicare are incorporated herein by reference: (1) Rehabilicare's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1997;

(2) Rehabilicare's Annual Report on Form 10-KSB for the year ended June 30, 1997, as amended by 10-KSB A1 thereto dated September 30, 1997; (3) those portions of Rehabilicare's 1997 Annual Report to Stockholders under the captions "Management's Discussion and Analysis of Results of Operations and Financial Condition," "Corporate Profile" and "Common Stock" (but no other portion of such Annual Report) and (4) the description of the Rehabilicare Common Stock contained in Rehabilicare's registration statements filed pursuant to section 12 of the Exchange Act and any amendment or report updating such description.

 The following documents filed with the Commission by Staodyn are incorporated herein by reference: (1) Staodyn's Quarterly Reports on Form 10-QSB for the quarters ended August 31, 1997, May 31, 1997 and February 28, 1997; (2) Staodyn's Annual Report on Form 10-KSB for the year ended November 30, 1996 (the "1996 Staodyn 10-KSB"); (3) the portions of Staodyn's Proxy Statement for the Annual Meeting of Stockholders held on May 21, 1997 that have been incorporated by reference in the 1996 Staodyn 10-KSB; and (4) the description of the Staodyn Common Stock contained in Staodyn's registration statements filed pursuant to section 12 of the Exchange Act and any amendment or report updating such description.

 All documents filed by either Staodyn or Rehabilicare pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the time at which the Staodyn Special Meeting and the Rehabilicare Annual Meeting have been finally adjourned shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

 THIS JOINT PROXY STATEMENT-PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE DOCUMENTS RELATING TO STAODYN (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO MICHAEL J. NEWMAN, VICE PRESIDENT--FINANCE AND ADMINISTRATION, STAODYN, INC., 1225 KEN PRATT BOULEVARD, LONGMONT, COLORADO 80501, TELEPHONE NUMBER (303) 772-3631. THE DOCUMENTS RELATING TO REHABILICARE (EXCLUDING EXHIBITS UNLESS SPECIFICALLY INCORPORATED THEREIN) ARE AVAILABLE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS JOINT PROXY STATEMENT-PROSPECTUS IS DELIVERED, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO W. GLEN WINCHELL, CHIEF FINANCIAL OFFICER, REHABILICARE, 1811 OLD HIGHWAY 8, NEW BRIGHTON, MN 55112, TELEPHONE NUMBER
(612) 631-0590. STAODYN OR REHABILICARE, AS THE CASE MAY BE, WILL SEND THE REQUESTED DOCUMENTS BY FIRST-CLASS MAIL WITHIN THREE BUSINESS DAYS OF THE RECEIPT OF THE REQUEST. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE RECEIVED NO LATER THAN FIVE BUSINESS DAYS BEFORE THE APPLICABLE MEETING DATE. PERSONS REQUESTING COPIES OF EXHIBITS TO SUCH DOCUMENTS THAT ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS WILL BE CHARGED THE COSTS OF REPRODUCTION AND MAILING.

                             ____________________

 NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT-PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY STAODYN OR REHABILICARE. THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

 NEITHER THE DELIVERY OF THIS JOINT PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF STAODYN OR

REHABILICARE SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. STAODYN HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS RELATING TO STAODYN AND ITS SUBSIDIARIES, AND REHABILICARE HAS SUPPLIED ALL INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT-PROSPECTUS RELATING TO REHABILICARE AND ITS SUBSIDIARIES.

 THIS JOINT PROXY STATEMENT-PROSPECTUS DOES NOT COVER ANY RESALES OF SHARES OF REHABILICARE COMMON STOCK OFFERED HEREBY TO BE RECEIVED BY STOCKHOLDERS OF REHABILICARE DEEMED TO BE "AFFILIATES" OF REHABILICARE OR STAODYN UPON THE CONSUMMATION OF THE MERGER. NO PERSON IS AUTHORIZED TO MAKE USE OF THIS JOINT PROXY STATEMENT-PROSPECTUS IN CONNECTION WITH ANY SUCH RESALES.

                       CAUTIONARY STATEMENT CONCERNING
                         FORWARD-LOOKING INFORMATION

 This Joint Proxy Statement-Prospectus (including information included or incorporated by reference herein) contains forward-looking statements that involve risks and uncertainties, including statements about the financial condition, results of operations, plans, objectives, future performance and business of each of Rehabilicare and Staodyn. These forward looking statements include: (1) statements relating to the impact on revenues of the Merger; (2) statements relating to the restructuring charges expected to be incurred in connection with the Merger; and (3) statements preceded by, followed by or that include the words "believes," "expects," "anticipates" or similar expressions. See "THE MERGER--Reasons of Staodyn for the Merger" and "--Opinion of Staodyn's Financial Advisor," "--Reasons of Rehabilicare for the Merger," "--Opinion of Rehabilicare's Financial Advisor." These forward-looking statements involve certain risks and uncertainties, including, but not limited to the risk that: (1) expected cost savings from the Merger are not fully realized or realized within the expected time frame;
(2) revenues following the Merger are lower than expected or operating costs following the Merger are greater than expected; (3) costs or difficulties related to the integration of the businesses of Rehabilicare and Staodyn are greater than expected; (4) the operating results of Rehabilicare continue to fluctuate; (5) inventory and receivables requirements for direct billed medical equipment revenue change; (6) the markets for electrotherapy are volatile; (7) reimbursement and other governmental or private agency actions adversely affect the revenue of Rehabilicare; (8) competition adversely affects the results of Rehabilicare; (9) legislative or regulatory changes adversely affect the businesses in which Rehabilicare will be engaged; and (10) changes in the securities markets affect the performance of Rehabilicare's shares.

                               TABLE OF CONTENTS

                                                                                      Page
                                                                                      ----
Available Information...............................................................    2

Incorporation Of Certain Information By Reference...................................    2

Cautionary Statement Concerning Forward-Looking Information.........................    4

Summary.............................................................................    6
  General...........................................................................    6
  The Companies.....................................................................    6
  Rehabilicare Annual Meeting and Vote Required.....................................    7
  Staodyn Special Meeting and Vote Required.........................................    7
  The Merger........................................................................    8
  Conditions to the Merger..........................................................    8
  Recommendations of Boards of Directors............................................    9
  Opinion of Rehabilicare's Financial Advisor.......................................    9
  Opinion of Staodyn's Financial Advisor............................................    9
  Effective Time of the Merger......................................................    9
  Waiver, Amendment; Termination....................................................   10
  Certain Federal Income Tax Consequences...........................................   10
  Interests of Certain Persons in the Merger........................................   11
  Management and Operations After the Merger........................................   11
  Expenses and Termination Fees.....................................................   11
  Appraisal/Dissenters' Rights......................................................   11
  Accounting Treatment..............................................................   11
  Markets and Market Prices.........................................................   12
  Comparative Rights of Stockholders................................................   12
  Comparative Unaudited Per Share Data..............................................   13
  Selected Historical Financial Data................................................   14
  Pro Forma Selected Historical Financial Data......................................   16

Staodyn Special Meeting.............................................................   17
  General...........................................................................   17
  Solicitation, Voting and Revocability of Proxies..................................   17
  Recommendation of Staodyn Board...................................................   18

Rehabilicare Annual Meeting.........................................................   19
  General...........................................................................   19
  Solicitation, Voting and Revocability of Proxies..................................   19
  Recommendation of Rehabilicare Board..............................................   20

The Merger..........................................................................   21
  Description of the Merger.........................................................   21
  Background of the Merger..........................................................   21
  Reasons of Staodyn for the Merger.................................................   25
  Reasons of Rehabilicare for the Merger............................................   26
  Opinion of Staodyn's Financial Advisor............................................   29
  Opinion of Rehabilicare's Financial Advisor.......................................   32
  Effective Time....................................................................   36
  Exchange of Certificates..........................................................   36
  Certain Representations and Warranties............................................   37
  Covenants and Agreements..........................................................   38
  Conditions........................................................................   39
  Termination.......................................................................   40
  Termination Fees..................................................................   41
  Waiver and Amendment..............................................................   41
  Certain Federal Income Tax Consequences...........................................   41
  Interests of Certain Persons in the Merger........................................   42
  Accounting Treatment..............................................................   43
  Resale of Rehabilicare Common Stock Received
  by Staodyn Shareholders...........................................................   43
  Appraisal and Dissenters' Rights..................................................   44

Management and Operations After the Merger..........................................   47
  Board of Directors................................................................   47
  Management........................................................................   48
  Operations........................................................................   48
  Costs Incurred in Connection with the Merger......................................   48
  Corporate Headquarters............................................................   48

Market Prices.......................................................................   49
  Rehabilicare......................................................................   49
  Staodyn...........................................................................   49

Business of Staodyn.................................................................   50
  General...........................................................................   50
  Recent Developments...............................................................   50
  Management's Discussion and Analysis of Financial Condition and Results of
    Operations......................................................................   50

Business of Rehabilicare............................................................   53
  General...........................................................................   53
  Management's Discussion and Analysis of
  Financial Condition and Results of Operations.....................................   53

Description of Rehabilicare Capital Stock
  General...........................................................................   55
  Common Stock......................................................................   55
  Preferred Stock...................................................................   55
  Minnesota Business Corporation Act................................................   56
  Transfer Agent and Registrar......................................................   56

Comparison of Stockholder Rights....................................................   56
  Business Combination and Supermajority Voting.....................................   56
  Dissenters' Rights................................................................   57
  Amendments to Charter and Bylaws..................................................   57
  Shareholder Action by Written Consent.............................................   58
  Number of Directors, Vacancies and Newly-Created Directorships....................   58
  Classification of Board...........................................................   59
  Special Meetings of Stockholders..................................................   59
  Quorum at Stockholders' Meetings..................................................   60
  Dividends.........................................................................   60
  General...........................................................................   60

Proposal to Approve Amendment to Rehabilicare Articles of Incorporation.............   61

Proposal To Approve The Rehabilicare 1998 Stock Incentive Plan......................   62

Ownership Of Rehabilicare Common Stock..............................................   67

Election Of Rehabilicare Directors..................................................   68
  Directors of Rehabilicare.........................................................   68
  Meetings of the Board and Certain Committees......................................   68
  Executive Officers................................................................   68
  Compliance With Section 16(a) of the Securities Exchange Act of 1934..............   69
  Executive Compensation............................................................   69
  Directors' Compensation...........................................................   70
  Long-Term Plan Incentive Awards...................................................   70

Independent Accountants.............................................................   71

Legal Opinions......................................................................   71

Experts.............................................................................   71

Stockholder Proposals...............................................................   71

Other Matters.......................................................................   71

Management And Additional Information...............................................   71

Financial Statements................................................................  F-1
  Consolidated Financial Statements of Staodyn at November 30, 1996 and for the Two
    Years then ended................................................................  F-2
  Consolidated Financial Statements of Staodyn at August 31, 1997 and for the Nine
    Months then ended...............................................................  F-17
  Consolidated Financial Statements of Rehabilicare at September 30, 1997 and for
    the Three Months then ended.....................................................  F-22
  Unaudited Pro Forma Condensed Combined Financial Statements.......................  F-26

Appendix A--Agreement and Plan of Merger
Appendix B--Section 262 of the Delaware General Corporation Law
Appendix C--Opinion of The Wallach Company, Inc.
Appendix D--Opinion of John G. Kinnard & Company, Incorporated
Appendix E--Rehabilicare 1998 Stock Incentive Plan

                                    SUMMARY

     THE INFORMATION BELOW IS QUALIFIED IN ITS ENTIRETY BY AND REFERENCE IS MADE TO, THE MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS, INCLUDING THE ACCOMPANYING APPENDICES AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT-PROSPECTUS. EACH STOCKHOLDER IS URGED TO READ THIS JOINT PROXY STATEMENT-PROSPECTUS AND THE EXHIBITS HERETO IN THEIR ENTIRETY AND WITH CARE.

GENERAL

     At the Rehabilicare Annual Meeting, Rehabilicare Stockholders are being asked to vote upon (1) a proposal to approve a Merger Agreement providing for the merger of Merger Subsidiary with and into Staodyn and the conversion of each outstanding share of Staodyn Common Stock into the right to receive
0.829 of a share of Rehabilicare Common Stock (with cash paid in lieu of fractional shares); (2) the election of four directors to serve until the next annual meeting of Rehabilicare stockholders, (3) the election of two additional directors to serve until the next annual meeting, but effective after consummation of the Merger and only if the Merger is completed, (4) a proposal to amend the Rehabilicare Articles to increase the number of authorized shares of Rehabilicare Common Stock to 30,000,000 (the "Charter Amendment") and (5) a proposal to approve the Rehabilicare Inc. 1998 Stock Incentive Plan (the "1998 Plan"). The approval of the Merger Agreement and the consummation of the Merger are not contingent upon approval of the other proposals. The election of four directors, the approval of the 1998 Plan and the approval of the Charter Amendment are not contingent on approval of the Merger Agreement. The election of two of the nominee-directors (Proposal No. 3 above), who are currently members of Staodyn's Board of Directors, is contingent upon consummation of the Merger. In the event the Merger is not consummated, two directorships will remain vacant until new directors are elected to fill such directorships. The Board of Directors of Rehabilicare is not aware of any other business to come before the Rehabilicare Annual Meeting.

     At the Staodyn Special Meeting, holders of Staodyn Stockholders will vote upon a proposal to approve the Merger Agreement.

THE COMPANIES

     REHABILICARE. Rehabilicare, a Minnesota corporation, is a designer, manufacturer and provider of electromedical pain management and rehabilitation products and services used for clinical, home health care and occupational medicine applications. Rehabilicare offers a number of electrotherapy devices for rehabilitation as well as several products for chronic and acute pain management. These products consist of small, portable, battery-powered electrical pulse generators which are connected by wires to electrodes placed on the skin. Rehabilitation products accounted for approximately 41% of Rehabilicare's total revenue in fiscal 1997 and 47% in fiscal 1996. Pain management products accounted for approximately 25% of Rehabilicare's total revenue in fiscal 1997 and 24% in fiscal 1996. The balance of Rehabilicare's revenue resulted from the sale of accessories used with treatment modalities. The principal executive offices of Rehabilicare are located at 1811 Old Highway 8, New Brighton, MN 55112, telephone number
(612) 631-0590.

     For further information concerning Rehabilicare, see "SELECTED HISTORICAL FINANCIAL DATA," and "BUSINESS OF Rehabilicare" herein and the Rehabilicare documents incorporated by reference herein as described under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

     STAODYN. Staodyn, a Delaware corporation, designs, develops, manufactures, and markets noninvasive electrotherapeutic devices, supplies, and accessories for use by physicians, physical therapists, athletic trainers, and their patients. Staodyn's electrotherapeutic products are used in the treatment of chronic and acute pain and neuromuscular rehabilitation. Staodyn's pain management products treat chronic and acute pain with transcutaneous electrical nerve stimulation or "TENS" that delivers carefully controlled pulses of electricity through the skin to sensory nerves, thereby relieving pain without the side effects often associated with drugs or surgery. Staodyn's muscle rehabilitation devices use neuromuscular electrical stimulation ("NMES") or pulsed direct current ("PDC") to speed recovery of normal function in muscle and other soft tissue affected by disease or trauma. The principal executive offices of Staodyn are located at 1225 Ken Pratt Boulevard, Longmont, Colorado 80501, telephone number (303) 772-3631.

     For further information concerning Staodyn, see "SELECTED HISTORICAL FINANCIAL DATA" and "BUSINESS OF STAODYN" herein and the Staodyn documents incorporated by reference herein as described under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

REHABILICARE ANNUAL MEETING AND VOTE REQUIRED

     The Rehabilicare Annual Meeting will be held on March 17, 1998, at 10:00 a.m. local time, at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota. At that time, the Rehabilicare Stockholders will be asked to vote upon (1) a proposal to approve the Merger Agreement, (2) the election of four directors to serve until the next annual meeting of Rehabilicare stockholders, (3) the election of two additional directors to serve until the next annual meeting, but effective after consummation of the Merger and only if the Merger is completed, (4) a proposal to approve the Charter Amendment and (5) a proposal to approve the 1998 Plan. The approval of the Merger Agreement and the consummation of the Merger are not contingent upon approval of the other proposals. The election of four directors, the approval of the 1998 Plan and the approval of the Charter Amendment are not contingent on approval of the Merger Agreement. The election of two of the nominee-directors (Proposal No. 3 above), who are currently members of Staodyn's Board of Directors, is contingent upon consummation of the Merger.
In the event the Merger is not consummated, two directorships will remain vacant until new directors are elected to fill such directorships.


     Only the record holders of Rehabilicare Common Stock at the close of business on February 6, 1998 (the "Rehabilicare Record Date") are entitled to notice of and to vote at the Rehabilicare Annual Meeting. On the Rehabilicare Record Date, there were approximately 375 holders of record of Rehabilicare Common Stock and 4,884,480 shares of Rehabilicare Common Stock outstanding. Each share of Rehabilicare Common Stock entitles its holder to one vote.


     Approval of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Rehabilicare Common Stock.
 Election of directors, approval of the Charter Amendment and approval of the 1998 Plan requires the affirmative vote of a majority of the shares of Rehabilicare Common Stock represented at the Rehabilicare Annual Meeting, provided that a quorum of holders of at least a majority of the outstanding shares is present or represented by proxy at the meeting. As of the Rehabilicare Record Date, directors and executive officers of Rehabilicare beneficially owned and were entitled to vote 282,946 shares of Rehabilicare Common Stock, or approximately 5.8% of the shares entitled to vote at the Rehabilicare Annual Meeting. It is currently expected that each such director and executive officer of Rehabilicare will vote the shares of Rehabilicare Common Stock he or she is entitled to vote for approval and adoption of the Merger Agreement and the other proposals described above. As of the Rehabilicare Record Date, directors and executive officers of Staodyn did not beneficially own any shares of Rehabilicare Common Stock. See "REHABILICARE ANNUAL MEETING," "ELECTION OF REHABILICARE DIRECTORS," "PROPOSAL TO APPROVE AMENDMENT TO REHABILICARE ARTICLES OF INCORPORATION," "PROPOSAL TO APPROVE THE REHABILICARE 1998 STOCK INCENTIVE PLAN" and "INDEPENDENT ACCOUNTANTS."

STAODYN SPECIAL MEETING AND VOTE REQUIRED

     The Staodyn Special Meeting will be held on March 17, 1998, at 9:00 a.m. local time, at the Raintree Plaza Hotel Conference Center, 1900 Ken Pratt Boulevard, Longmont, Colorado, at which time the holders of Staodyn Common Stock will be asked to approve the Merger Agreement. Only the record holders of Staodyn Common Stock at the close of business on

February 6, 1998 (the "Staodyn Record Date") are entitled to notice of and to vote at the Staodyn Special Meeting. On the Staodyn Record Date, there were 983 holders of record of Staodyn Common Stock and 6,658,477 shares of Staodyn Common Stock outstanding.


     The affirmative vote of the holders of a majority of the outstanding shares of Staodyn Common Stock entitled to vote is required to approve the Merger Agreement. As of the Staodyn Record Date, directors and executive officers of Staodyn beneficially owned and were entitled to vote 433,899 shares of Staodyn Common Stock, or approximately 6.5% of the shares entitled to vote at the Staodyn Special Meeting. It is currently expected that each such director and executive officer of Staodyn will vote the shares of Staodyn Common Stock he or she is entitled to vote for approval of the Merger Agreement. As of the Staodyn Record Date, directors and executive officers of Rehabilicare did not beneficially own any shares of Staodyn Common Stock. See "STAODYN SPECIAL MEETING."

THE MERGER

     The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions, Merger Subsidiary will be merged with and into Staodyn, Staodyn will continue as the Surviving Corporation, and the separate existence of Merger Subsidiary will cease. Pursuant to the Merger Agreement,
(1) each share of Staodyn Common Stock issued and outstanding immediately prior to the Effective Time (other than (a) any shares to be canceled pursuant to (2) and (b) any Dissenting Shares) will be converted into the right to receive 0.829 of a share (the "Exchange Ratio") of Rehabilicare Common Stock; (2) each share of Staodyn Common Stock issued and outstanding immediately prior to the Effective Time and owned by Rehabilicare, Merger Subsidiary or Staodyn or any direct or indirect subsidiary of Rehabilicare, Merger Subsidiary or Staodyn will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto; and (3) each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of Common Stock of Rehabilicare. The shares of Rehabilicare Common Stock issued to Staodyn Stockholders in connection with the Merger are sometimes referred to herein as the "Merger Consideration."

     Upon consummation of the Merger, each option or warrant to purchase shares of Staodyn Common Stock issued by Staodyn pursuant to any of its stock option plans or otherwise (each, a "Staodyn Stock Option") that is outstanding and unexercised immediately prior to the Effective Time will be converted automatically into an option to purchase shares of Rehabilicare Common Stock. The number of shares of Rehabilicare Common Stock purchasable upon the exercise of such Staodyn Stock Options will be equal to the product of the number of shares of Staodyn Common Stock underlying the Staodyn Stock Options multiplied by the Exchange Ratio and rounded down to the nearest whole share, and the exercise price per share of Rehabilicare Common Stock under each such Staodyn Stock Option will be adjusted by dividing the per share exercise price of each such Staodyn Stock Option by the Exchange Ratio and rounded upward to the nearest full cent. See "THE MERGER--Description of the Merger."

CONDITIONS TO THE MERGER

     The Merger is subject to the satisfaction of certain conditions, including among others, the approval of the Merger Agreement and the Merger by the holders of a majority of the outstanding shares of Staodyn Common Stock entitled to vote at the Staodyn Special Meeting and by the holders of a majority of the outstanding shares of Rehabilicare Common Stock entitled to vote at the Rehabilicare Annual Meeting, and the receipt of applicable authorizations, consents, orders or approvals from third parties. See "THE MERGER--Conditions to the Merger."

RECOMMENDATIONS OF BOARDS OF DIRECTORS

     THE BOARD OF DIRECTORS OF REHABILICARE (THE "REHABILICARE BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS

CONTEMPLATED THEREBY, THE CHARTER AMENDMENT AND THE 1998 PLAN. THE REHABILICARE BOARD BELIEVES THAT THE MERGER, THE CHARTER AMENDMENT AND THE 1998 PLAN ARE IN THE BEST INTERESTS OF REHABILICARE AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT REHABILICARE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND APPROVAL OF THE CHARTER AMENDMENT AND THE 1998 PLAN. FOR A DISCUSSION OF THE FACTORS CONSIDERED BY THE REHABILICARE BOARD IN REACHING ITS CONCLUSIONS, SEE "THE MERGER--BACKGROUND OF THE MERGER" AND "--REASONS OF REHABILICARE FOR THE MERGER."

     THE BOARD OF DIRECTORS OF STAODYN (THE "STAODYN BOARD") HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY. THE STAODYN BOARD BELIEVES THAT THE MERGER IS IN THE BEST INTERESTS OF STAODYN STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT STAODYN STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. FOR A DISCUSSION OF THE FACTORS CONSIDERED BY THE STAODYN BOARD IN REACHING ITS CONCLUSIONS, SEE "THE MERGER--BACKGROUND OF THE MERGER" AND "--REASONS OF STAODYN FOR THE MERGER."

OPINION OF REHABILICARE'S FINANCIAL ADVISOR

     John G. Kinnard & Company, Incorporated ("Kinnard"), has rendered to the Rehabilicare Board a written opinion, dated December 1, 1997, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio is fair to the holders of Rehabilicare Common Stock from a financial point of view. Such opinion was reconfirmed in writing as of the date of this Joint Proxy Statement-Prospectus. A copy of the opinion of Kinnard dated the date of this Joint Proxy Statement-Prospectus is attached hereto as Appendix D and should be read carefully in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion of Kinnard is directed to the Rehabilicare Board and relates only to the fairness of the Exchange Ratio from a financial point of view, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Rehabilicare Annual Meeting. See "THE MERGER--Opinion of Rehabilicare's Financial Advisor."

OPINION OF STAODYN'S FINANCIAL ADVISOR

     The Wallach Company, Inc. ("Wallach"), financial advisor to Staodyn, has rendered to the Staodyn Board a written opinion, dated December 1, 1997, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Exchange Ratio is fair to the holders of Staodyn Common Stock from a financial point of view. Such opinion was reconfirmed in writing as of the date of this Joint Proxy Statement-Prospectus. A copy of the opinion of Wallach dated the date of this Joint Proxy Statement-Prospectus is attached hereto as Appendix C and should be read carefully in its entirety with respect to the procedures followed, assumptions made, matters considered and limitations on the review undertaken in connection with such opinion. The opinion of Wallach is directed to the Staodyn Board and relates only to the fairness of the Exchange Ratio from a financial point of view, does not address any other aspect of the proposed Merger or any related transaction and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Staodyn Special Meeting. See "THE MERGER--Opinion of Staodyn's Financial Advisor."

EFFECTIVE TIME OF THE MERGER

     As soon as practicable after satisfaction or, to the extent permitted in the Merger Agreement, waiver of all conditions set forth below, the parties will cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger and the transactions contemplated by the Merger Agreement. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the "Effective Time"). See "THE MERGER--Effective Time."

WAIVER, AMENDMENT; TERMINATION

 The Merger Agreement may be changed or modified by the parties only by action taken by or on behalf of the respective boards of directors, reflected in a written amendment signed by the parties, at any time prior to the Effective Time; provided, however, that, after the approval of the Merger Agreement and the Merger by the stockholders of Staodyn, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Staodyn Common Stock will be converted upon consummation of the Merger. See "THE MERGER--Waiver and Amendment."

 The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of the Merger Agreement and the Merger by the stockholders of Staodyn or of
Rehabilicare: (1) by mutual written consent of each of Rehabilicare, Merger Subsidiary and Staodyn; (2) by either Rehabilicare, Merger Subsidiary or Staodyn if either (a) the Effective Time has not occurred on or before July 31, 1998 (except that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date) or (b) there is a law that makes consummation of the Merger illegal or otherwise prohibited or if any court or Governmental Entity has taken any action restraining, enjoining or otherwise prohibiting the Merger that has become final and unappealable; (3) by either Rehabilicare or Merger Subsidiary if the board of directors of Staodyn changes its recommendation of the Merger Agreement or the Merger or recommends any competing transaction, or resolves to do so; (4) by Staodyn if the board of directors of Rehabilicare changes its recommendation of the Merger Agreement or the Merger or recommends any competing transaction or resolves to do so; (5) by either Rehabilicare, Merger Subsidiary or Staodyn if the stockholders of Staodyn fail to approve the Merger Agreement; (6) by either Rehabilicare, Merger Subsidiary or Staodyn, if stockholders of Rehabilicare fail to approve the Merger Agreement; (7) by Staodyn, in the event of a material breach by Rehabilicare or Merger Subsidiary of any representation, warranty, covenant or agreement contained in the Merger Agreement (other than a breach of Rehabilicare or Merger Subsidiary due to the occurrence of a Material Adverse Effect arising solely due to the public announcement of the Merger) which has not been cured or is not curable by July 31, 1998; (8) by Rehabilicare, in the event of a material breach by Staodyn of any representation, warranty, covenant or agreement contained in the Merger Agreement (other than a breach of Staodyn due to the occurrence of a Material Adverse Effect arising solely due to the public announcement of the Merger) which has not been cured or is not curable by July 31, 1998; (9) by either Rehabilicare, Merger Subsidiary or Staodyn, if the average closing sale price per share of Rehabilicare Common Stock as reported on the Nasdaq National Market is less than $3.00 for the 10 trading days ending on the fifth day prior to the Closing; or (10) by Rehabilicare, if the number of shares held by the record holders of Staodyn Common Stock, who have properly asserted their rights to appraisal of such shares pursuant to Section 262 of Delaware Law, exceeds 165,000 shares of Staodyn Common Stock. See "THE MERGER--Termination" and "--Termination Fees."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

 The Merger is expected to qualify for federal income tax purposes as a tax-free reorganization. Staodyn has received an opinion from Chrisman, Bynum & Johnson, P.C., counsel to Staodyn, to the effect that the Merger will be treated as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code, as amended (the "Code"), subject to customary assumptions and representations. Consummation of the Merger is conditioned upon such opinion not having been withdrawn in any material respect prior to such consummation. Such opinion is not, however, binding on the Internal Revenue Service. If the Merger qualifies as a tax free reorganization, holders of the Staodyn Common Stock will generally recognize no gain or loss for federal income tax purposes as a result of the exchange of their shares of Staodyn Common Stock for shares of Rehabilicare Common Stock. EACH STAODYN STOCKHOLDER IS URGED TO

CONSULT HIS OR HER OWN TAX ADVISOR CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER, AS WELL AS ANY APPLICABLE STATE, LOCAL, FOREIGN
OR OTHER TAX CONSEQUENCES, BASED ON SUCH STOCKHOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES. See "THE MERGER--Certain Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

 Each of John R. South, Michael J. Newman, John L. Fenstermaker and David S. Hood, officers and managers of Staodyn, are parties to change of control agreements that provide them with certain benefits in the event of termination after the Merger and provide that all options they hold become exercisable after the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

MANAGEMENT AND OPERATIONS AFTER THE MERGER

 Although certain of the management officials of Staodyn may be retained, the Chief Executive Officer, Vice President of Finance and Vice President of Sales and Marketing of Rehabilicare will continue in such positions with the surviving corporation. Staodyn will become a wholly-owned subsidiary of Rehabilicare with the same management and board of directors as Rehabilicare.


EXPENSES AND TERMINATION FEES

 The Merger Agreement provides that if the Merger Agreement is terminated because of a material breach that is not a result of a competing transaction the breaching party must pay a fee of $1,000,000. If the Merger Agreement is terminated because (1) the board of directors of a party changes its recommendation of the Merger, (2) because the Stockholders of a party fail to approve the Merger when a competing transaction exists, or (3) because of a material breach of a representation, warranty, covenant or agreement contained in the Merger Agreement, which has not been cured or is not curable by July 31, 1998 and the breach giving rise to such termination is a result of a competing transaction, the other party must be paid a fee of $1,500,000.

 Each party to the Merger Agreement will bear all expenses incurred by it in connection with the Merger Agreement and the transactions contemplated thereby, except for the termination fee described above and except that printing, mailing and filing expenses related to the Registration Statement and the Joint Proxy Statement-Prospectus will be shared equally between Staodyn and Rehabilicare.

APPRAISAL/DISSENTERS' RIGHTS

 Holders of Rehabilicare Common Stock do not have appraisal rights under the Minnesota Business Corporation Act (the "MBCA") with respect to the Merger. Pursuant to Section 262 of the Delaware General Corporation Law ("DGCL"), holders of Staodyn Common Stock may elect to have the "fair value" of their shares of Staodyn Common Stock (determined in accordance with Delaware law) individually appraised and paid to them if the Merger is completed and if they comply with the requirements of Section 262 of the DGCL, a copy of which is attached hereto as Appendix B. See "THE MERGER--Appraisal and Dissenters' Rights."

ACCOUNTING TREATMENT

 It is intended that the Merger will be accounted for as a "pooling of interests" under generally accepted accounting principles. The obligation of Rehabilicare and Staodyn to consummate the Merger is conditioned upon receipt of letters from their respective independent accountants to the effect that the Merger may be accounted for in such manner. See "THE MERGER--Accounting Treatment" and "--Conditions."

MARKETS AND MARKET PRICES

      The Rehabilicare Common Stock is listed on the Nasdaq National Market under the symbol "REHB" and the Staodyn Common Stock is traded on the Nasdaq SmallCap Market under the symbol "SDYN." The following table sets forth the closing price per share of Rehabilicare Common Stock and the closing price per share of Staodyn Common Stock, as reported on the Nasdaq National Market and the Nasdaq SmallCap Market, respectively, and the "equivalent per share price" (as defined below) of Staodyn Common Stock as of December 1, 1997, the last trading day before Rehabilicare and Staodyn publicly announced the execution of the Merger Agreement and on February 11, 1998, the last trading day prior to the date of this Joint Proxy Statement-Prospectus. The "equivalent per share price" of Staodyn Common Stock as of each such date equals the closing price per share of Rehabilicare Common Stock on such date multiplied by the Exchange Ratio.

                                               MARKET PRICES PER SHARE
                                      -----------------------------------------
                                        REHABILICARE    STAODYN     EQUIVALENT
                                          COMMON        COMMON       PER SHARE
                                           STOCK         STOCK        PRICE
                                      --------------- ------------ ------------
            December 1, 1997........       $4.00          $2.25         $3.32
            February 11, 1998 ......       $3.00          $2.19         $2.49

 Rehabilicare Stockholders and holders of Staodyn Common Stock are urged to obtain current market quotations for Rehabilicare Common Stock and Staodyn Common Stock. Because the Exchange Ratio is fixed, a change in the market price of Rehabilicare Common Stock before the consummation of the Merger would affect the market value as of the Effective Time of the Rehabilicare Common Stock to be received in the Merger in exchange for Staodyn Common Stock. THERE CAN BE NO ASSURANCE AS TO THE MARKET PRICE OF REHABILICARE COMMON STOCK AT ANY TIME BEFORE THE EFFECTIVE DATE OR AT ANY TIME FOLLOWING THE EXCHANGE OF STAODYN COMMON STOCK FOR REHABILICARE COMMON STOCK PURSUANT TO THE MERGER.

COMPARATIVE RIGHTS OF STOCKHOLDERS

 Upon consummation of the Merger, holders of Staodyn Common Stock will become holders of Rehabilicare Common Stock. Staodyn is organized under the DGCL and the laws of the State of Delaware, while Rehabilicare is organized under the MBCA and laws of the State of Minnesota. Because of differences between the DGCL and the MBCA and between the provisions that are included in their charter documents, there are differences in the rights of the holders of Staodyn Common Stock, on one hand, and the holders of Rehabilicare Common Stock, on the other. For a discussion of certain similarities and differences between the rights of holders of Staodyn Common Stock and the rights of holders of Rehabilicare Common Stock, see "COMPARISON OF STOCKHOLDERS RIGHTS."

                     COMPARATIVE UNAUDITED PER SHARE DATA

 The following table sets forth selected comparative unaudited per share data for Rehabilicare on a historical and pro forma combined basis, and for Staodyn on a historical and pro forma equivalent basis, giving effect to the Merger using the pooling of interests method of accounting. For a description of the effect of pooling of interests accounting on the historical financial statements of Rehabilicare, see "THE MERGER--Accounting Treatment." The information set forth below is based on and derived from the consolidated historical financial statements of Rehabilicare and Staodyn and the unaudited pro forma condensed combined financial statements, including the respective notes thereto, incorporated by reference into, or appearing elsewhere in, this Joint Proxy Statement-Prospectus. This information should be read in conjunction with such historical financial statements and pro forma financial statements and the related notes thereto. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

 The per share data set forth herein are presented for comparative purposes only and are not necessarily indicative of the future combined financial position, the results of the future operations or the actual results or combined financial position of Rehabilicare that would have been achieved had the Merger been consummated as of the dates or for the periods indicated.

 While no assurance can be given, Rehabilicare and Staodyn expect that, following the Merger, the combined operations will achieve substantial benefits from the Merger including operating cost savings and revenue enhancements. However, the pro forma comparative unaudited per share data do not reflect any direct costs, potential savings or revenue enhancements which are expected to result from the consolidation of operations of Rehabilicare and Staodyn, and therefore, do not purport to be indicative of the results of future operations of Rehabilicare following the Merger.

                             REHABILICARE COMMON STOCK  STAODYN COMMON STOCK(1)
                             -------------------------  -----------------------
                                             PRO FORMA                PRO FORMA
BOOK VALUE(2):               HISTORICAL       COMBINED   HISTORICAL  EQUIVALENT
                             ----------      ---------   ----------  ----------
September 30, 1997.......... $  1.66          $  1.98     $  1.87      $  1.64
June 30, 1997...............    1.62             1.96        1.87         1.63

INCOME FROM
OPERATIONS(3)(4):

Three Months Ended
September 30, 1997.......... $  0.03          $  0.02     $  0.02      $  0.02

Year Ended:
 June 30, 1997..............    0.12             0.08        0.06         0.07
 June 30, 1996..............    0.06             0.04        0.04         0.04
 June 30, 1995..............    0.14             0.08        0.03         0.06
_________

(1) Historical book value information for Staodyn is as of August 31, 1997. Historical income from operations information for Staodyn is for the three months ended August 31, 1997, for the twelve months ended August 31, 1997, for the year ended November 30, 1996 and for the year ended November 30, 1995, respectively.

(2) The pro forma combined book values per share of Rehabilicare Common Stock are based upon the pro forma total common equity for Rehabilicare and Staodyn, divided by the total pro forma shares of Rehabilicare Common Stock assuming conversion of Staodyn Common Stock at the Exchange Ratio of 0.829 of a share of Staodyn Common Stock for each share of Rehabilicare Common Stock. The pro forma equivalent book values per share of Staodyn Common Stock represent the pro forma combined amounts multiplied by the Exchange Ratio. See "THE MERGER-- Description of the Merger."

(3) The pro forma combined income per share from continuing operations has been computed based on the average number of outstanding shares and common equivalent shares of Rehabilicare, and the average number of outstanding shares and common equivalent shares of Staodyn adjusted for the Exchange Ratio. The pro forma equivalent income per share of Staodyn stock represents the pro forma combined income per share multiplied by the Exchange Ratio. See "THE MERGER--Description of the Merger."

(4) The historical earnings per common share for Staodyn was based on the average number of common shares outstanding. The impact of common share equivalents, such as stock options, and other potentially dilutive securities is not material; therefore, they were not included in the historical Staodyn calculations.

                       SELECTED HISTORICAL FINANCIAL DATA

The following tables set forth certain selected historical consolidated financial information for Rehabilicare and Staodyn. The interim financial data is unaudited; however, in the opinion of each of the companies, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods. The selected historical financial data of Rehabilicare for the years ended June 30, 1995 through 1997 and the selected historical financial data of Staodyn for the years ended November 30, 1994 through 1996 were derived from the audited consolidated historical financial statements of Rehabilicare and Staodyn, respectively. The selected historical financial data for the three months ended September 30, 1997 and 1996 of Rehabilicare and the selected historical financial data for the nine months ended August 31, 1997 and 1996 of Staodyn were derived from the unaudited historical financial statements of Rehabilicare and Staodyn, respectively. This information should be read in conjunction with the audited consolidated historical financial statements of Rehabilicare and Staodyn, the pro forma selected historical financial data, and the unaudited pro forma condensed combined financial statements, including the respective notes thereto, incorporated by reference into, or appearing elsewhere in, this Joint Proxy Statement-Prospectus. See "AVAILABLE INFORMATION," "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE," "PRO FORMA SELECTED HISTORICAL FINANCIAL DATA" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

                     SELECTED HISTORICAL FINANCIAL DATA OF
                               REHABILICARE INC.

                                              THREE MONTHS
                                          ENDED SEPTEMBER 30,                YEAR ENDED JUNE 30,
                                        -------------------------  ----------------------------------------
STATEMENT OF OPERATIONS DATA:              1997         1996           1997         1996          1995
                                        -----------   -----------  ------------   -----------   -----------
Net Sales............................   $ 2,929,902   $ 2,344,760  $ 10,991,105   $ 8,703,418   $ 9,249,029

Income from Operations...............       294,912       299,779     1,020,728       664,563       953,531

Interest Income (Expense)............       (56,787)      (71,860)     (249,233)     (231,632)      (80,645)

Other Income (Expense)...............         6,710         6,252        57,247        14,332        (4,774)

Provision for Income Taxes...........        83,000        84,000       265,000       165,000       228,000
                                        -----------   -----------  ------------   -----------   -----------

 Net Income..........................   $  161,835    $  150,171    $  563,742    $  282,263    $  640,112
                                        -----------   -----------  ------------   -----------   -----------
                                        -----------   -----------  ------------   -----------   -----------

Net Income Per Share.................        $0.03    $     0.03         $0.12    $     0.06    $     0.14

Dividends Per Common Share...........         -0-          -0-           -0-           -0-            -0-

Weighted Average Number of
    Common Shares Outstanding........     4,948,443     4,856,757     4,886,714    4,868,633       4,685,733


                                             SEPTEMBER 30,                           JUNE 30,
                                        -------------------------  ----------------------------------------
BALANCE SHEET DATA:                       1997           1996           1997           1996         1995
                                        -----------   -----------  ------------   -----------   -----------
Total Current Assets.................   $ 9,375,337   $ 9,012,125  $  9,218,629   $ 8,894,730   $ 7,744,055

Total Assets.........................    11,864,582    11,386,177    11,602,054    11,321,810    10,248,341

Long-term Obligations................     1,882,779     2,174,858     1,957,834     2,251,908     1,904,211

Stockholders' Equity.................     8,072,086     7,338,069     7,886,719     7,184,836     6,748,958



                      SELECTED HISTORICAL FINANCIAL DATA OF
                                   STAODYN, INC.

                                             NINE MONTHS
                                           ENDED AUGUST 31,                   YEAR ENDED NOVEMBER 30,
                                     ----------------------------  -------------------------------------------
                                          1997           1996           1996           1995           1994
                                     -------------  -------------  -------------  -------------  -------------
STATEMENT OF OPERATIONS DATA:

Net Sales . . . . . . . . . . . . .  $ 15,699,741   $ 13,668,866   $ 18,943,519   $ 18,371,001   $ 16,596,771

Income (Loss) From Operations . . .       303,677        153,631        311,695        276,677     (1,243,379)

Net Interest Income (Expense) . . .       (43,827)       (47,356)       (65,192)      (120,483)      (139,113)

Other Income (Expense). . . . . . .         3,174          7,218         10,312         47,462         60,038

Provision for Income Taxes. . . . .         --             --             --             --             --
                                     -------------  -------------  -------------  -------------  -------------

Net Income (Loss) . . . . . . . . .  $    263,024   $    113,493   $    256,815   $    203,656   $ (1,322,454)
                                     -------------  -------------  -------------  -------------  -------------
                                     -------------  -------------  -------------  -------------  -------------

Net Income (Loss) Per Share . . . .  $       0.04   $       0.02   $       0.04   $       0.03   $       (.24)

Dividends Per Common
  Share . . . . . . . . . . . . . .           -0-            -0-            -0-            -0-             -0-

Weighted Average Number of
  Common Shares Outstanding . . . .     6,644,587      6,412,685      6,469,618      6,286,260      5,424,776

                                               AUGUST 31,                          NOVEMBER 30,
                                     ----------------------------  -------------------------------------------
                                          1997           1996           1996           1995           1994
                                     -------------  -------------  -------------  -------------  -------------
BALANCE SHEET DATA:

Total Current Assets. . . . . . . .  $ 12,330,264   $ 11,812,007   $ 12,302,543   $ 11,042,209   $ 10,356,835

Total Assets. . . . . . . . . . . .    15,508,794     15,388,255     15,654,452     14,742,900     14,823,116

Long-term Obligations . . . . . . .     1,484,876      1,297,234      1,258,146      1,461,959      1,676,800

Stockholders' Equity. . . . . . . .    12,542,441     12,205,738     12,293,716     11,671,368     11,335,845


For information regarding the earnings of Staodyn for the year ended November 30, 1997, see "BUSINESS OF STAODYN -- Recent Developments."

                  PRO FORMA SELECTED HISTORICAL FINANCIAL DATA
           REFLECTING THE MERGER OF REHABILICARE INC. AND STAODYN, INC.

     The following unaudited pro forma selected financial data gives effect to the merger of Rehabilicare and Staodyn to be accounted for as a pooling of interests. The unaudited pro forma balance sheet data is based upon combining the balance sheets of Rehabilicare as of September 30, 1997 and 1996 and June 30, 1997, 1996 and 1995 with the balance sheets of Staodyn as of August 31, 1997 and 1996, August 31, 1997 and November 30, 1996 and 1995, respectively. The unaudited pro forma condensed income statement gives effect to the proposed merger of Rehabilicare and Staodyn by combining the results of operations of Rehabilicare for the three months ended September 30, 1997 and 1996 and for the three years ended June 30, 1997 with the results of operations of Staodyn for the three months ended August 31, 1997 and 1996, for the year ended August 31, 1997 and for the two years ended November 30, 1996, respectively, on a pooling of interests basis. The operations of Staodyn for the three months ended November 30, 1996, resulting in sales of $5.3 million and net income of $89,000, have been included in the pro forma statements of income for the years ended June 30, 1997 and 1996. The unaudited pro forma selected financial data should be read in conjunction with the historical financial statements and notes thereto of Rehabilicare and Staodyn. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE" and "UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS."

     The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have been achieved if the Merger had been consummated as of the beginning of the periods indicated, nor is it necessarily indicative of future financial position or results of operations. The pro forma income statement items and related per share amounts do not include anticipated revenue enhancements, operating cost savings or the after-tax impact of merger-related costs expected as a result of the Merger.


                                             THREE MONTHS
                                          ENDED SEPTEMBER 30,                   YEAR ENDED JUNE 30,
                                     ----------------------------  -------------------------------------------
                                          1997           1996           1997           1996           1995
                                     -------------  -------------  -------------  -------------  -------------
STATEMENT OF OPERATIONS DATA:

Net Sales and Rental Revenue. . . .  $  8,208,094   $  7,179,251  $  31,965,499  $  27,646,937  $  27,620,030

Income from Operations. . . . . . .       422,326        366,338      1,482,469        976,258      1,230,208

Net Income. . . . . . . . . . . . .       232,156        183,605        815,677        441,488        766,379

Net Earnings Per Share. . . . . . .          0.02           0.02           0.08           0.04           0.08

Dividends Per Common Share. . . . .           -0-            -0-            -0-            -0-            -0-

Weighted Average Number of
  Common Shares Outstanding . . . .    10,455,021     10,261,739     10,394,337     10,231,946      9,897,043

                                             SEPTEMBER 30,                           JUNE 30,
                                     ----------------------------  -------------------------------------------
                                          1997           1996           1997           1996           1995
                                     -------------  -------------  -------------  -------------  -------------
BALANCE SHEET DATA:

Total Current Assets . . . . . . .   $ 21,705,601   $ 20,824,132   $ 21,548,893   $ 21,197,273   $ 18,786,264

Total Assets . . . . . . . . . . .     27,373,376     26,774,432     27,110,848     26,976,262     24,991,241

Long-term Obligations. . . . . . .      3,367,655      3,472,092      3,442,710      3,510,054      3,366,170

Stockholders' Equity . . . . . . .     20,614,527     19,543,807     20,429,160     19,478,552     18,420,326

                            STAODYN SPECIAL MEETING
GENERAL

     This Joint Proxy Statement-Prospectus is being furnished to Staodyn Stockholders as part of the solicitation of proxies by the Staodyn Board for use at the Staodyn Special Meeting to be held on March 17, 1998 at the Raintree Plaza Hotel Conference Center, 1900 Ken Pratt Boulevard, Longmont, Colorado. This Joint Proxy Statement-Prospectus and the accompanying Proxy Card are first being mailed to holders of Staodyn Common Stock on or about February 12, 1998.

     The purpose of the Staodyn Special Meeting is to vote upon (1) a proposal to approve the Merger Agreement, pursuant to which, among other things, (a) a wholly-owned subsidiary of Rehabilicare will be merged with and into Staodyn, (b) Staodyn will become a wholly-owned subsidiary of Rehabilicare, and (c) each outstanding share of Staodyn Common Stock will be converted into the right to receive 0.829 of a share of Rehabilicare Common Stock (with cash paid in lieu of fractional shares).

     Pursuant to the Merger Agreement, holders of Staodyn Common Stock would be entitled to receive 0.829 of a share of Rehabilicare Common Stock for each share of Staodyn Common Stock held as of the Effective Date. Based on (1) the 6,658,477 shares of Staodyn Common Stock outstanding on the Staodyn Record Date (as defined herein), (2) the 521,332 shares of Staodyn Common Stock issuable upon the exercise of outstanding stock options and warrants on such date and (3) the Exchange Ratio of 0.829, approximately 5,952,061 shares of Rehabilicare Common Stock are expected to be issued in the Merger or to be issuable following the Merger upon the exercise of the Rehabilicare options and warrants into which outstanding Staodyn options and warrants will be converted in connection with the Merger.

     The Merger is subject to a number of conditions, including the receipt of stockholder approvals. See "THE MERGER--Conditions."

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     Staodyn Stockholders as of the Staodyn Record Date are entitled to notice of and to vote at the Staodyn Special Meeting and any adjournment or postponement thereof. Accordingly, only holders of record of shares of Staodyn Common Stock at the close of business on such date will be entitled to vote at the Staodyn Special Meeting and any adjournment or postponement thereof, with each share entitling its owner to one vote on all matters properly presented at the Staodyn Special Meeting and any adjournment or postponement thereof. On the Staodyn Record Date, there were approximately 983 holders of record of the 6,658,477 shares of Staodyn Common Stock then outstanding.

     Although the Staodyn Bylaws require the presence, in person or by proxy, of not less than one-third of the total number of outstanding shares of Staodyn Common Stock entitled to vote at the Staodyn Special Meeting for purposes of a quorum at the Staodyn Special Meeting, under Delaware law, the Merger Agreement must be approved by the holders of a majority of the outstanding shares of Staodyn Common Stock. Such approval would also satisfy the Nasdaq SmallCap Market requirement that the issuance of Rehabilicare Common Stock contemplated by the Merger Agreement must be approved by a majority of the votes cast at the Staodyn Special Meeting and that at least 50% of the votes entitled to be cast on the matter are voted at the Staodyn Special Meeting.

     If an executed Proxy Card is returned and the stockholder has explicitly abstained from voting on any matter, the shares represented by such proxy will be considered present at the Staodyn Special Meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. Under the rules of the Nasdaq SmallCap Market, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers without specific instructions from such customers. Given that the DGCL requires the affirmative vote of the holders of a majority of the outstanding shares of Staodyn Common Stock to approve the Merger Agreement, any abstention and any failure of such customers to provide specific instructions with respect to their shares of Staodyn Common Stock to their broker will have the same effect as a vote against the approval of the Merger Agreement. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE STAODYN SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

     It is currently expected that all of the 433,899 shares of Staodyn Common Stock which the directors and executive officers of Staodyn beneficially owned and were entitled to vote as of the Staodyn Record Date (6.5% of the total number of outstanding shares of Staodyn Common Stock as of such date) will be voted for approval of the Merger Agreement. As of the Staodyn Record Date, John H. P. Maley held a total of 10,000 shares of Staodyn Common Stock, all of which he intended to vote in favor of the Merger. No other director or executive officer of Rehabilicare beneficially owned any shares of Staodyn Common Stock at such date.

     If the accompanying Proxy Card is properly executed and returned to Staodyn in time to be voted at the Staodyn Special Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT. The Staodyn Board does not know of any matters other than those described in the notice of the Staodyn Special Meeting that are to come before the Staodyn Special Meeting. If any other matters are properly brought before the Staodyn Special Meeting, including, among other things, a motion to adjourn or postpone the Staodyn Special Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Merger Agreement or to permit dissemination of information regarding material developments relating to the Merger or otherwise germane to the Staodyn Special Meeting, one or more of the persons named in the Proxy Card will vote the shares represented by such proxy upon such matters as determined in their discretion; provided, however, that no proxy that is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement for the purpose of soliciting additional proxies.

     The presence of a stockholder at the Staodyn Special Meeting will not automatically revoke such stockholder's proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving written notice of such revocation to the Secretary of Staodyn at any time before it is voted, by delivering to Staodyn a duly executed, later-dated proxy or by attending the Staodyn Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of Staodyn proxies should be addressed to Michael J. Newman, Secretary, Staodyn, Inc., 1225 Ken Pratt Boulevard, Longmont, Colorado 80501.

     The cost of soliciting proxies for the Staodyn Special Meeting will be borne by Staodyn, except that the cost of preparing and mailing this Joint Proxy Statement-Prospectus (except legal and accounting fees, which will be borne by the respective parties) will be borne equally by Rehabilicare and Staodyn. In addition to use of the mails, proxies may be solicited personally or by telephone, facsimile or other means of communication by directors, officers and employees of Staodyn, who will not be specially compensated for such activities, but who may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Staodyn will also request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. Staodyn will reimburse such persons for their reasonable expenses incurred in that connection.

RECOMMENDATION OF STAODYN BOARD

     The Staodyn Board has unanimously approved the Merger Agreement and the transactions contemplated thereby. The Staodyn Board believes that the Merger is in the best interests of Staodyn stockholders and unanimously recommends that Staodyn Stockholders vote "FOR" approval of the Merger Agreement. See "THE MERGER--Reasons of Staodyn for the Merger."

                          REHABILICARE ANNUAL MEETING

GENERAL

     This Joint Proxy Statement-Prospectus is being furnished to holders of Rehabilicare Common Stock as part of the solicitation of proxies by the Rehabilicare Board for use at the Rehabilicare Annual Meeting to be held on March 17, 1998 at 10:00 a.m., local time, at the Minneapolis Club, 729 Second Avenue South, Minneapolis, Minnesota. This Joint Proxy Statement-Prospectus and the accompanying Proxy Card are first being mailed to holders of Rehabilicare Common Stock on or about February 12, 1998.

     The purpose of the Rehabilicare Annual Meeting is to vote upon (i) a proposal to approve the Merger Agreement, (ii) the election of four directors to serve until the next annual meeting of Rehabilicare's stockholders, (iii) the election of two additional directors to serve until the next annual meeting, but effective after consummation of the Merger and only if the Merger is completed, (iv) a proposal to amend the Articles of Incorporation of Rehabilicare to increase the number of authorized shares of common stock to 30,000,000 (the "Charter Amendment") and (v) a proposal to approve the Rehabilicare Inc. 1998 Stock Incentive Plan (the "1998 Plan").

     The Merger is subject to a number of conditions, including the receipt of stockholder approvals. See "THE MERGER--Conditions."

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     Holders of Rehabilicare Common Stock as of the Rehabilicare Record Date are entitled to notice of and to vote at the Rehabilicare Annual Meeting and any adjournments or postponements thereof. Accordingly, only holders of record of shares of Rehabilicare Common Stock at the close of business on such date will be entitled to vote at the Rehabilicare Annual Meeting and any adjournments or postponements thereof, with each share entitling its owner to one vote on all matters properly presented at the Rehabilicare Annual Meeting and any adjournments or postponements thereof. On the Rehabilicare Record Date, there were 375 holders of record of the 4,884,480 shares of Rehabilicare Common Stock then outstanding. Under Minnesota law, the Merger Agreement must be approved by the holders of a majority of outstanding shares of Rehabilicare Common Stock. A majority of the shares of Rehabilicare Common Stock represented at the Rehabilicare Annual Meeting may elect Directors of Rehabilicare and may approve the 1998 Plan and the Charter Amendment, provided a quorum of at least a majority of the votes entitled to be cast at the meeting is present.

     If an executed Proxy Card is returned and the stockholder has explicitly abstained from voting on any matter, the shares represented by such proxy will be considered present at the Rehabilicare Annual Meeting for purposes of determining the presence of a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter. In addition, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers on matters other than the election of directors without specific instructions from such customers. Given that the MBCA requires the affirmative vote of the holders of a majority of the outstanding shares of Rehabilicare Common Stock entitled to vote on the proposal to approve the Merger Agreement, if such customers fail to provide specific instructions with respect to their shares of Rehabilicare Common Stock to their broker or such stockholders explicitly abstain from voting on the proposals, the effect will be the same as a vote against the approval of the Merger Agreement. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE REHABILICARE ANNUAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

     It is currently expected that all of the 282,946 shares of Rehabilicare Common Stock which the directors and executive officers of Rehabilicare beneficially owned and were entitled to vote as of the Rehabilicare Record Date (5.8% of the total number of outstanding shares of Rehabilicare

Common Stock as of such date) will be voted for approval of the Merger Agreement. As of the Rehabilicare Record Date, directors and executive officers of Staodyn did not beneficially own any shares of Rehabilicare Common Stock entitled to be voted at the Rehabilicare Annual Meeting.

    If the accompanying Proxy Card is properly executed and returned to Rehabilicare in time to be voted at the Rehabilicare Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. EXECUTED BUT UNMARKED PROXIES WILL BE VOTED FOR APPROVAL OF THE MERGER AGREEMENT, FOR ELECTION OF THE DIRECTORS, FOR APPROVAL OF THE 1998 PLAN, AND FOR APPROVAL OF THE CHARTER AMENDMENT. The Rehabilicare Board does not know of any matters other than those described in the notice of the Rehabilicare Annual Meeting that are to come before the Rehabilicare Annual Meeting. If any other matters are properly brought before the Rehabilicare Annual Meeting, including, among other things, a motion to adjourn or postpone the Rehabilicare Annual Meeting to another time and/or place for the purpose of soliciting additional proxies in favor of the proposal to approve the Merger Agreement or to permit dissemination of information regarding material developments relating to the Merger or otherwise germane to the Rehabilicare Annual Meeting, one or more of the persons named in the Proxy Card will vote the shares represented by such proxy upon such matters as determined in their discretion; provided, however, that no proxy that is voted against the proposal to approve the Merger Agreement will be voted in favor of any such adjournment or postponement for the purpose of soliciting additional proxies.

    The presence of a stockholder at the Rehabilicare Annual Meeting will not automatically revoke such stockholder's proxy. Any proxy given pursuant to this solicitation may be revoked by the person giving it by giving written notice of such revocation to the Chief Executive Officer of Rehabilicare at any time before it is voted, by delivering to Rehabilicare a duly executed, later-dated proxy, by delivering to any other person a duly executed, later dated proxy that such other person uses to vote at the Rehabilicare Annual Meeting or by attending the Rehabilicare Annual Meeting and voting in person.
 All written notices of revocation and other communications with respect to revocation of Rehabilicare proxies should be addressed to David Kaysen, Chief Executive Officer, Rehabilicare Inc., 1811 Old Highway 8, New Brighton, Minnesota 55112.

    The cost of soliciting proxies for the Rehabilicare Annual Meeting will be borne by Rehabilicare, except that the cost of preparing and mailing this Joint Proxy Statement-Prospectus (except legal and accounting fees, which will be borne by the respective parties) will be borne equally by Rehabilicare and Staodyn. In addition to use of the mails, proxies may be solicited personally or by telephone, facsimile or other means of communication by directors, officers and employees of Rehabilicare, who will not be specially compensated for such activities, but who may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Rehabilicare also will request persons, firms and companies holding shares in their names or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. Rehabilicare will reimburse such persons for their reasonable expenses incurred in that connection.

RECOMMENDATION OF REHABILICARE BOARD

    The Rehabilicare Board has unanimously approved the Merger Agreement and the transactions contemplated thereby. The Rehabilicare Board believes that the Merger Agreement is in the best interests of Rehabilicare and its stockholders and unanimously recommends that Rehabilicare Stockholders vote "FOR" approval of the Merger Agreement. See "THE MERGER--Reasons of Rehabilicare for the Merger," "PROPOSAL TO APPROVE THE REHABILICARE 1998 STOCK INCENTIVE PLAN" and "PROPOSAL TO APPROVE AMENDMENT TO REHABILICARE ARTICLES OF INCORPORATION."

                                 THE MERGER

    THE FOLLOWING SUMMARY OF CERTAIN TERMS AND PROVISIONS OF THE MERGER AGREEMENT, WHICH DESCRIBES ALL MATERIAL TERMS AND PROVISIONS THEREOF, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE OTHER INFORMATION CONTAINED ELSEWHERE IN THIS JOINT PROXY STATEMENT-PROSPECTUS INCLUDING THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. A COPY OF THE MERGER AGREEMENT (EXCLUDING THE EXHIBITS AND SCHEDULES THERETO) IS SET FORTH IN APPENDIX A TO THIS JOINT PROXY STATEMENT-PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE, AND REFERENCE IS MADE THERETO FOR A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER. STOCKHOLDERS ARE URGED TO READ THE MERGER AGREEMENT AND EACH OF THE OTHER APPENDICES HERETO CAREFULLY.

DESCRIPTION OF THE MERGER

    The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions, Merger Subsidiary will be merged with and into Staodyn, Staodyn will continue as the Surviving Corporation, and the separate existence of Merger Subsidiary will cease. Pursuant to the Merger Agreement,
(1) each share of Staodyn Common Stock issued and outstanding immediately prior to the Effective Time (other than (a) any shares to be canceled pursuant to (2) and (b) any Dissenting Shares) will be converted into the right to receive 0.829 of a share (the "Exchange Ratio") of Rehabilicare Common Stock; (2) each share of Staodyn Common Stock issued and outstanding immediately prior to the Effective Time and owned by Rehabilicare, Merger Subsidiary or Staodyn or any direct or indirect subsidiary of Rehabilicare, Merger Subsidiary or Staodyn will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto; and (3) each share of common stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of Rehabilicare Common Stock.

BACKGROUND OF THE MERGER

    Rehabilicare has perceived for several years a need to increase its size in order to achieve economies of scale in operating and administrative expense, to accommodate meaningful levels of development expense, to achieve better sales penetration in its relevant markets and to enhance the growth it achieved through product innovation. Toward this end, Rehabilicare has explored potential business combinations with several other companies in its industry during the past few years. Specifically, during fiscal 1996 Rehabilicare had preliminary discussions regarding the acquisition of an iontophoresis device manufacturer and a distributer of both iontophoresis and electromedical products, neither of which were pursued.

    Rehabilicare and Staodyn have been in contact for a number of years and have discussed the advisability of a combination a number of times. During 1992, Rehabilicare contacted Staodyn and discussed the possibility of an alliance. Nevertheless, because of disagreement as to the structure of management these discussions never progressed beyond an initial meeting. Rehabilicare initiated contact regarding combination discussions with Staodyn again, and met with the President and Chief Executive Officer of Staodyn in Longmont, Colorado in February 1994. Subsequent to these discussions, Rehabilicare met with the Vice President--Finance and Vice President--Operations of Staodyn in Minneapolis. Although the Board of Directors of both corporations discussed a potential transaction in March 1994, discussions were curtailed because of market price volatility in their respective shares and uncertainty about future pricing.

    David Kaysen, the Chief Executive Officer of Rehabilicare, made contact again with W. Bayne Gibson, former Chairman of Staodyn, in November 1996 when Mr. Gibson was in Minneapolis. Although Mr. Kaysen again indicated his interest in pursuing combination discussions, noting, among other things, the consolidation that was occurring in the industry, Mr. Gibson indicated that Staodyn had only recently retained new management and wished to allow such management to pursue its own strategy of increasing the value of Staodyn's common stock. Nevertheless, Mr. Gibson acknowledged the advantages of a combination and agreed to discuss the matter further after a period of several months.

    In February 1997, Mr. Kaysen called Staodyn and arranged to meet with Mr. Gibson and Mr. South, President and Chief Executive Officer of Staodyn, in Boulder, Colorado. Mr. Kaysen spent several hours discussing the potential for a combination. Mr. Gibson and Mr. South agreed that consolidation in the industry was inevitable and that Rehabilicare was a logical acquisition partner because of its complementary business, sales territories and size. Nevertheless, Mr. South in particular indicated that he desired time to allow the business plan he had created for Staodyn to be implemented.

    Mr. Kaysen continued to urge Staodyn to seriously consider the combination opportunity, and sent a series of facsimile messages to directors of Staodyn urging discussions, including facsimiles on February 24, 1997, March 14, 1997 and April 9, 1997. The general tenor of these facsimiles was that Mr. Kaysen believed that the stockholders of Staodyn would experience more rapid appreciation in the value of their shares, and more stable long-term appreciation, in a combined company. The Staodyn Board considered these communications at its meeting of March 25, 1997 and discussed generally their fiduciary obligations to stockholders and the pricing that would be required to entice them into combination discussions. The Staodyn Board appointed a committee consisting of Frederick Ayers, Patrick Crane, John South and Michael Newman to correspond with Rehabilicare and to seek the advice of counsel regarding the Staodyn Board's obligations in response.

    The Rehabilicare Board considered general pricing parameters, and the possibility of a combination with Staodyn, at its regular board meeting on May 6, 1997. Mr. Kaysen distributed financial information relating to Staodyn, noting that he understood that sales of Staodyn were most strong in geographies in which Rehabilicare was not strong. He explained that the businesses of Rehabilicare and Staodyn were similar, and that their products were complementary. He reviewed with the Rehabilicare Board the balance sheet and income statements of Staodyn, and presented very preliminary, internally prepared combined statements. He presented to the Rehabilicare Board a letter he proposed to send to Staodyn indicating that Rehabilicare desired to proceed with a diligence investigation and proposing to execute confidentiality agreements. The Rehabilicare Board authorized Mr. Kaysen to propose further due diligence and execution of a confidentiality agreement with Staodyn.

    At a regularly scheduled meeting of its Board of Directors on May 21, 1997, outside counsel advised the Staodyn Board of Directors as to their fiduciary obligations in connection with a business combination. The Staodyn Board discussed at length the advantages and disadvantages of continuation of discussions with Rehabilicare, with particular focus on the course of action likely to be most advantageous to Staodyn's stockholders. The Staodyn Board authorized two directors of Staodyn to meet with directors of Rehabilicare to consider whether there was cause for continued discussion.

    Mr. Kaysen and Mr. Wingrove met with Mr. Ayers and Mr. South, in Minneapolis on May 28, 1997 and discussed further Rehabilicare's desire to move forward with an informational investigation. Mr. Kaysen presented Staodyn with a confidentiality agreement at such meeting and discussed what he perceived as the advantages of the combination. Mr. Ayers and Mr. South discussed with Mr. Kaysen the likely effect of combining the two corporate cultures.

    At a special meeting held June 6, 1997, Mr. South and Mr. Ayers reported to the Staodyn Board the substance of their discussions with Mr. Kaysen. The Staodyn Board authorized execution of the confidentiality agreement, authorized officers to begin interviewing financial advisors and established persons responsible for Staodyn's diligence investigation. The Staodyn Board also discussed generally the exchange rate they believed was appropriate.

    Rehabilicare and Staodyn executed a confidentiality agreement on June 11, 1997. Rehabilicare sent to Staodyn a preliminary due diligence request list on June 11, 1997 and commenced its diligence investigation shortly thereafter and began forwarding information to Staodyn. Rehabilicare also solicited, and received on June 11, 1997, a proposal from John G. Kinnard & Company, Incorporated ("Kinnard") for its retention as financial advisor in connection with the proposed transaction.

    At a regular meeting of the Rehabilicare Board held on June 25, 1997, Mr. Kaysen reported on his discussions with the Staodyn Board and on initial impressions from the diligence investigation. The Rehabilicare Board authorized the retention of Kinnard as financial advisor and discussed plans as to Rehabilicare's diligence investigation, providing several specific questions to pursue. The Board engaged in a prolonged discussion regarding the advisability of the transaction, particularly in light of the difference in expectations between the companies as to the exchange ratio.

    On July 8, 1997, Mr. Newman met with Wallach to discuss the use of Wallach's advisory services to evaluate strategic alternatives to maximize Staodyn's share value, including a possible business combination with Rehabilicare. The potential combination was discussed again at the regularly scheduled meeting of the Staodyn Board on July 10, 1997. The Staodyn Board considered comparisons of the business operations and assets of the two entities and statistical information on Staodyn's performance versus other competitors in the industry.

    At a special meeting of the Rehabilicare Board held July 21, 1997, the board members discussed with officers and with Kinnard financial information regarding Staodyn, Rehabilicare, pro forma combined operations, comparable combinations, and potential methods of valuation that might be employed. The Rehabilicare Board also discussed with officers the facilities planning they would use if such a combination were completed and integration plans they would implement. The Rehabilicare Board authorized the officers to further confirm to Staodyn that, subject to continued investigation, Rehabilicare was interested in further pursuing discussion.

    On August 9, 1997, at the request of Mr. Newman, Wallach issued a proposal letter to Staodyn outlining the advisory services it could provide to Staodyn's Board of Directors in the evaluation of strategic alternatives to maximize Staodyn share value, including a possible business combination with Rehabilicare. This proposal letter also outlined the fees and expenses associated with the various advisory services offered.

    Rehabilicare forwarded a portion of the analysis it had prepared to Staodyn for its consideration and continued to pursue discussions with Staodyn through August 1997. On August 22, 1997, Rehabilicare directors received financial information based on input from Staodyn relative to the projections, together with a preliminary contribution analysis. The Rehabilicare Board considered these materials at a meeting held on August 25, 1997. The Rehabilicare Board discussed at length the level of pricing that the materials implied would be fair to Rehabilicare's stockholders and the dependence of such pricing on performance of the combined entity.

    On August 27, 1997, the Staodyn Board met and authorized the retention of Wallach as its financial advisor. The Staodyn Board also discussed the financial information given to it by Rehabilicare and additional information prepared by its officers. The preliminary financial information was compared to the potential appreciation that Staodyn might achieve by following its business plan. The Staodyn Board authorized officers to advise Rehabilicare that they were interested in proceeding, but that a more specific proposal was required before further action would be taken.

    On September 10, 1997, the Rehabilicare Board met to consider a draft of a letter of intent prepared by Rehabilicare officers for presentation to Staodyn. Counsel to Rehabilicare was present and advised the Rehabilicare Board as to their fiduciary obligations to stockholders, as well as the steps required to complete a transaction of the type contemplated. The Rehabilicare Board discussed the impact of such a combination on employees, on contractual relations, on sales staff, on facilities and on share price. After considerable discussion among directors as to the appropriateness of pricing, the Rehabilicare Board authorized the officers to present the letter to Staodyn.

    The proposed letter was delivered to Staodyn on September 11, 1997. Staodyn never executed the letter, but instead requested that Wallach prepare an analysis of the terms of the letter for presentation at its regular board meeting to be held October 23, 1997. On September 22, 1997, Staodyn executed a letter agreement retaining Wallach to act as exclusive advisor to Staodyn regarding the potential combination with Rehabilicare and also to evaluate other alternatives that the stockholders of Staodyn might have regarding maximizing share value.

    At the meeting of the Staodyn Board held October 23, 1997, the Staodyn Board received and considered a detailed presentation from Wallach, including the following: (i) a valuation analysis of Staodyn as an independent entity,
(ii) an overview of the electrotherapy market, (iii) a comparison of Staodyn to other competitors in the electrotherapy market, including Rehabilicare,
(iv) a financial and strategic analysis of the potential combination of Staodyn and Rehabilicare, including an examination of various potential synergies and consolidation savings, (v) a discussion and analysis of other potential business combinations which may be considered as alternatives to the potential business combination of Staodyn and Rehabilicare, and (vi) an analysis of the terms and conditions of the proposed letter of intent dated September 10, 1997. The Board authorized the officers to notify Rehabilicare that it would be interested in proceeding toward the preparation of a definitive agreement if the parties could agree to an exchange ratio based on the pricing suggested in Rehabilicare's letter and the pricing of Rehabilicare Common Stock on the date the letter was delivered.

    Staodyn communicated this proposal to Rehabilicare on October 23, 1997. Mr. Kaysen made arrangements to travel to Colorado with Mr. Winchell and Nancy Yankovich, a representative from Kinnard, on October 27, 1997. Mr. Kaysen, Mr. Winchell and Ms. Yankovich met with Michael Franson, Bruce Hoyt and Derek Pilling from Wallach in Denver on October 28, 1997 and, after several hours of negotiation, agreed, subject to approval by their respective boards of directors, to an exchange ratio of 0.829 of a share of Rehabilicare Common Stock for each share of Staodyn Common Stock. Rehabilicare then scheduled a meeting of its board of directors for November 10, 1997, instructed counsel to begin preparation of an agreement and plan of merger, and transmitted a detailed diligence request list to Staodyn.

    Preliminary materials for the Rehabilicare Board, including a draft of the proposed agreement and plan of merger, were distributed on November 7, 1997. At the Rehabilicare Board meeting held on November 10, 1997, the Board received a detailed presentation from Kinnard regarding the pricing of the transaction and reviewed with counsel the draft of the merger agreement. The Rehabilicare Board questioned the officers on the value the transaction would generate for stockholders, versus the value that would be generated if Rehabilicare remained independent. The Rehabilicare Board specifically requested that more detailed information regarding the value of the cash flow generated by the combination be prepared for its review before a final decision was made.

    The Rehabilicare Board met again on Tuesday, November 11, 1997 and reviewed additional information regarding free cash flow generated by Staodyn and its effect on valuation. After considerable discussion, the Rehabilicare Board approved the presentation of the draft merger agreement to Staodyn.

    The Staodyn Board met to consider the proposed merger agreement, as further negotiated by counsel, on November 25, 1997. Wallach presented its analysis of the transaction and its draft opinion that the consideration to be received was fair to the stockholders of Staodyn from a financial point of view. The Staodyn Board approved the merger agreement, subject to several additional changes to be negotiated with counsel and the finalized and signed opinion from Wallach. Wallach delivered its opinion on December 1, 1997.

       The Rehabilicare Board met on December 1, 1997 to consider the final merger agreement. Kinnard presented a detailed analysis of the transaction and delivered its opinion that the consideration to be paid was fair to the stockholders of Rehabilicare. Counsel to Rehabilicare reviewed changes to the Merger Agreement negotiated since the earlier draft was submitted. The Rehabilicare Board suggested several additional changes, but approved the merger agreement and the transactions contemplated thereby subject to such changes.

       The remaining changes to the merger agreement were negotiated during the afternoon of December 1, 1997 and the Merger Agreement was signed by the parties after the close of market on December 1, 1997.

REASONS OF STAODYN FOR THE MERGER

      In reaching its decision to approve the Merger Agreement and related transactions, and to recommend that Staodyn stockholders approve the Merger Agreement, the Staodyn Board of Directors considered several factors, including, but not limited to, the following:

      MARKET VALUE OF STAODYN COMMON STOCK. In the four months prior to the Merger Agreement, Staodyn common stock had generally traded in the range of $1.50 to $2.00 per share. During 1997, Staodyn common stock did not trade over $1.75 per share until mid-September. Staodyn's Board of Directors was concerned about Staodyn's market capitalization and the ability of stockholders to receive fair value for their Staodyn shares. The exchange ratio proposed by Rehabilicare, based on Rehabilicare's stock price immediately prior to the Merger announcement, represented a substantial premium over the level at which Staodyn had been trading. The Board also believed, and was so advised by its investment bankers, that the combined company would likely have increased analyst coverage and market liquidity due to the increased number of shares outstanding and public float. Thus, the shares of the combined company would likely trade with smaller spreads between bid and asked prices, and might trade at higher earnings multiples than Staodyn. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

      OPERATING EFFICIENCIES AND COST SAVINGS. Staodyn and Rehabilicare are fundamentally similar companies. Combining the two companies provides opportunities for significant operating efficiencies through the elimination of redundant overhead and expense activities, and the consolidation of facilities. The costs to complete the merger and achieve the economies of scale were estimated by the officers of Rehabilicare and Staodyn at $2.5 to $3.5 million, which were likely to be recovered through post-consolidation cost savings in less than two years. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

      HIGHER EARNINGS PER SHARE. Based on projections done by the managements of both Staodyn and Rehabilicare, and work done by their respective investment advisors, it appeared that the combined company, when fully integrated, would achieve higher earnings per share for the years 1999 and beyond than either company was likely to achieve on its own. This accretion of earnings would likely yield a higher stock price. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

      COMPLEMENTARY MARKETING STRENGTHS AND PRODUCTS LINES. While the companies themselves are similar, there is only limited competition between them. With few exceptions, Staodyn's strongest sales representation exists in geographic areas where Rehabilicare is not strong, and vice versa. Likewise, Staodyn's product focus is in standard TENS and pulsed direct current (PDC), whereas Rehabilicare's product focus tends to be in interferential and neuromuscular electrical stimulation
(NMS). Staodyn has a developed and growing presence in managed care, which Rehabilicare does not have. The opportunity for revenue enhancement exists, but is dependent on the ability of both companies to keep their sales force and customers intact and productive during the transition period, and to successfully integrate the best elements of both companies subsequent to the Merger. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

      ADVICE OF INVESTMENT ADVISOR AND FAIRNESS OPINION. The Staodyn Board considered the financial advice of Wallach (including the assumptions and methodologies underlying its analysis in connection therewith) and the opinion of Wallach that, as of December 1, 1997, the Exchange Ratio was fair to the holders of Staodyn Common Stock. The opinion of Wallach and the analysis underlying its opinion are summarized below, and a copy of the opinion delivered on the date hereof, setting forth the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made by Wallach, is attached hereto as Appendix C. See "--Opinion of Staodyn's Financial Advisor."

      BASED ON THE FOREGOING, THE STAODYN BOARD UNANIMOUSLY RECOMMENDS THAT STAODYN STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

REASONS OF REHABILICARE FOR THE MERGER

      In reaching its determination to approve the Merger Agreement and the transactions contemplated thereby and to recommend that the Rehabilicare Stockholders approve the Merger Agreement and approve the Charter Amendment, the Rehabilicare Board considered a variety of factors, including the following:

      ENHANCED FRANCHISE/GREATER SALES PENETRATION. The Rehabilicare Board considered that the Merger would result in a combined company with over $30 million in revenue and approximately 60 to 70 sales agents operating in all 50 states. The Rehabilicare Board was advised that the combined company would be the second largest developer, manufacturer and seller of electromedical pain management and rehabilitation products.

      COMPLEMENTARY MARKETS; DIVERSIFICATION OF ECONOMIC RISK. The Rehabilicare Board considered that the Merger would unite the highly complementary markets of Rehabilicare in the Midwest and Southeast regions with the markets of Staodyn in the Pacific Northwest, Rocky Mountain and Northeast regions, and that the combined company's franchise would be better able to serve all 48 contiguous states. The Rehabilicare Board was advised that the geographical diversification of the combined entity through the proposed Merger would likely result in more stable and predictable financial results over time, increasing the potential effectiveness of long-term and strategic planning. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

      OPPORTUNITIES FOR EFFICIENCIES AND COST SAVINGS. The Rehabilicare Board considered that the combined company would be capable of increasing its capitalization and profitability through the achievement of economies of scale and the elimination of redundancies. The Rehabilicare Board was advised that Rehabilicare management expected that the combined company would be able to achieve approximately $3.2 million in annual pre-tax expense savings attributable to the integration of data processing and other back office operations, the elimination of redundant corporate overhead and staff positions and the consolidation of certain manufacturing and warehousing operations. The Rehabilicare Board was advised that these potential cost savings are expected to be achieved in various amounts at various times during the one-year period following the Merger. In considering the opportunities for efficiencies and cost savings, the Rehabilicare Board was aware that (i) such savings might not be realized fully or realized within the time frame expected by management, (ii) the two companies might fail to integrate well or achieve synergies sufficient to avoid earnings dilution and (iii) costs or difficulties related to the integration of the businesses of Rehabilicare and Staodyn might be greater than expected. The Rehabilicare Board was also aware that a reduction in work force would be necessary to achieve the projected cost savings and efficiencies from the Merger. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION" and "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

      INCREASED MARKET EXPOSURE AND LIQUIDITY. The Rehabilicare Board considered that the combined company would have an increased stockholder base and increased public float. The Rehabilicare Board was advised that this would likely engender more analyst coverage and greater market liquidity.
See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

      OPPORTUNITIES FOR REVENUE ENHANCEMENT. The Rehabilicare Board was advised that each of Rehabilicare and Staodyn has unique products and that the combined sales forces of the two companies would be able to offer a larger product mix to customers. The Rehabilicare Board was informed that the proposed Merger would provide opportunities for revenue enhancement through the marketing of such products and services to the broad retail and commercial customer base of Staodyn and through the large sales force of Staodyn. The Rehabilicare Board was advised that Rehabilicare management estimated that such revenue enhancements would provide significantly increased revenue, but was aware that there could be no assurances that such revenue enhancement and resulting income would be realized or the timing thereof. The Rehabilicare Board also was aware of the risk that Staodyn's relationship with its sales agents and customers might be disrupted as a result of the Merger. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

      PRODUCT DEVELOPMENT. The Rehabilicare Board was advised that the resources that Rehabilicare and Staodyn could devote to product development without significantly impacting annual income were very limited.
Rehabilicare management believes that the increased revenue of a combined entity would be able to support a more meaningful level of product development while at the same time accommodating a lower level of development expense as a percentage of revenue. Further, the Rehabilicare Board was advised that Staodyn has developed manufacturing technologies that are, in some instances, superior to those utilized by Rehabilicare.

      BILLING SYSTEM. The Rehabilicare Board was advised that Staodyn had recently made a substantial investment in a computerized billing system. Management advised the Rehabilicare Board that use of such system could avoid the substantial investment Rehabilicare was considering to upgrade its system.

      INDUSTRY CONDITIONS/ PROSPECTS FOR GROWTH. The Rehabilicare Board considered the historical experience of Rehabilicare and of its industry, noting that its history of growth through new product introduction was slow and unpredictable. Further the Rehabilicare Board considered the susceptibility of Rehabilicare to periodic downturns in the market or other factors that might effect its business operations. The Rehabilicare Board was advised by Rehabilicare management that a significant impediment to growth and to its visibility in the market was its size. The Rehabilicare Board noted that Rehabilicare had investigated other companies in its industry that might be suitable candidates for combination discussions, but that there appeared to be few other suitable alternatives.

      FINANCIAL CONSIDERATIONS. The Rehabilicare Board considered its evaluation of the financial terms of the Merger and their effect on holders of Rehabilicare Common Stock and whether such terms are consistent with Rehabilicare's long-term strategy of enhancing stockholder value. The Rehabilicare Board was advised that earnings per share accretion of the combined companies over projected earnings per share for Rehabilicare is estimated to be 59% in fiscal year 1999, 50% in fiscal year 2000 and 32% in fiscal year 2001. These estimates exclude the effect of Merger-related expenses. The Rehabilicare Board was aware that actual results could vary significantly from these estimates and specifically considered both more pessimistic and more optimistic estimates. See "MANAGEMENT AND OPERATIONS AFTER THE MERGER" and "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

      GREATER CASH RESOURCES. The Rehabilicare Board considered that Staodyn has historically generated significant cash, had a cash and short-term investments balance at November 30, 1997 of approximately $2,500,000 and was projected to generate approximately $780,000 to $1.2 million of free cash flow in each of the next four years. As a result, the Rehabilicare Board was advised that the Merger would significantly enhance Rehabilicare's balance sheet, that it would allow Rehabilicare to reduce indebtedness and that it would enhance both companies' ability to compete effectively in a rapidly changing financial marketplace. The Rehabilicare Board was aware that actual cash flow and competitive position could vary significantly from these predictions. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

      ADVICE OF FINANCIAL ADVISOR AND FAIRNESS OPINION. The Rehabilicare Board considered the financial advice of Kinnard (including the assumptions and methodologies underlying its analysis in connection therewith) and the opinion of Kinnard that, as of December 1, 1997, the Exchange Ratio was fair to the holders of Rehabilicare Common Stock. The opinion of Kinnard and the analysis underlying its opinion are summarized below, and a copy of the opinion delivered on the date hereof, setting forth the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made by Kinnard, is attached hereto as Appendix D. See "--Opinion of Rehabilicare's Financial Advisor."

      TERMS OF MERGER AGREEMENT. The Rehabilicare Board took into consideration the terms of the Merger Agreement and the transactions contemplated thereby. The Rehabilicare Board was aware that the "no-shop" provisions and termination fee contained in the Merger Agreement might discourage an offer for Rehabilicare from a third party prior to consummation of the Merger. See "--Covenants and Agreements" and "--Interests of Certain Persons in the Merger."

      DUE DILIGENCE REVIEW. The Rehabilicare Board considered its knowledge and review of the financial condition, results of operations and business operations and prospects of Rehabilicare and Staodyn, as well as the results of Rehabilicare's due diligence review of Staodyn.

      DIRECTORS AND MANAGEMENT OF REHABILICARE AFTER THE MERGER. The Rehabilicare Board took into account that, the new Rehabilicare Board would initially consist of four of the current directors of Rehabilicare and two of the current board members of Staodyn, and that the current management of Rehabilicare would have a significant influence in the management of the combined company, with David B. Kaysen continuing as Chief Executive Officer and President of the combined entity. See "--Interests of Certain Persons in the Merger" and "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

      TAX AND ACCOUNTING TREATMENT OF THE MERGER. The Rehabilicare Board considered that the Merger was expected to be tax-free to Rehabilicare and its stockholders for federal income tax purposes and be accounted for under the pooling of interests method of accounting. See "--Certain Federal Income Tax Consequences."

      The foregoing discussion of the information and factors considered by the Rehabilicare Board is not intended to be exhaustive but is believed to include all material factors considered by the Rehabilicare Board. In reaching its determination to approve the Merger and the transactions contemplated thereby, the Rehabilicare Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have given differing weights to differing factors. After deliberating with respect to the Merger and other transactions contemplated by the Merger Agreement, and considering, among other things, the matters discussed above, the Rehabilicare Board unanimously approved the Merger Agreement and the transactions contemplated thereby as being fair to, and in the best interests of, Rehabilicare and its stockholders. There is no guarantee that the combined company will achieve or receive any of the benefits, cost savings or synergies described above. See "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

      BASED ON THE FOREGOING, THE REHABILICARE BOARD UNANIMOUSLY RECOMMENDS THAT REHABILICARE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

OPINION OF STAODYN'S FINANCIAL ADVISOR

      The Wallach Company, Inc. ("Wallach") has acted as financial advisor to Staodyn in connection with the Merger.

      Representatives of Wallach attended the meeting of the Staodyn Board held on November 25, 1997 at which the Staodyn Board considered and approved the Merger Agreement. At that meeting, Wallach rendered its draft opinion (the "Wallach Opinion") that, as of such date, the Exchange Ratio was fair to the holders of Staodyn Common Stock from a financial point of view. The Wallach Opinion was finalized and delivered on December 1, 1997 and was reconfirmed in writing as of the date of this Joint Proxy Statement-Prospectus. No limitations were imposed by Staodyn with respect to the investigations made or procedures followed by Wallach in rendering its opinions.

      The full text of Wallach's written opinion dated as of the date of this Joint Proxy Statement-Prospectus is attached as Appendix C to this Joint Proxy Statement-Prospectus and is incorporated herein by reference. The description of the Wallach Opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. Staodyn Stockholders are urged to read the Wallach Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Wallach in connection therewith. THE WALLACH OPINION WAS PROVIDED TO THE STAODYN BOARD FOR ITS INFORMATION AND IS DIRECTED ONLY TO THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE EXCHANGE RATIO TO THE HOLDERS OF STAODYN COMMON STOCK. IT DOES NOT ADDRESS THE UNDERLYING BUSINESS DECISION OF STAODYN TO ENGAGE IN THE MERGER AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STAODYN STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE STAODYN SPECIAL MEETING WITH RESPECT TO THE MERGER OR ANY OTHER MATTER RELATED THERETO.

      In connection with its opinion, Wallach reviewed, among other things,
(1) the Merger Agreement; (2) Annual Reports to Stockholders and Annual Reports on Form 10-KSB of Staodyn for the three fiscal years ended November 30, 1996 and of Rehabilicare for the three fiscal years ended June 30, 1997;
(3) certain interim reports to stockholders of Staodyn and Rehabilicare and certain Quarterly Reports on Form 10-QSB of Staodyn and Rehabilicare; (4) certain other communications from Staodyn and Rehabilicare to their respective stockholders; (5) certain interim financial analyses and forecasts for the respective businesses as prepared by the management of Staodyn and Rehabilicare; and (6) pro forma financial statements for the combined company as prepared by the management of Staodyn. Wallach also held discussions with certain members of the management of Staodyn and Rehabilicare regarding the past and current business operations, financial conditions and future prospects of Staodyn and Rehabilicare, respectively. In addition, Wallach reviewed the reported price and trading activity for the common stock of Staodyn and Rehabilicare, compared certain financial and stock market information for Staodyn and Rehabilicare with similar aggregate transaction information in the electrotherapy/medical device industry specifically, in the drugs, medical supplies, equipment industries generally and performed such other studies and analyses as it considered appropriate.

      Wallach relied, without independent verification, upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of rendering its opinion. In addition, Wallach did not make an independent evaluation or appraisal of the assets and liabilities of Staodyn or Rehabilicare and Wallach was not furnished with any such evaluation or appraisal. Wallach was not asked to solicit, and accordingly did not solicit, third parties with respect to potential alternative transactions. Wallach assumed, with Staodyn's consent, that the merger will be tax free to Staodyn and Rehabilicare and that the method of accounting will be pooling of interests.

      The following is a summary of certain of the financial analyses used by Wallach in connection with arriving at its final opinion on December 1, 1997. This summary does not purport to be a complete description of the analyses performed by Wallach. The information presented below is based on the financial condition of Staodyn and Rehabilicare as of a date or dates shortly before the Merger

Agreement was executed on December 1, 1997 and stock price information through the close of the market on November 21, 1997.

     ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Wallach compared certain financial and stock market information for both Staodyn and Rehabilicare with similar information for one other publicly traded company, Empi, Inc. The selected company was chosen because it is publicly traded with operations that for purposes of analysis may be considered similar to Staodyn and Rehabilicare. The valuation analysis was based on several factors, including sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), operating income, and earnings per share for the latest twelve months ("LTM") and estimated by equity analysts for the current fiscal year and the next fiscal year. The multiples and ratios for the three publicly traded companies were based on the most recent publicly available information. Wallach noted from this analysis that there was a range of multiples for the three companies and the Market Value/EPS ratios were similar for Staodyn and Rehabilicare.


                              Enterprise Values                 Equity Value
                        -----------------------------   -----------------------------
                                     LTM
                          LTM     Operating     LTM       LTM     Current      Next
                        Revenue     Income     EBITDA     EPS     Year EPS   Year EPS
                        -------     ------     ------     ---     --------   --------
Empi, Inc.                2.0x       9.2x       7.4x     17.4x      17.0x      15.1x
Rehabilicare Inc.         1.9x      21.3x      19.0x     32.8x      21.5x      14.9x
Staodyn, Inc.             0.6x      27.7x       8.8x     33.3x      45.7x      26.4x


     ANALYSIS OF MERGER AND ACQUISITION TRANSACTION DATA. Wallach reviewed transactions in the drugs, medical supplies and equipment industry classification as analyzed by Mergerstat Review. Average price/earnings ratios offered in each year from 1992 through 1996 ranged from 29.8x to 49.8x, with a transaction weighted average of 35.4x; average premiums offered by year for the same time period ranged from 16.7% to 51.2%, with a transaction weighted average of 39.7%; average Total Invested Capital/EBITDA multiple offered in 1996 was 16.4x; and Total Invested Capital/Operating Income offered in 1996 was 23.4x. Applying the average multiples to Staodyn's latest 12 months financials and closing price of $2.0 on November 21, 1997 resulted in a range of values for Staodyn (on a stand alone basis, without giving consideration to the synergies and cost savings which may be realized on a combined basis) of $1.55 to $3.89, with a median value of $2.17.

     Wallach compared the above multiples to the offer for Staodyn. Based upon Rehabilicare's closing price on November 21, 1997 of $3.88 and the exchange ratio of .829, the values being offered for Staodyn were 0.99x for Enterprise Value/Revenue; 14.24x for Enterprise Value/EBITDA; 45.03x for Enterprise Value/Operating Income; 52.67x for Equity Value/Net Income; and 60.6% premium over Staodyn's Market Price.

     DISCOUNTED CASH FLOW ANALYSIS. Wallach performed separate discounted cash flow analyses for both Staodyn and Rehabilicare, as stand alone companies and without consideration of the synergies and cost savings which may be realized on a combined basis, using the projections prepared by the management of each company. The discounted cash flow approach values a business based on the current value of the future cash flow that a business will generate. To establish current value under the approach, future cash flow must be estimated and an appropriate discount rate determined. Wallach calculated net present value of future cash flows for each company for the years ending November 30, 1998 through November 30, 2000. Terminal values in the year 2000 were calculated by applying a price/earnings multiple to net income in the year 2000. The range of multiples used considered the current price/earnings multiples for each company and the industry, the growth rate in each company's earnings in the year 2000, and the average historical multiples for each company and the industry. The various discount rates for each company were chosen to reflect theoretical analyses of cost of capital, required rates of return to investors, and risks attributable to the uncertainty of achieving the projected cash flows.

     Using financial performance discount rates of 17.5% to 27.5% and terminal price/earnings ratios of 18x to 22x resulted in implied equity values per share for Staodyn of $1.77 to $2.64.

     PRO FORMA MERGER ANALYSIS. Based upon pro forma projections and stand alone Staodyn projections prepared by the management of Staodyn, Wallach analyzed certain pro forma effects on the combined company resulting from the Merger. Wallach considered the base case, an upside case, and a downside case. Wallach computed the resulting dilution/accretion for the base case taking into account the potential cost savings and operating synergies of the combined company, excluding certain estimated merger and one-time expenses. The time period considered was fiscal years ending November 30, 1997 through November 30, 2000. Comparing values for Staodyn shares on a stand alone basis to values for Staodyn shares on a combined basis for fiscal 1998 shows dilution in revenue and book value and shows accretion in EBITDA, operating income, net income, and free cash flow. For the fiscal years ending June 30, 1999 through 2000, the same comparison on a stand alone basis to a combined basis, per Staodyn share, shows accretion in EBITDA, operating income, net income and free cash flow, and dilution in revenue and book value.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.
Selecting portions of the analysis or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Wallach's opinion. In arriving at its fairness determination, Wallach considered the results of all such analyses. No company or transaction used in the above analyses are identical to Staodyn or Rehabilicare, or the contemplated transaction. The analyses were prepared solely for purposes of Wallach's providing its opinion to the Staodyn Board as to the fairness of the Exchange Ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Staodyn, Rehabilicare, Wallach or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Wallach's presentation of its opinion to the Staodyn Board was one of many factors taken into consideration by the Staodyn Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Wallach and is qualified by reference to the written opinion of Wallach set forth in Appendix C hereto.

     Wallach was selected and retained by Staodyn on the basis of its expertise in valuing securities in connection with mergers and acquisition. Wallach, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for estate, corporate and other purposes.

     Staodyn and Wallach have entered into a letter agreement dated September 22, 1997, relating to the services to be provided by Wallach in connection with the Merger. Staodyn has agreed to pay Wallach fees as follows: (1) a cash fee of $25,000, which was payable upon the execution of the letter agreement, (2) a cash fee of $125,000 payable at the Effective Time and (3) a cash fee of $75,000 for the issuance of a fairness opinion at the Effective Time. To date, Wallach has received fees for services provided from Staodyn totaling $25,000, payable to it pursuant to clause (1) above. In such letter, Staodyn also agreed to reimburse Wallach for its reasonable out-of-pocket expenses incurred in connection with its advisory work and to indemnify Wallach against certain liabilities relating to or arising out of the Merger, including liabilities under the federal securities laws.

OPINION OF REHABILICARE'S FINANCIAL ADVISOR

     Rehabilicare retained John G. Kinnard & Company, Incorporated ("Kinnard") on June 27, 1997 to act as Rehabilicare's financial advisor in connection with a possible transaction with Staodyn, including rendering its opinion to the Board of Directors of Rehabilicare as to the fairness, from a financial point of view, of the consideration to be offered for Staodyn in connection with the Merger.

     At the December 1, 1997, meeting of Rehabilicare's Board of Directors, Kinnard delivered its written opinion that, subject to the assumptions set forth below, as of such date and based on the matters described therein, the Exchange Ratio pursuant to the Merger Agreement was fair to the holders of the common stock of Rehabilicare. Kinnard has consented to the use of its name and the Kinnard opinion included in this Joint Proxy Statement-Prospectus. No limitations were imposed by the Rehabilicare Board upon Kinnard with respect to the investigations made or procedures followed by it in rendering its opinion.

     The full text of the written opinion of Kinnard dated December 1, 1997, which sets forth among other things, assumptions made, matters considered and limitations on the review undertaken, is attached hereto as Appendix D and is incorporated herein by reference. Rehabilicare stockholders are urged to read the Kinnard opinion in its entirety. The summary of the Kinnard opinion in this Joint Proxy Statement-Prospectus sets forth the material analyses and matters presented by Kinnard to the Rehabilicare Board and is qualified in its entirety by reference to the full text of such opinion. The Kinnard opinion is directed to the Rehabilicare Board, addresses only the fairness of the Exchange Ratio, and does not constitute a recommendation to any Rehabilicare stockholder as to how such a stockholder should vote at the Rehabilicare Annual Meeting. The Kinnard opinion was rendered to the Rehabilicare Board for its consideration in determining whether to approve the Merger Agreement.

     In connection with its opinion, Kinnard reviewed, among other things,
(1) the Merger Agreement; (2) Annual Reports to Stockholders or Annual Reports on Form 10-KSB of Rehabilicare for the three fiscal years ended June 30, 1997 and of Staodyn for the three fiscal years ended November 30, 1996;
(3) certain interim reports to stockholders of Rehabilicare and Staodyn and certain Quarterly Reports on Form 10-QSB of Rehabilicare and Staodyn; (4) certain other communications from Rehabilicare and Staodyn to their respective stockholders; (5) certain internal financial analyses and forecasts for the respective businesses as prepared by the management of Rehabilicare and Staodyn; and (6) pro forma financial statements for the combined company as prepared by the management of Rehabilicare. Kinnard also held discussions with certain members of the management of Rehabilicare and Staodyn regarding the past and current business operations, financial conditions and future prospects of Rehabilicare and Staodyn, respectively, and held discussions with the management of Rehabilicare regarding the operations of and prospects for the combined company. In addition, Kinnard reviewed the reported price and trading activity for the common stock of Rehabilicare and Staodyn, compared certain financial and stock market information for Rehabilicare and Staodyn with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electrotherapy/medical device industry specifically and in the drugs, medical supplies, equipment industries generally, and performed such other studies and analyses as it considered appropriate.

     Kinnard relied without independent verification upon the accuracy and completeness of all the financial and other information reviewed by it for purposes of rendering its opinion. In addition, Kinnard did not make an independent evaluation or appraisal of the assets and liabilities of Rehabilicare or Staodyn and Kinnard was not furnished with any such evaluation or appraisal. Kinnard was not asked to solicit, and accordingly did not solicit, third parties with respect to potential alternative transactions. Kinnard assumed, with Rehabilicare's consent, that the Merger will be tax free to Rehabilicare and Staodyn and that the method of accounting will be pooling of interests.

     The following is a summary of certain of the financial analyses used by Kinnard in connection with arriving at its opinion and reviewed with the Rehabilicare Board on December 1, 1997. This summary does not purport to be a complete description of the analyses performed by Kinnard. The information presented below is based on the financial condition of Rehabilicare and Staodyn as of a date or dates shortly before the Merger Agreement was executed on December 1, 1997 and stock price information through the close of the market on November 21, 1997.

     ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. This analysis examines a company's valuation in the public market as compared to the valuation in the public market of other selected publicly traded companies. Kinnard compared certain financial and stock market information for both Rehabilicare and Staodyn with similar information for two publicly traded companies, Empi, Inc. and Henley Healthcare, Inc. The selected companies were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to Rehabilicare and Staodyn. The valuation analysis was based on several factors, including sales, earnings before interest, taxes, depreciation and amortization ("EBITDA"), operating income, and earnings per share for the latest twelve months ("LTM") and estimated by equity analysts for the current fiscal year and the next fiscal year. The multiples and ratios for the four publicly traded companies were based on the most recent publicly available information. Kinnard noted from this analysis that there was a range of multiples for the four companies and that the Market Value/EPS ratios were similar for Rehabilicare and Staodyn.


                                      Total Capitalization                 Market Value
                               ---------------------------------      ----------------------
                                               LTM
                                 LTM        Operating      LTM         LTM      1997     1998
                               Revenue        Income      EBITDA       EPS       EPS      EPS
                               -------      ---------     ------       ---       ---      ---
Empi, Inc.                       2.3x          10.7x       9.5x       17.4x     16.7x    14.2x
Henley Healthcare, Inc.          1.9x          29.6x      23.3x      360.9x       NA       NA
Rehabilicare Inc.                1.9x          21.4x      19.0x       32.8x       -      21.5x
Staodyn, Inc.                    0.6x          29.3x       9.6x       33.3x     40.0x    25.0x


     ANALYSIS OF SELECTED MERGER AND ACQUISITION TRANSACTIONS. Kinnard reviewed and summarized the financial terms, to the extent publicly available, of eight recent merger transactions for companies in the electrotherapy/medical device industry. Kinnard calculated various valuation multiples for each of the eight transactions, based upon information publicly available at the time of each transaction. For the eight transactions, the Total Consideration/Revenue multiples ranged from .71x to 1.55x, with an average of 1.05x and a median of 1.05x. Total Consideration/Operating Income multiples ranged from 7.88x to 35.93x, with an average of 15.72x and a median of 12.51x. Equity Consideration/Net Income multiples ranged from 10.82x to 26.20x, with an average of 19.53x and a median of 20.54x. Equity Consideration/Stockholders' Equity multiples ranged from 1.09x to 3.03x, with an average of 1.97x and a median of 1.86x. Premiums to public stock prices ranged from 20.8% to 49.5%, with an average of 33.0% and a median of 28.7%. Applying the average and median multiples to Staodyn's latest 12-month financials and closing stock price of $2.00 on November 21, 1997 resulted in a range of values for Staodyn (on a stand alone basis, without giving consideration to the synergies and cost savings which may be realized on a combined basis) of $0.88 to $3.55, with an average value of $2.30.

     Kinnard also reviewed transactions in the drugs, medical supplies and equipment industry classification as analyzed by Mergerstat Review. Average price/earnings ratios offered in each year from 1992 through September 30, 1997 ranged from 27.6x to 49.8x, with an average of 35.3x; average premiums offered by year for the same time period ranged from 16.7% to 51.2%, with an average of 36.2%; average Total Invested Capital/EBITDA multiple offered in 1996 was 16.4x and in 1997 (through September 30) was 15.0x, with an average of 15.7x; and average Total Invested Capital/EBIT offered in 1996 was 23.4x and in 1997 (through September 30) was 20.6x, with an average of 22.0x. Applying the average multiples to Staodyn's latest 12 months financials and closing stock price of $2.00 on November 21, 1997 resulted in a range of values for Staodyn (on a stand alone basis, without giving consideration to the synergies and cost savings which may be realized on a combined basis) of $1.51 to $3.24, with an average value of $2.40.

     Kinnard compared the above multiples to the offer for Staodyn. Based upon Rehabilicare's closing price on November 21, 1997 of $3.88 and the Exchange Ratio of .829, the values being offered for Staodyn were 1.03x for Total Consideration/Revenue; 15.28x for Total Consideration/EBITDA; 46.99x for Total Consideration/Operating Income; 52.67x for Equity Consideration/Net Income; 1.71x for Equity Consideration/Stockholders' Equity; and 61% for Premium over Market Price.

     DISCOUNTED CASH FLOW ANALYSIS. Kinnard performed separate discounted cash flow analyses for both Rehabilicare and Staodyn, as stand alone companies and without consideration of the synergies and cost savings which may be realized on a combined basis, using the projections prepared by the managements of each company. The discounted cash flow approach values a business based on the current value of the future cash flow that the business will generate. To establish a current value under the approach, future cash flow must be estimated and an appropriate discount rate determined. Kinnard calculated a net present value of future cash flows for each company for the years ending June 30, 1998 through June 30, 2002. Terminal values in the year 2002 were calculated using two methods. The first method applied price/earnings multiples to net income in the year 2002. The range of multiples used considered the year end average price/earnings ratios for the S&P 500 since 1960, current price/earnings multiples for each company and the industry, and the growth rate in each company's earnings in the year 2002. The second method applied multiples to free cash flow. The range of multiples used considered relevant discount rates and the growth in each company's free cash flow in the year 2002. The various ranges for discount rates for each company were chosen to reflect theoretical analyses of cost of capital, required rates of return to investors, and risks attributable to the uncertainty of achieving the projected cash flows.

     Using discount rates of 13-18% and price/earnings ratios of 14x to 22x resulted in implied equity values per share for Staodyn of $2.74 to $4.43. Using discount rates of 13-18% and free cash flow multiples of 16x to 22x resulted in implied equity values per share for Staodyn of $2.47 to $3.55.

     Using discount rates of 14-18% and price/earnings ratios of 14x to 22x resulted in implied equity values per share for Rehabilicare of $3.72 to $6.31. Using discount rates of 14-18% and free cash flow multiples of 16x to 22x resulted in implied equity values per share for Rehabilicare of $3.11 to $4.68.

     CONTRIBUTION ANALYSIS. Kinnard reviewed certain historical and certain estimated future operating and financial information (including revenues, net income, free cash flow and net tangible asset value) for Rehabilicare and Staodyn. The analysis gave a 20% weighting to net income for the 12 months ending June 30, 1997, 20% weighting to net income projected for the 12 months ending June 30, 1998, 30% weighting to three year average free cash flow (comprised of two years of historical free cash flows as of June 30, 1996 and 1997 and one year of projected free cash flow as of June 30, 1998), 10% weighting to revenues for the 12 months ending June 30, 1997, 10% weighting to revenues projected for the 12 months ending June 30, 1998, and 10% weighting to current net tangible asset value. The analysis indicated that Rehabilicare contributed 46.32% and Staodyn contributed 53.68% to the combined company. Based upon the Exchange Ratio of .829, Rehabilicare stockholders will own 47.29%, on a fully diluted basis, of the combined company and Staodyn stockholders will own 52.71%.

     PRO FORMA MERGER ANALYSIS. Based upon pro forma projections and stand alone Rehabilicare projections prepared by the management of Rehabilicare, Kinnard analyzed certain pro forma effects on the combined company resulting from the Merger. Kinnard considered a base case, an upside case, and a downside case. Kinnard computed the resulting dilution/accretion for the base case taking into account the potential cost savings and operating synergies of the combined company. The time period considered was fiscal years ending June 30, 1998 through June 30, 2002. Comparing values for Rehabilicare shares on a stand alone basis to values for Rehabilicare shares on a combined basis for fiscal 1998 (which does not reflect any synergies or cost savings of the combined company because of the assumed closing date of March 31, 1998) shows accretion in revenue, book value, and net tangible asset value and shows dilution in EBITDA, operating income, net income, and free cash flow. For the fiscal years ending June 30, 1999 (which is the first year of the pro forma projections to reflect any synergies and cost savings of the combined company) through 2002, the same comparison on a stand alone basis to a combined basis, per Rehabilicare share, shows accretion in all factors, including revenue, EBITDA, operating income, net income, book value, net tangible asset value, and free cash flow.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Kinnard's opinion. In arriving at its fairness determination, Kinnard considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to Staodyn, Rehabilicare, or the contemplated transaction. The analyses were prepared solely for purposes of Kinnard's providing its opinion to the Rehabilicare Board as to the fairness of the Exchange Ratio and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Rehabilicare, Staodyn, Kinnard or any other person assumes responsibility if future results are materially different from those forecast.

     As described above, Kinnard's presentation of its opinion to the Rehabilicare Board was one of many factors taken into consideration by the Rehabilicare Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Kinnard and is qualified by reference to the written opinion of Kinnard set forth in Appendix D hereto.

     Pursuant to an agreement dated June 27, 1997 between Rehabilicare and Kinnard, the fees payable to Kinnard consist of retainer fees of $30,000, an advisory fee of $50,000 payable upon the signing of the Merger Agreement, a fairness opinion fee of $75,000 payable upon delivery of the written opinion to the Rehabilicare Board, and a success fee of $125,000 payable upon closing of the Merger. In addition, Rehabilicare has agreed to reimburse Kinnard for its reasonable out-of-pocket expenses and to indemnify Kinnard against certain expenses and liabilities arising in connection with its engagement, including liabilities under the Securities Act and the Exchange Act.

     Kinnard was selected by Rehabilicare on the basis of its expertise in valuing securities in connection with mergers and acquisitions, its knowledge of Rehabilicare, and its knowledge of other companies and transactions in the electrotherapy industry. Kinnard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for estate, corporate and other purposes. Kinnard is familiar with Rehabilicare having provided certain investment banking services to Rehabilicare in the past, including a public offering of Rehabilicare's common stock on August 16, 1993. In connection with the public offering, Kinnard received warrants to purchase 75,000 shares of Rehabilicare common stock at an exercise price of $2.25 per share expiring on August 16, 1998. In addition, in the ordinary course of its business, Kinnard may actively trade equity securities of Rehabilicare and Staodyn for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

EFFECTIVE TIME

     As soon as practicable after satisfaction or, to the extent permitted in the Merger Agreement, waiver of all conditions set forth below, the parties will cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger and the transactions contemplated by the Merger Agreement. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the "Effective Time").

EXCHANGE OF CERTIFICATES

     As of the Effective Time, Rehabilicare will deposit with Norwest Bank Minnesota, National Association or such other bank or trust company as may be designated by Rehabilicare and as is reasonably acceptable to Staodyn (the "Exchange Agent") certificates representing the shares of Rehabilicare Common Stock issuable for the Merger Consideration (such shares of Rehabilicare Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent will hold the Exchange Fund for the benefit of holders of shares of Staodyn Common Stock. The Exchange Agent will distribute the Exchange Fund pursuant to provisions for the conversion of the securities in exchange for outstanding shares of Staodyn Common Stock (other than Dissenting Shares). Except as contemplated by provisions for termination of the Exchange Fund, the Exchange Fund will not be used for any other purpose. Rehabilicare will make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares.

     As promptly as practicable after the Effective Time, Rehabilicare will cause the Exchange Agent to mail to each holder of record of certificates which immediately prior to the Effective Time represented outstanding shares of Staodyn Common Stock (the "Certificates") a letter of transmittal in customary form. The letter of transmittal will specify that delivery of Certificates will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent. The Exchange Agent will accompany the letter of transmittal with instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Rehabilicare Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate will be entitled to receive a certificate representing that number of whole shares of Rehabilicare Common Stock (rounded down to the nearest whole share) which such holder has the right to receive pursuant to such provisions of the Merger Agreement (after taking into account all the shares of Staodyn Common Stock then held by such holder under all such Certificates so surrendered), cash in lieu of fractional shares of Rehabilicare Common Stock, and any dividends or other distributions to which such holder is entitled. If there is a transfer of Share ownership which is not registered in the transfer records of Staodyn, a certificate representing the proper number of shares of Rehabilicare Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate will be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment will pay any transfer or other taxes required by reason of the issuance of shares of Rehabilicare Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Rehabilicare that such tax has been paid or is not applicable. Subject to certain exceptions, each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Certificate representing shares of Rehabilicare Common Stock, cash in lieu of any fractional shares of Rehabilicare Common Stock, and any dividends or other distributions to which such holder is entitled.

     No fractional shares of Rehabilicare Common Stock will be issued upon the surrender of Certificates, and the fractional share interests will entitle the owner only to receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Rehabilicare Common Stock multiplied by the closing price of Rehabilicare Common Stock on the Closing Date.

     Rehabilicare will not pay dividends or other distributions to the holder of any unsurrendered Certificate, and Rehabilicare will not make any cash payment for fractional shares to any such holder until the holder of record of such Certificate surrenders such Certificate. Such payments will be made, without interest, only when the Certificate is surrendered.

     The Exchange Agent will deliver any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for two years after the Effective Time to Rehabilicare, upon demand. After that time, any holders of the Certificates who have not complied with the provisions for exchange of Certificates will be required to look only to Rehabilicare for payment of their claim for Rehabilicare Common Stock, any cash in lieu of fractional shares of Rehabilicare Common Stock, and any dividends or distributions with respect to Rehabilicare Common Stock.

     None of Rehabilicare, Merger Subsidiary, Staodyn or the Exchange Agent will be liable to any person in respect of any shares of Rehabilicare Common Stock (or dividends or distributions with respect thereto) or cash in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     The Exchange Agent will invest any cash included in the Exchange Fund in deposit accounts, as directed by Rehabilicare, on a daily basis. The Exchange Agent will pay any interest and other income resulting from such investments to Rehabilicare.

     If any Certificate is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed, and, if required by the Surviving Corporation, upon the delivery to the Exchange Agent of a bond in such sum as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the shares of Rehabilicare Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Rehabilicare Common Stock deliverable in respect thereof, pursuant to this Agreement.

     If the holder of any shares of Staodyn Common Stock will become entitled to receive payment for such shares pursuant to Section 262 of the Delaware Law dealing with dissenters' rights, such payment will be made by the Surviving Corporation in accordance with the Merger Agreement.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of Rehabilicare, Merger Subsidiary and Staodyn, (which representations and warranties are subject, in certain cases, to specified exceptions) to: (1) its organization, existence and good standing; (2) its subsidiaries and their corporate organization and existence; (3) its corporate power to consummate the transactions contemplated by the Merger Agreement; (4) required governmental or regulatory approvals to consummate the Merger; (5) the lack of any conflict between the Merger and the charter, bylaw, laws or assets of the parties; (6) its capitalization; (7) its compliance with securities law filing requirements; (8) the absence of certain adverse events, occurrences or developments; (9) the absence of litigation and other proceedings; (10) the filing of all tax returns and payment of all required taxes; (11) its intellectual property rights; (12) the absence of any collective bargaining agreements or other labor union contract applicable to persons employed by any of the parties; (13) its employee benefit plans; (14) compliance with law; (15) except for fees payable to Kinnard and Wallach, the absence of any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by the Merger Agreement; (16) the receipt of the fairness opinions; (17) the accounting and tax treatment of the Merger; (18) the absence of certain illegal activities; (19) certain contract matters;
(20) accounts receivable; (21) inventories; (22) compliance with environmental laws; and (23) the absence of any untrue statement of a material fact or omission of a material fact with regard to the various representations and warranties contained in the Merger Agreement.

COVENANTS AND AGREEMENTS

     Pursuant to the Merger Agreement, each of Rehabilicare, Merger Subsidiary and Staodyn have agreed that, prior to the Effective Time, they will, among other things, conduct their respective businesses in the ordinary course consistent with past practice and use reasonable efforts to preserve intact their business organizations and relationships with third parties. Prior to the Effective Time, neither Staodyn nor any of its subsidiaries, without prior written approval of Rehabilicare, will (1) amend its certificate of incorporation, bylaws or other comparable charter documents;
(2) (a) declare or pay dividends, (b) split, combine or reclassify any of their capital stock, or issue or authorize the issuance of any other securities, or (c) purchase, redeem or otherwise acquire any shares of capital stock; (3) issue, grant, award, sell, pledge or otherwise encumber any shares of their capital stock or any other voting securities; (4) acquire or agree to acquire by merger, consolidation, asset purchase or any other manner (a) any corporation, partnership, joint venture, association or other business organization, or (b) any assets that are material to Staodyn, except purchases of inventory in the ordinary course of business; (5) sell, lease, license, mortgage, subject to lien or otherwise dispose of any of its assets, except sales of inventory in the ordinary course of business; (6) incur any indebtedness or make any loans, advances or capital contributions to any other person other than to Staodyn or to employees consistent with past practice; (7) make or agree to make any new capital expenditure or expenditures which individually is in excess of $100,000 or in the aggregate are in excess of $500,000; (8) make any tax election or settle or compromise any tax liability, or make any change in any method of accounting for taxes or accounting policy or practice with respect to taxes; (9) pay, discharge, settle or satisfy any material claims, liabilities or obligations other than payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice; (10) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Staodyn is a party or waive, release or assign any material rights or claims; (11) enter into any agreement which if entered into prior to the Agreement Date would have been required to be disclosed under the Merger Agreement; (12) except as required by law or in the ordinary course of business, change any bonus plan, compensation, fringe benefit or grant any awards or take any action to fund any employee plan, agreement or arrangement; (13) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles; (14) take any action that would prevent Rehabilicare from accounting for the business combination to be effected by the Merger as a pooling of interests; (15) take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; (16) pay any fees of any legal or tax advisor retained in connection with the Merger calculated on a basis other than an hourly basis at the maximum rates per hour set forth in the Company Disclosure Letter; (17) authorize any of, or commit or agree to take any of, the foregoing actions; or (18) enter into any written employment agreement, after the Agreement Date, with any employee or any verbal agreement providing for benefits not equivalent to employees of similar position in Staodyn. Neither Rehabilicare nor any of its subsidiaries, without the prior written approval of Staodyn, will (1) except for the Charter Amendment, amend its articles of incorporation, bylaws or other comparable charter or organizational documents; (2) (a) declare or pay dividends, (b) split, combine or reclassify any of their capital stock, or issue or authorize the issuance of any other securities, or (c) purchase, redeem or otherwise acquire any shares of capital stock; (3) make any acquisition or take any other action which would materially adversely affect its ability to consummate the transactions contemplated by the Merger Agreement; (4) take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the

Code; (5) take any action that would prevent Rehabilicare from accounting for the business combination to be effected by the Merger as a pooling of interests; or (6) authorize any of, or commit or agree to take any of, the foregoing actions.

     Each of Staodyn and Rehabilicare have covenanted that they will not, prior to the Effective Time, participate in any discussions with, provide any information to, enter into any agreement or understanding with, or otherwise cooperate in any other way with any person concerning any competing transaction, or permit or authorize any of their respective directors, officers, employees, stockholders or representatives (including, without limitation, any financial advisor, attorney or accountant) or any of their subsidiaries to take any such action. Both Staodyn and Rehabilicare are required to provide the other party notice of any inquiries, proposals or requests for information concerning any competing transaction. For such purposes, a "competing transaction" includes (1) any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Rehabilicare or Staodyn, as the case may be, or any proposal or offer to acquire in any manner 20% or more of their voting equity securities in a single transaction or series of related transactions; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of their assets in a single transaction or a series of related transactions; or (3) any agreement to, or public announcement of a proposal, plan or intention to do any of the foregoing.

     Rehabilicare, Merger Subsidiary and Staodyn have also agreed to take certain other actions, including: (1) all actions necessary to convene meetings of stockholders to vote on approval of the Merger Agreement and certain other matters outlined in the Merger Agreement; (2) to cooperate in the preparation of a registration statement on Form S-4 to be filed by Rehabilicare in connection with the issuance of Rehabilicare Common Stock in the Merger; (3) to use reasonable efforts to cause their respective accountants to deliver opinion letters stating that each of the parties will qualify as a party to a pooling of interests transaction; (4) to provide to each other access to all information and documents which the other may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other party, other than the information and documents that in the opinion of such other party's legal counsel may not be disclosed under applicable law; (5) to comply with all of their respective obligations under a confidentiality agreement; (6) to consult with each other before issuing any press release or making any public statement; (7) to use reasonable efforts to (a) take all appropriate action necessary to consummate the Merger, (b) obtain appropriate licenses, waivers or approvals from any governmental entities, (c) obtain necessary third party consents, and (iv) make necessary filings under the securities laws and any other applicable law; (8) to indemnify, defend and hold harmless the present and former officers and directors of Staodyn against certain losses and expenses arising out of actions or omissions occurring at or prior to the Effective Time to the extent permitted or required as of the Agreement Date by the Staodyn Certificate and Staodyn Bylaws; (9) to deliver certain information necessary to comply with Rule 145 under the Securities Act; (10) to prepare and submit certain listing applications; and (11) to negotiate prior to the Effective Date an amendment to the lease of its facility on Longmont, Colorado so that such lease may be terminated without penalty to any of the parties on or after June 30, 1998.

CONDITIONS

     The respective obligations of Staodyn, Rehabilicare and Merger Subsidiary to consummate the Merger are subject to the satisfaction upon or prior to the Closing of the following conditions: (1) the holders of a majority of shares of outstanding Rehabilicare and Staodyn Common Stock must approve the Merger Agreement in accordance with state law, and their respective charters and bylaws; (2) all filings and approvals from governmental entities necessary for the consummation of the transactions contemplated by the Merger Agreement must have been filed and all applicable waiting periods must have run or obtained; (3) the Form S-4 must have become effective under the Securities Act, without stop orders or proceedings commenced or threatened by the Commission; (4) there must be no legal restraint or prohibition preventing the consummation of the Merger; (5) Staodyn must have received an opinion in form and substance satisfactory to Staodyn of Chrisman, Bynum & Johnson P.C. as to certain tax matters; and (6) Rehabilicare and Staodyn each must have received opinion letters from their respective accountants.

     The obligations of Rehabilicare and Merger Subsidiary to effect the Merger are subject to the satisfaction prior to or upon the Closing of the following conditions unless waived by Rehabilicare: (1) the accuracy of the representations and warranties of Staodyn as of the Closing Date; (2) the performance by Staodyn of the obligations and covenants required to be performed by it prior to or as of the Closing Date; (3) the receipt of certain consents, approvals and authorizations; (4) executed copies of affiliate letters; and (5) the assertion of dissenters' rights with respect to not more than 165,000 shares of Staodyn Common Stock.

     The obligation of Staodyn to effect the Merger is subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by Staodyn: (1) the accuracy of the representations and warranties of Rehabilicare and Merger Subsidiary as of the Closing Date; (2) the performance of all obligations and covenants required to be performed by Rehabilicare and Merger Subsidiary prior to or as of the Closing Date; (3) the receipt of certain consents, approvals and authorizations; and (4) the listing of shares of Rehabilicare Common Stock constituting the Merger Consideration on the Nasdaq National Market.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of the Merger Agreement and the Merger by the stockholders of Staodyn or of Rehabilicare: (1) by mutual written consent of each of Rehabilicare, Merger Subsidiary and Staodyn; (2) by either Rehabilicare, Merger Subsidiary or Staodyn if either (a) the Effective Time has not occurred on or before July 31, 1998 (except that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date) or (b) there is a law that makes consummation of the Merger illegal or otherwise prohibited or if any court or governmental entity has taken any action restraining, enjoining or otherwise prohibiting the Merger that has become final and unappealable; (3) by either Rehabilicare or Merger Subsidiary if the Staodyn Board of Directors changes its recommendation of the Merger Agreement or the Merger or recommends any competing transaction, or resolved to do so; (4) by Staodyn if the Rehabilicare Board changes its recommendation of the Merger Agreement or the Merger or recommends any competing transaction or resolved to do so; (5) by either Rehabilicare, Merger Subsidiary or Staodyn if the stockholders of Staodyn fail to approve the Merger Agreement;
(6) by either Rehabilicare, Merger Subsidiary or Staodyn, if stockholders of Rehabilicare fail to approve the Merger Agreement; (7) by Staodyn, in the event of a material breach by Rehabilicare or Merger Subsidiary of any representation, warranty, covenant or agreement contained in the Merger Agreement (other than a breach of Rehabilicare or Merger Subsidiary due to the occurrence of a Material Adverse Effect arising solely due to the public announcement of the Merger) which has not been cured or is not curable by July 31, 1998; (8) by Rehabilicare, in the event of a material breach by Staodyn of any representation, warranty, covenant or agreement contained in the Merger Agreement (other than a breach of Staodyn due to the occurrence of a Material Adverse Effect arising solely due to the public announcement of the Merger) which has not been cured or is not curable by July 31, 1998; (9) by either Rehabilicare, Merger Subsidiary or Staodyn, if the average closing sale price per share of Rehabilicare Common Stock as reported on the Nasdaq National Market System is less than $3.00 for the 10 trading days ending on the fifth day prior to the Closing (the "Measurement Period"); or (10) by Rehabilicare, if the number of shares held by the record holders of Staodyn Common Stock, who have properly asserted their rights to appraisal of such shares pursuant to Section 262 of Delaware Law, exceeds 165,000 shares of Staodyn Common Stock. For purposes of clauses (7) and (8), the failure of Rehabilicare or Staodyn to reaffirm the representations and warranties of the Merger Agreement at Closing because such representations and warranties are no longer accurate will not be considered a breach of such representations or warranties, and will not give rise to a Termination Fee, unless the inaccuracy is a result of a competing transaction or of willful action by Staodyn or Rehabilicare, as the case may be.

     In the event of termination of the Merger Agreement pursuant to the termination provisions, the Merger Agreement will forthwith become void, there will be no liability under the Merger Agreement on the part of Rehabilicare, Merger Subsidiary or Staodyn or any of their respective officers or directors and all rights and obligations of any party will cease, subject to the provision for Termination Fees.

TERMINATION FEES

     The Merger Agreement provides that, if the Merger Agreement is terminated because of a material breach that is not a result of a competing transaction, the breaching party must pay a fee of $1,000,000. If the Merger Agreement is terminated because (1) the board of directors of a party changes its recommendation of the Merger or resolves to do so, (2) because the stockholders of a party fail to approve the Merger when a competing transaction exists, or (3) because of a material breach of a representation, warranty, covenant or agreement contained in the Merger Agreement, which has not been cured or is not curable by July 31, 1998 and the breach giving rise to such termination is a result of a competing transaction, the other party must be paid a fee of $1,500,000.

WAIVER AND AMENDMENT

     The Merger Agreement may be changed or modified by the parties only by action taken by or on behalf of their respective boards of directors, reflected in a written amendment signed by the parties, at any time prior to the Effective Time; provided, however, that, after the approval of the Merger Agreement by the stockholders of Staodyn, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger.

     At any time prior to the Effective Time, any party may (1) extend the time for the performance of any obligation or other act of any other party,
(2) waive any inaccuracy in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant the Merger Agreement and (3) waive compliance with any agreement or condition contained in the Merger Agreement, except for the condition regarding the tax opinion.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Staodyn and Rehabilicare expect that the Merger will constitute a reorganization within the meaning of Section 386(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by stockholders of Staodyn upon the receipt solely of Rehabilicare Common Stock for Staodyn Common Stock pursuant to the Merger. The Internal Revenue Service (the "Service") has not been and will not be asked to rule on the tax consequences of the Merger. Instead, Staodyn will rely on the opinion of Chrisman Bynum & Johnson, P.C., legal counsel to Staodyn, as to certain federal income tax consequences of the Merger. Such opinion will be based upon facts described therein and upon certain assumptions and certain representations that will be made by Staodyn and Rehabilicare. The opinion of Chrisman Bynum & Johnson, P.C. will be based on the Code, the Regulations promulgated thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change. An opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the opinion will be upheld by the courts if challenged by the Service. EACH HOLDER OF STAODYN COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX AND FINANCIAL ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER UNDER SUCH STOCKHOLDER'S OWN PARTICULAR FACTS AND CIRCUMSTANCES AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES ARISING OUT OF THE MERGER.

     The obligation of each of Staodyn and Rehabilicare to consummate the Merger is conditioned on, among other things, the receipt by Staodyn of the opinion, dated as of the Effective Time, of Chrisman Bynum & Johnson, P.C., which will be based upon facts and representations to be provided to such firm, and subject to various assumptions, substantially to the effect that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code and that the following material federal income tax consequences will result from the Merger:

          (a) Rehabilicare, Merger Sub and Staodyn will each be a party to that reorganization within the meaning of Code Section 368(b);

          (b) No income, gain or loss will be recognized for federal income tax purposes by either Staodyn or Rehabilicare as a result of the consummation of the Merger;

          (c) No income, gain or loss will be recognized for federal income tax purposes by the stockholders of Staodyn upon the exchange in the Merger of shares of Staodyn Common Stock solely for shares of Rehabilicare Common Stock;

          (d) The tax basis of Rehabilicare Common Stock received by a Staodyn stockholder who exchanges all of such stockholder's Staodyn Common Stock solely for Rehabilicare Common Stock in the Merger will be the same as the tax basis of the Staodyn Common Stock surrendered therefor; and

          (e) A stockholder of Staodyn receiving cash in lieu of fractional shares or existing appraisal (i.e., dissenters') rights will recognize gain or loss, if any, realized in the Merger up to the amount of cash received.

     The receipt by a holder of Staodyn Common Stock of cash in lieu of a fractional share interest in Rehabilicare Common Stock will be treated as though the fractional share of Rehabilicare Common Stock was distributed as a part of the exchange and then redeemed by Rehabilicare, and, assuming that the redemption of the fractional share of Rehabilicare Common Stock is characterized as a sale or exchange of such stock and not as a dividend, a Staodyn stockholder will recognize gain or loss in an amount equal to the difference between the amount of cash received and the basis of the fractional share of Rehabilicare Common Stock deemed to be surrendered, which gain or loss will be capital gain or loss if the Rehabilicare Common Stock was a capital asset in the hands of the Staodyn stockholder.

     The foregoing is only a summary description of the material anticipated federal income tax consequences of the Merger, without regard to the particular facts and circumstances of each stockholder of Staodyn. It does not discuss all of the consequences that may be relevant to stockholders of Staodyn entitled to special treatment under the Code (such as insurance companies, dealers in securities, exempt organizations or foreign persons) or to stockholders of Staodyn who acquired their Staodyn stock pursuant to the exercise of employee stock options or otherwise as compensation. The summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreement or the Merger itself. No information is provided herein with respect to the tax consequences, if any, of the Merger or the exchange of shares pursuant thereto under state, local, foreign or other tax laws.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     Each of John R. South, Michael J. Newman, John L. Fenstermaker and David
S. Hood (the "Staodyn Managers"), is a party to a Change of Control Agreement with Staodyn. Each Change In Control Agreement provides that the Staodyn Manager will receive certain severance benefits if the employment of the Staodyn Manager is terminated by Staodyn or a successor after, or by the Manager for good reason within two years after, a "Change of Control" of Staodyn. The Merger will constitute a Change of Control of Staodyn for purposes of such agreements. The severance benefits include continuation of base salary (or, at the Manager's election, a lump sum payment equal to base salary) for 12 months after termination, payment of a bonus for the year in which termination occurs, continued medical, dental and disability insurance benefits for the year after termination, and continued retirement benefits for the year after termination. The Change in Control Agreements also provide that the stock options held by the Staodyn Managers will be accelerated and become immediately exercisable after a Change of Control.

ACCOUNTING TREATMENT

     Rehabilicare and Staodyn intend that the Merger qualify as a pooling of interests for accounting and financial reporting purposes. The obligation of each of Rehabilicare and Staodyn to consummate the Merger is conditioned upon receipt by Rehabilicare and Staodyn of the opinions of Price Waterhouse LLP, the independent accountants of both Rehabilicare and Staodyn, to the effect that the Merger qualifies for pooling of interests accounting treatment. For information concerning certain restrictions to be imposed on the transferability of the Rehabilicare Common Stock received by affiliates of Staodyn in the Merger in order, among other things, to assure the availability of pooling of interests accounting treatment, see "-Resale of Rehabilicare Common Stock Received by Staodyn Stockholders."

     Under the pooling of interests method of accounting, the historical basis of the assets and liabilities of Staodyn and Rehabilicare will be combined when the Merger becomes effective, the stockholders' equity accounts of Staodyn and Rehabilicare will be combined on Rehabilicare's consolidated balance sheet, and no goodwill or other intangible assets will be created. Results of operations of the combined company will include results of Staodyn and Rehabilicare for the entire fiscal period in which the Merger occurs and the historical results of operations of the separate companies for fiscal years prior to the Merger will be combined and reported as the results of operations of the combined company.

RESALE OF REHABILICARE COMMON STOCK RECEIVED BY STAODYN STOCKHOLDERS

     The shares of Rehabilicare Common Stock issuable to stockholders of Staodyn upon consummation of the Merger have been registered under the Securities Act. Such securities may be traded freely without restriction by those stockholders who are not deemed to be "affiliates" of Rehabilicare or Staodyn, as that term is defined in rules promulgated under the Securities Act.

     Shares of Rehabilicare Common Stock received by those stockholders of Staodyn who are deemed to be "affiliates" of Staodyn at the time of the Staodyn Special Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Commission guidelines regarding qualifying for the pooling of interests method of accounting also limit sales of shares of the acquiring and acquired company by affiliates of either company in a business combination. Commission guidelines also indicate that the pooling of interests method of accounting will generally not be challenged on the basis of sales by affiliates of the acquiring or acquired company if they do not dispose of any of the shares of the corporation they own or shares of a corporation they receive in connection with a merger during the period beginning 30 days before the merger and ending when financial results covering at least 30 days of post-merger operations of the combined operations have been published.

     Each of Rehabilicare and Staodyn has agreed in the Merger Agreement to use its reasonable best efforts to obtain and deliver to the other party, on or prior to the date of mailing of this Joint Proxy Statement-Prospectus, signed representation letters from each director, executive officer and other person who may reasonably be deemed to be an "affiliate" of such party to the effect that such persons will not, among other things, offer to sell, transfer or otherwise dispose of any of the shares of Rehabilicare Common Stock distributed to them pursuant to the Merger except (1) with respect to affiliates of Staodyn, in compliance with Rule 145, or in a transaction that, in the opinion of counsel reasonably satisfactory to Rehabilicare, is otherwise exempt from the registration requirements of the Securities Act, or in an offering which is registered under the Securities Act and (2) with respect to affiliates of each of Rehabilicare and Staodyn, in compliance with Commission guidelines regarding qualifying for pooling of interests accounting treatment. This Joint Proxy Statement-Prospectus does not cover resales of Rehabilicare Common Stock received by persons who are deemed to be "affiliates" of Staodyn. No person is authorized to make use of this Joint Proxy Statement-Prospectus in connection with any such resales.

APPRAISAL AND DISSENTERS' RIGHTS

     NO APPRAISAL RIGHTS FOR REHABILICARE STOCKHOLDERS. Under the MBCA, holders of Rehabilicare Common Stock will have no appraisal rights in connection with the Merger Agreement and the consummation of the transactions contemplated thereby.

     DISSENTERS' RIGHTS OF APPRAISAL FOR STAODYN STOCKHOLDERS. Under the DGCL, any holder of Staodyn Common Stock on the date of the Demand (as defined below) who holds such shares continually through the Effective Time and follows the procedures set forth in Section 262 of the DGCL ("Section 262") will be entitled to have his or her Staodyn Common Stock appraised by the Delaware Court of Chancery and to receive payment in cash of the "fair value" of such Staodyn Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by such Court.

     Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders that gives rise to dissenters' rights, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for the meeting that appraisal rights are available and include in such notice a copy of
Section 262. This Joint Proxy Statement- Prospectus constitutes such notice to the holders of Staodyn Common Stock. Section 262 is attached to this Joint Proxy Statement-Prospectus as Appendix B.

     A holder of Staodyn Common Stock wishing to exercise his or her appraisal rights must deliver to Staodyn, before the vote of the holders of Staodyn Common Stock approving the Merger Agreement, a written demand for appraisal (the "Demand") of his or her shares and must not vote in favor of approving the Merger Agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted FOR adoption of the Merger Agreement, a holder of Staodyn Common Stock who votes by proxy and who wishes to exercise his or her appraisal rights must (1) vote AGAINST the adoption and approval of the Merger Agreement or (2) ABSTAIN from voting on the adoption and approval of the Merger Agreement. A vote against adoption and approval of the Merger Agreement will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262.

     Only a holder of record of Staodyn Common Stock is entitled to assert appraisal rights for the Staodyn Common Stock registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as such holder's name appears on his or her stock certificate(s). If the shares of Staodyn Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the Demand must be made by the fiduciary. If the shares of Staodyn Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the Demand must be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a Demand on behalf of a holder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that in executing the Demand, the agent is acting as agent for the record owner(s). A record holder, such as a broker, who holds Staodyn Common Stock as nominee for several beneficial owners, may exercise appraisal rights with respect to shares for which it is the record holder. In such case, the Demand must set forth the number of shares of Staodyn Common Stock as to which appraisal is sought. Where no number of shares of Staodyn Common Stock is expressly mentioned, the Demand will be presumed to cover all shares of Staodyn Common Stock held in the name of the record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the exercise of appraisal rights.

      A holder of shares of Staodyn Common Stock held in "street name" who desires appraisal rights with respect to such shares must take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record owner of such shares. Shares of Staodyn Common Stock held through brokerage firms, banks, and other financial institutions are frequently deposited with and held of record in the name of a nominee of a central security depository, such as Cede & Co., Pacific & Co., Kray Co., Philadep and others. Any holder of Staodyn Common Stock desiring appraisal rights with respect to such shares who held his or her shares through a brokerage firm, bank or other financial institution is responsible for ensuring that the demand for appraisal is made by their record holder. The holder should instruct such firm, bank or institution that the demand for appraisal must be made by the record holder of the shares, which might be the nominee of a central security depository if the shares have been so deposited. As required by Section 262, a demand for appraisal must reasonably inform the corporation of the identity of the record holder (which might be a nominee as described above) and of such holder's intention to seek appraisal of such shares.

      Holders who elect to exercise appraisal rights must mail or deliver their written demands to: Staodyn, Inc., 1225 Ken Pratt Boulevard, Longmont, Colorado 80501, Attention: Michael Newman, Secretary. The written demand for appraisal should specify that the holder is thereby demanding appraisal of his or her shares.

      Within 10 days after the Effective Time, Staodyn, as the surviving corporation in the Merger, must send a notice as the effectiveness of the Merger to each holder of Staodyn Common Stock who has satisfied the foregoing provisions of Section 262, which notice shall also include a copy of Section
262. Within 120 days after the Effective Time, but not thereafter, Staodyn or any former holder of Staodyn Common Stock entitled to appraisal rights under
Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of Staodyn Common Stock. Staodyn will not file any such petition. Accordingly, the dissenting holder of Staodyn Common Stock will need to initiate all necessary action to perfect his or her appraisal rights within the time periods prescribed in Section 262.

      Within 120 days after the Effective Time, any former holder of Staodyn Common Stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Staodyn a statement setting forth the aggregate number of shares of Staodyn Common Stock not voted in favor of the adoption of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after a written request therefor has been received by Staodyn or within 10 days after expiration of the period for deliver of demands, whichever is later.

      If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which former holders of Staodyn Common Stock are entitled to appraisal rights and will appraise the "fair value" of the Staodyn Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger. Holders of Staodyn Common Stock considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the consideration they would receive pursuant to the Merger Agreement, if they did not seek appraisal of their shares and that investment advisors' opinions as to fairness from a financial point of view of the Merger Consideration are not necessarily opinions as to fairness of their shares under Section 262. Any judicial determination of the "fair value" of the Staodyn Common Stock could be based on numerous considerations including, but not limited to, the market value of Staodyn Common Stock prior to the Merger and the net asset value and earnings of the Staodyn. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceeding. The Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court may also order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, be charged pro rata against the value of all the shares entitled to appraisal.

      Any holder of Staodyn Common Stock who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares of Staodyn Common Stock subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Staodyn Common Stock, except dividends or other distributions payable to holders of Staodyn Common Stock of record as of a date prior to the Effective Time.

      If any holder of Staodyn Common Stock who demands appraisal of his or her Staodyn Common Stock under Section 262 fails to perfect, or effectively withdraws or loses his or her right to appraisal, then the shares of Staodyn Common Stock of such holder will be converted into and become the right to receive the Merger Consideration in accordance with the Merger Agreement. A holder of Staodyn Common Stock will fail to perfect, or effectively lose, his or her right of appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers to the Staodyn a written withdrawal of his or her demand for appraisal and acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of Staodyn.

      Failure to follow the steps required by Section 262 for perfecting rights may result in the loss of such rights.

      The foregoing summary of the applicable provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such Section, the full text of which is attached as Appendix B to this Joint Proxy Statement-Prospectus.

                 MANAGEMENT AND OPERATIONS AFTER THE MERGER

      BOARD OF DIRECTORS. Immediately after the Effective Time, subject to approval of the holders of 50% of the outstanding Rehabilicare Common Stock, the following directors will be elected or appointed as directors of Rehabilicare. In the event that the Merger Agreement is not approved, each of such directors, except W. Bayne Gibson and Frederick H. Ayers will remain and be continuing directors of Rehabilicare.

                                                        PRINCIPAL OCCUPATION AND
           NAME           AGE     DIRECTOR SINCE      BUSINESS EXPERIENCE FOR PAST FIVE YEARS
---------------------------------------------------------------------------------------------

    Robert C. Wingrove    65      1972 (Rehab.)       Chairman of the Board of Rehabilicare
                                                      since 1984; Chief Technical Officer of
                                                      Rehabilicare since 1990.

    David B. Kaysen       48      1992 (Rehab.)       President and Chief Executive Officer of
                                                      Rehabilicare since March 1992; Director
                                                      of Surgidyne, Inc. (a manufacturer of
                                                      surgical wound drainage products).

    John H. P. Maley      62      1996 (Rehab.)       Chairman of Magister Corporation (a
                                                      developer and marketer of consumer
                                                      healthcare products) since July 1995;
                                                      Chairman or President, and CEO of
                                                      Chattanooga Group (a manufacturer of
                                                      physical therapy products) from March
                                                      1976 to December 1994. Director of
                                                      Atrion Corporation, a manufacturer of
                                                      medical products, since February 1996.

    Richard E. Jahnke     49      1996 (Rehab.)       President and Chief Operating Officer of
                                                      CNS Inc. (a manufacturer of consumer
                                                      products, including the Breathe Right-
                                                      Registered Trademark- nasal strip) since
                                                      1993. Executive Vice President and Chief
                                                      Operating Officer of Lemna Corporation,
                                                      which manufactures and sells waste water
                                                      treatment systems from 1991 to 1993.

    Frederick H. Ayers    58      1984 (Stao.)        Mr. Ayers has been President of F.H.
                                                      Ayers, Inc., Boulder, Colorado, a private
                                                      investment company since 1985.

    W. Bayne Gibson       73      1984 (Stao.)        Mr. Gibson is currently an independent
                                                      business consultant. From 1984 to 1996 he
                                                      was President, Chief Executive Officer
                                                      and Chairman of the Board of Staodyn.

      Additional information with respect to the foregoing individuals is set forth under "ELECTION OF REHABILICARE DIRECTORS," in the case of individuals who have been nominated to serve as directors of Rehabilicare, and in the proxy statement with respect to Staodyn's 1997 Annual Meeting of Stockholders, in the case of individuals who are currently directors of Staodyn. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

      MANAGEMENT. The executive officers of Rehabilicare after the Merger will be comprised of current members of Rehabilicare's senior management. Mr. Kaysen will continue to be President and Chief Executive Officer of Rehabilicare following the Merger. In addition, Robert C. Wingrove, W. Glen Winchell and William Sweeney, each of Rehabilicare, will remain Chief Technical Officer, Vice President of Finance and Chief Financial Officer and Vice President of Sales and Marketing, respectively, of Rehabilicare. Although Rehabilicare hopes to retain the services of Mr. Newman and Mr. Fenstermaker for a period of time after the Effective Time, Mr. South has indicated that he will resign soon after the Merger and it is unlikely that Mr. Newman and Mr. Fenstermaker will remain with the Company more than six months after the Effective Time. Each of such persons would be entitled to severance benefits upon termination. See "THE MERGER--Interests of Certain Persons in the Merger."

      Additional information about such persons is contained in the 1997 Rehabilicare 10-KSB, which is incorporated by reference in this Joint Proxy Statement-Prospectus. See "AVAILABLE INFORMATION" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

      OPERATIONS. Rehabilicare and Staodyn expect to ultimately realize cost savings of approximately $3.2 million (pre-tax). Such cost savings are expected to be realized by various means including reductions in staff, consolidation of certain data processing and other back office operations, and consolidation and elimination of certain duplicate or excess office facilities. No adjustment has been included in the unaudited pro forma condensed combined financial statements included in this Joint Proxy Statement-Prospectus for the anticipated cost savings.

      The extent to which cost savings will be achieved is dependent upon various factors beyond the control of Rehabilicare or Staodyn, including regulatory factors, economic conditions, and unanticipated changes in business conditions. Therefore, no assurances can be given with respect to the ultimate level of cost savings, if any, to be realized, or that such savings will be realized in the time frame currently anticipated. See "SUMMARY--Selected Historical Financial Data," "SUMMARY--Pro Forma Selected Historical Financial Data," "FINANCIAL STATEMENTS--Unaudited Pro Forma Condensed Combined Financial Statements" and "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

      COSTS INCURRED IN CONNECTION WITH THE MERGER. Rehabilicare and Staodyn also anticipate that they will incur Merger-related expenses and restructuring charges in connection with the Merger, which expenses are estimated to be approximately $2.5 to $3.5 million (pre-tax) in the aggregate. These items principally result from expenses to be incurred in connection with the integration of operations and systems, elimination of redundancies, and staff reductions and officer and employee retention arrangements. It is anticipated that substantially all of these expenses and charges will be incurred in the first year following the Effective Date of the Merger.

      The expenses and charges to be incurred in connection with the Merger are dependent upon various factors beyond the control of Rehabilicare and Staodyn. No assurance can be given that such expenses and charges will not exceed the amounts described above. See "SUMMARY--Selected Historical Financial Data," "SUMMARY--Pro Forma Selected Historical Financial Data," "FINANCIAL STATEMENTS--Unaudited Pro Forma Condensed Combined Financial Statements" and "CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION."

      CORPORATE HEADQUARTERS. Rehabilicare's corporate headquarters will remain in St. Paul, Minnesota. In addition, it is expected that Rehabilicare will continue to operate portions of its businesses from Staodyn's offices in Tampa, Florida. Rehabilicare currently anticipates closing the Staodyn facility in Longmont, Colorado.

      For additional information regarding management and operations of the combined company, see "BUSINESS OF STAODYN" AND "BUSINESS OF REHABILICARE."

                              MARKET PRICES

REHABILICARE

      The Rehabilicare Common Stock is traded on the Nasdaq National Market under the symbol "REHB." The following table sets forth the range of high and low sales prices as reported by the Nasdaq National Market during the periods indicated.


                                                                PRICE RANGE
                                                            --------------------
QUARTER                                                       HIGH        LOW
-------                                                     --------    --------

Fiscal Year Ended June 30, 1996:
  First ................................................     $ 4         $ 2 1/2
  Second ...............................................       4           2 1/4
  Third ................................................       5 1/4       3 1/2
  Fourth ...............................................       4 3/4       3 3/8
Fiscal Year Ended June 30, 1997:
  First ................................................     $ 4 5/16    $ 3
  Second ...............................................       4 1/4       2 3/8
  Third ................................................       4 1/4       2 7/8
  Fourth ...............................................       3 3/4       2 3/4
Fiscal Year Ending June 30, 1998:
  First ................................................       3 7/8       2 7/8
  Second ...............................................       4 5/8       2 7/8

      On December 1, 1997, the last trading day before Rehabilicare and Staodyn publicly announced the execution of the Merger Agreement, the closing price per share of Rehabilicare Common Stock was $4.00. On February 11, 1998, the last trading day prior to the date of this Joint Proxy Statement-Prospectus, such price was $3.00. Past price performance is not necessarily indicative of likely future price performance. Holders of Rehabilicare Common Stock and Staodyn Common Stock are urged to obtain current market quotations for shares of Rehabilicare Common Stock.

      Holders of shares of Rehabilicare Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Rehabilicare Board. Rehabilicare has never declared or paid dividends on its Common Stock and intends to retain earnings for use in operations during the foreseeable future.

STAODYN

      The Staodyn Common Stock is listed on the Nasdaq SmallCap Market under the symbol "SDYN." The following table sets forth the range of high and low sales prices as reported on the Nasdaq SmallCap Market during the periods indicated.

                                                                PRICE RANGE
                                                           --------------------
QUARTER                                                      HIGH        LOW
-------                                                    --------    --------

Fiscal Year Ending November 30, 1995:
  First ...............................................     $ 1 27/32   $ 1 3/16
  Second ..............................................       2 1/16      1 3/16
  Third ...............................................       2 5/8       1 11/16
  Fourth ..............................................       2 5/16      1 5/8
Fiscal Year Ending November 30, 1996:
  First ...............................................     $ 1 3/4     $ 1 3/8
  Second ..............................................       2 1/4       1 5/16

  Third                                    1 3/4         1 3/8
  Fourth                                   1 11/16       1 5/16
Fiscal Year Ending November 30, 1997:
  First                                   $1 11/16      $1 3/16
  Second                                   1 17/32       1 7/32
  Third                                    1 23/32       1 11/32
  Fourth                                   2 1/2         1 3/8

        On December 1, 1997, the last trading day before Rehabilicare and Staodyn publicly announced the execution of the Merger Agreement, the closing price per share of Staodyn Common Stock on the Nasdaq SmallCap Market was $2.25. On February 11, 1998, the last trading day prior to the date of this Joint Proxy Statement- Prospectus, such price was $2.1875. Past price performance is not necessarily indicative of likely future price performance.
 Holders of Staodyn Common Stock are urged to obtain current market quotations for shares of Staodyn Common Stock.

        Holders of Staodyn Common Stock are entitled to receive dividends from funds legally available therefor when, as and if declared by the Staodyn Board.

                               BUSINESS OF STAODYN
GENERAL

        Staodyn, a Delaware corporation, designs, develops, manufactures, and markets noninvasive electrotherapeutic devices, supplies, and accessories for use by physicians, physical therapists, athletic trainers, and their patients. Staodyn's electrotherapeutic products are used in the treatment of chronic and acute pain and neuromuscular rehabilitation. Staodyn's pain management products treat chronic and acute pain with transcutaneous electrical nerve stimulation or "TENS" that delivers carefully controlled pulses of electricity through the skin to sensory nerves, thereby relieving pain without the side effects often associated with drugs or surgery. Staodyn's muscle rehabilitation devices use neuromuscular electrical stimulation ("NMES") or pulsed direct current ("PDC") to speed recovery of normal function in muscle and other soft tissue affected by disease or trauma.

        Staodyn operates both a retail sales division, which sells Staodyn's products directly to patients, third-party payers, and medical practitioners, and a wholesale division, which sells primarily to home healthcare dealers.

        Staodyn was incorporated as Staodynamics, Inc. under Colorado law in 1975 and later was reincorporated as Staodyn, Inc. under Delaware law in 1987. Its principal executive offices are located at 1225 Ken Pratt Boulevard, Longmont, Colorado 80501, telephone number (303) 772-3631. For further information concerning Staodyn, see the Staodyn documents incorporated by reference herein as described under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."


RECENT DEVELOPMENTS

        On February 10, 1998, Staodyn announced earnings for the year ended November 30, 1997. Staodyn reported net income of $1,230,000 or $.19 per share, up from $257,000 or $.04 per share for the year ended November 30, 1996. The increased net income included a $762,000 or $.11 per share tax benefit in the fourth quarter from partial release of Staodyn's valuation allowance for deferred income taxes. Also contributing to the increased net income was an increase in operating income to $578,000 in fiscal 1997 from $311,695 in fiscal 1996. Net sales increased 12% to approximately $21,100,000 for fiscal 1997, as compared to approximately $18,900,000 for fiscal 1996. This sales increase resulted from growth in Staodyn's retail business, which increased 17% during fiscal 1997 from fiscal 1996.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Results of Operations

        NINE MONTHS ENDED AUGUST 31, 1997

        Net sales for the fiscal 1997 third quarter were $5,278,000, an increase of $444,000 or 9% over the comparable quarter of the prior year. For the nine month period, sales increased by $2,031,000 or 15%. The majority of this increase is attributable to the addition of two independent representative groups in the second half of fiscal 1996 and increased sales of Staodyn's SporTX product, as it continues to gain acceptance in the professional and amateur sports markets.

        Gross profit was $3,431,000 or 65%, as compared to $3,143,000 or 65% for the third quarter of the prior year. For the nine month period, gross profit was $10,096,000 or 64%, which compares to $8,855,000 or 65% for the nine months ended August 31, 1996. Gross profit has remained steady due to relatively stable product mix and pricing.

        Total operating expenses were $3,304,000 for the third quarter of 1997, which represents an increase of $227,000 or 7%. For the nine month period, operating expenses increased by $1,090,000 or 13% to $9,792,000. Approximately $630,000 of this increase relates to higher commissions paid on the higher sales levels. The balance of the increase is attributable to additional managed care and sales support personnel.

        Other income (expense) for the quarter was $(14,000), as compared to $(13,000) for the comparable quarter of the prior year. For the nine month period, other income (expense) was $(41,000) and $(40,000) for the current and prior year, respectively. Other income(expense) consists primarily of interest income and expense.

        FISCAL YEAR ENDED NOVEMBER 30, 1996

        Net sales for the fiscal year ended November 30, 1996 were $18,944,000, an increase of $573,000 or 3% from the prior fiscal year. Retail sales increased $656,000 or 5%. This increase in retail sales was due to the expansion of the retail sales force, primarily in the second half of the year. Net sales in the second half of the year were up 11% over the same period of 1995. Two independent representative groups, who had previously been customers of the wholesale division, were added to the retail distribution network. Wholesale division sales decreased by $83,000 or 2%.

        Gross profit was $12,311,000 for the year, or 65% of net sales, as compared to $11,797,000 or 64% of net sales in 1995. The improvement in gross profit is attributable to the sales mix improvement between the retail and wholesale division sales.

        Selling, general, and administrative expenses in fiscal 1996 totaled $11,554,000, as compared to $11,084,000 in fiscal 1995. The increase of $470,000, or 5%, is due to several factors. Sales and marketing expenses were higher due to a significant expansion of the retail sales force during the year, as well as higher commissions on the higher sales in the retail division. Additionally, Staodyn hired a new President and Chief Executive Officer in June 1996 in anticipation of the retirement of W.
Bayne Gibson in December 1996. This resulted in increased salary and moving expenses.

        Research and development expenditures remained fairly level. Research and development expenses increased by $9,000 or 2%, to $446,000.

        Other expenses for the year ended November 30, 1996 were $55,000, as compared to $73,000 for fiscal 1995. Other income (expense) consists primarily of interest earned on short-term cash investments and interest expense on debt and capital leases. Interest earned on short-term investments increased by $24,000; interest expense decreased by $31,000 as related debt principal was decreased. These improvements, totaling $55,000, were offset by lower other income of $33,000. Other income in fiscal 1995 consisted primarily of a rebate of rent which had been paid in prior years.

        Net income for the fiscal year ended November 30, 1996 was $257,000 or $.04 per share, compared to $204,000 or $.03 per share for the fiscal year ended November 30, 1995.

        FISCAL YEAR ENDED NOVEMBER 30, 1995

        Net sales for the fiscal year ended November 30, 1995 were $18,371,000, an increase of $1,774,000 or 11% as compared to the prior year. This increase was attributable entirely to increased sales in the retail division, which were impacted by an increase in the number of sales personnel of approximately 15%. Sales through the wholesale distribution channel have continued to decline as the wholesale market continues to consolidate.
Device sales accounted for approximately 60% of total Company sales, with the balance being accessories and disposable supplies.

        Gross profit was $11,797,000 or 64%, as compared to $10,446,000 or 63% in the prior year. The improvement in gross margin is attributable to a higher percentage of supplies and accessories sold (at higher margins than device sales).

        Selling, general, and administrative expenses were $11,084,000 for the year ended November 30, 1995 as compared to $11,278,000 for the prior year. This decrease of $195,000, or 2%, is due primarily to a decrease in sales and marketing expenses related to the wholesale division, as sales commissions and administration expenses have been reduced consistent with the sales decrease in that division. These savings have been partially offset by increased sales commissions paid on higher sales in the retail division.

        Research and development expenses in fiscal 1995 were $437,000, an increase of $26,000 or 6% over fiscal 1994. The increase is due primarily to a higher level of activity relating to modifications required for European distribution of Staodyn's core products and Dermapulse.

        Other income (expense) was $(73,000) for the fiscal year ended November 30, 1995 as compared to $(79,000) for the year ended November 30, 1994. Income generated from the collection of accounts receivable for PMSI, the former parent of the retail division, decreased by $78,000, as the related receivables aged to three years. This was offset by increased interest income of $15,000 on higher levels of excess cash available for investment and by an increase of approximately $65,000 in other income (expense).

        Net income for the fiscal year ended November 30, 1995 was $204,000 or $.03 per share, compared to a net loss of $(1,322,000) or $(.24) per share for the prior year.

        Liquidity and Capital Resources

        Staodyn used cash of $60,000 in the nine month period ended August 31, 1997, primarily due to increased inventories and lower payables at period-end. Staodyn generated cash from operations throughout the fiscal year ended November 30, 1996. Cash generated from operations totaled $235,000 in fiscal 1996, compared to $1,457,000 in fiscal 1995. The decrease in cash generated from operations in fiscal 1996 was due to a usage of $1,437,000 to finance accounts receivable, due primarily to higher sales in the third and fourth quarters; this compared to a use for this purpose of $897,000 in fiscal 1995. Additionally, $774,000 was used to finance inventories in fiscal 1996, also due partially to increased demand in the third and fourth quarters; lower inventory levels had provided cash of $542,000 in fiscal 1995. These uses of cash were offset to some extent by the change in the level of accounts payable (which provided cash of $261,000 in fiscal 1996 as opposed to using cash of $232,000 in fiscal 1995); the levels of accounts payable fluctuate due to the timing of check runs.

        Cash of $617,000 was used for investing activities in fiscal 1996, as compared to $445,000 in the prior year. The increase was due primarily to investments in property, plant, and equipment of $326,000, up from $108,000 in fiscal 1995. The operations in Tampa were moved to a new facility early in the second quarter, and the new facilities required some buildout as well as the installation of additional computer and communications equipment. Excess cash continues to be invested in short-term investments; the net increase in invested cash was $281,000 in fiscal 1996 and $292,000 in fiscal 1995.

        Cash used for financing activities totaled $204,000 in fiscal 1996, as compared to $254,000 in fiscal 1995. The note payable to a related party was satisfied early in fiscal 1996, which resulted in $87,000 lower cash usage in fiscal 1996; this was offset by a lower amount of cash provided from the issuance of common stock (primarily through employee stock purchase plans) of $37,000.

        Working capital at August 31, 1997 was $10,849,000, or a current ratio of 8.3:1. This compares favorably to $10,200,000 or 5.9:1 at November 30, 1996. Staodyn believes that funds on hand are sufficient to support its existing and planned operations for at least the next twelve months.

                           BUSINESS OF REHABILICARE
GENERAL

        Rehabilicare, a Minnesota corporation, is a designer, manufacturer and provider of electromedical pain management and rehabilitation products and services used for clinical, home health care and occupational medicine applications. Rehabilicare offers a number of electrotherapy devices for rehabilitation as well as several products for chronic and acute pain management. These products consist of small, portable, battery-powered electrical pulse generators which are connected by wires to electrodes placed on the skin. Rehabilitation products accounted for approximately 41% of total revenue in fiscal 1997 and 47% in fiscal 1996. Pain management products accounted for approximately 25% of total revenue in fiscal 1997 and 24% in fiscal 1996. The balance of Rehabilicare's revenue resulted from the sale of accessories used with treatment modalities.

        Rehabilicare was incorporated as Medical Devices, Inc. under the laws of the State of Minnesota in 1972. Its name was changed to Rehabilicare Inc. in November 1994. The principal executive offices of Rehabilicare are located at 1811 Old Highway 8, New Brighton, Minnesota 55343, telephone number (612) 638-0590. For further information concerning Rehabilicare, see the Rehabilicare Annual Report delivered with this Proxy Statement-Prospectus and the Rehabilicare documents incorporated by reference herein as described under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        For information concerning the Results of Operations and Financial Condition of Rehabilicare at and for the three years ended June 30, 1997, see the Rehabilicare Annual Report delivered with this Proxy Statement-Prospectus.

Results of Operations

        THREE MONTHS ENDED SEPTEMBER 30, 1997

        The following table sets forth information from the statements of operations as a percentage of revenue for the periods indicated:


                                                             Three Months Ended
                                                                September 30
                                                           -----------------------
                                                             1997           1996
                                                            -------        -------
        Net sales and rental revenue                         100.0%         100.0%
        Cost of sales and rentals                             25.9           26.3
        Gross profit                                          74.1           73.7
        Operating expenses
        Selling, general and administrative                   60.0           55.7
        Research and development                               4.1            5.2
        Total operating expenses                              64.1           60.9

        Operating income                                      10.0           12.8
        Other expense                                          1.7            2.8
        Provision for income taxes                             2.8            3.6
        Net income                                             5.5            6.4


        Revenue was $2,930,000 for the first quarter of fiscal 1998, a 25% increase from $2,345,000 in the first quarter of fiscal 1997. Net sales and rental revenue from direct distribution to patients increased 24% to $2,449,000 from $1,970,000 and accounted for approximately 84% of total revenue for the first quarter in both fiscal years. The increase was due primarily to a 19% growth in the number of new patients. Revenue from Rehabilicare's traditional dealer business, excluding international, increased by 27% in fiscal 1998 from the first quarter of fiscal 1997 due primarily to increased purchases by several key dealers. International sales were minimal in the first quarter of both fiscal years.

        Gross profit increased 26% to $2,172,000 or 74% of revenue in the first quarter of fiscal 1998 compared with $1,728,000 or 74% of revenue in the first quarter of fiscal 1997. Margins on dealer business were 52% compared with 46% in the first quarter of fiscal 1997, reflecting an increase in sales of more profitable products. Margins on direct sales and rentals were 80% for the first quarter of fiscal 1998 compared with 79% in fiscal 1997. This improvement resulted from an increased volume of higher margin accessory sales.

        Selling, general and administrative expenses increased 34% to $1,757,000 in the first quarter of fiscal 1998 from $1,307,000 in fiscal 1997. As a percent of revenue, those expenses increased from 56% to 60%. The increase resulted primarily from an increased provision for uncollectible retail receivables and marketing costs related to the CTDx and the new Ortho Dx product lines.

        Operating income was $295,000 in the first quarter of fiscal 1998 compared with $300,000 in the first quarter of fiscal 1997. Net income was $162,000 in the first quarter of fiscal 1998 compared with $150,000 for the first quarter of fiscal 1997. The effective tax rate of 34% for the first quarter of fiscal 1998 was lower than the 36% effective rate for the first quarter of fiscal 1997 due to the use of a tax advantaged Foreign Sales Corporation (FSC) and a reduction of excess liability recorded in previous years.

Financial Condition, Liquidity, and Capital Resources

        Rehabilicare used cash of $157,000 in operations during the first quarter of fiscal 1998. Rehabilicare used $179,000 of cash in the same quarter of fiscal 1997.

        Operations have previously required significant amounts of cash to
fund increases in receivables.   Cash was used to fund increases in net
receivables of $326,000 in the first quarter of fiscal 1998 and $190,000 in the first quarter of fiscal 1997. During the first quarter of fiscal 1998, Rehabilicare provided an additional $268,000 for uncollectible receivables and wrote off $244,000 of accounts it considered uncollectible. As a percent of receivables, the reserve decreased from 21% in fiscal 1997 to 18% in fiscal 1998.

        The reserve for uncollectible accounts is determined after considering various factors including historical trends, relationship and experience with insurance or other third party payors and patient responsibility for charges. Rehabilicare believes that its current reserve for uncollectible accounts is adequate. However, it will be necessary to continue maintaining a significant reserve to cover instances where the extent of insurance coverage cannot be verified prior to distributing home units to patients.

        During the first quarter of fiscal 1998, a decrease of $145,000 in accounts payable was partially offset by decreases in inventory of $46,000 and prepaid expenses of $61,000.

        Cash of $121,000 was used in investing activities in the first quarter of fiscal 1998 compared with $18,000 in fiscal 1997. Most of the usage related to the purchase of new computer software and hardware for the Company's manufacturing and accounting systems.

        Financing activities provided cash of $251,000 in fiscal 1998 and $191,000 in fiscal 1997. Rehabilicare repaid $77,000 of long-term debt in the first quarter of fiscal 1998 and fiscal 1997. The

Company maintains a line of credit which provides for borrowing up to $2,000,000, limited by eligible accounts receivable. At September 30, 1997, the borrowing base limit was approximately $1,663,000. Borrowings under the line were $645,000 on September 30, 1997 and $340,000 at June 30, 1996.
Rehabilicare anticipates that cash requirements during fiscal 1998 will be less than its available credit facility.

                    DESCRIPTION OF REHABILICARE CAPITAL STOCK

    THE FOLLOWING DESCRIPTION OF THE CAPITAL STOCK OF REHABILICARE DOES NOT PURPORT TO BE COMPLETE AND IS SUBJECT, IN ALL RESPECTS, TO APPLICABLE MINNESOTA LAW AND TO THE PROVISIONS OF THE REHABILICARE ARTICLES. THE FOLLOWING DESCRIPTION IS QUALIFIED BY REFERENCE TO THE SECOND RESTATED ARTICLES OF INCORPORATION OF REHABILICARE, WHICH ARE INCORPORATED BY REFERENCE AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS JOINT PROXY STATEMENT-PROSPECTUS IS A PART.

GENERAL

    The authorized capital stock of Rehabilicare consists of 15,000,000 shares of Common Stock, $.10 par value, and 5,000,000 shares of preferred stock, $.01 par value, not designated as to terms and preferences.

COMMON STOCK

    There were 4,870,002 shares of Rehabilicare Common Stock issued and outstanding as of December 31, 1997. In addition, Rehabilicare had reserved a total of 975,000 shares for issuance upon exercise of options granted or to be granted under its 1988 Restated Stock Option Plan and 200,000 shares for sale under its 1993 Employee Stock Purchase Plan at such date.

    The holders of Rehabilicare Common Stock: (a) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Rehabilicare Board; (b) are entitled to share ratably in all of the assets of Rehabilicare available for distribution to holders of Rehabilicare Common Stock upon liquidation, dissolution or winding up of the affairs of Rehabilicare; (c) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; and (d) are entitled to one vote per share on all matters which stockholders may vote on at all meetings of stockholders. All shares of Rehabilicare Common Stock now outstanding are fully paid and nonassessable.

    The holders of Rehabilicare Common Stock do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares voting for the election of directors can elect all of the directors of Rehabilicare to be elected, if they so choose. In such event, the holders of the remaining shares will not be able to elect any of Rehabilicare's directors.

    The payment by Rehabilicare of dividends, if any, in the future rests within the discretion of the Rehabilicare Board and will depend, among other things, upon Rehabilicare's earnings, its capital requirements and its financial condition, as well as other relevant factors. Due to its anticipated financial needs and future plans, Rehabilicare does not contemplate paying any dividends upon the Rehabilicare Common Stock in the foreseeable future.

PREFERRED STOCK

    The Rehabilicare Board is authorized, without further stockholder action, to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, repurchase rights, conversion rights, redemption rights and terms, including sinking fund provisions, and certain other rights and preferences, of the preferred stock. Although there is no current intention to do so, the Rehabilicare Board may, without stockholder approval, issue shares of a class or series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of Rehabilicare Common Stock and may have the effect of delaying, deferring or preventing a change in control of Rehabilicare.

MINNESOTA BUSINESS CORPORATION ACT

    Section 302A.671 of the Minnesota Statutes applies, with certain exceptions, to any acquisition of voting stock of Rehabilicare (from a person other than Rehabilicare, and other than in connection with certain mergers and exchanges to which Rehabilicare is a party) resulting in the beneficial ownership of 20% or more of the voting stock then outstanding. Section 302A.671 requires approval of any such acquisitions by a majority vote of the stockholders of Rehabilicare prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by Rehabilicare within 30 days after the acquiring person has failed to give a timely information statement to Rehabilicare or the date the stockholders voted not to grant voting rights to the acquiring person's shares.

    Section 302A.673 of the Minnesota Statutes generally prohibits any business combination by Rehabilicare, or any subsidiary of Rehabilicare, with any stockholder which purchases 10% or more of Rehabilicare's voting shares (an "interested stockholder") within four years following such interested stockholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Rehabilicare Board before the interested stockholder's share acquisition date.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar with respect to Rehabilicare Common Stock is Norwest Bank Minnesota, National Association.

                       COMPARISON OF STOCKHOLDER RIGHTS

    The rights of the stockholders of Staodyn are governed by the DGCL, the Certificate of Incorporation of Staodyn (the "Staodyn Certificate"), and the Bylaws of Staodyn (the "Staodyn Bylaws"). The rights of the stockholders of Rehabilicare are governed by the MBCA, the Second Restated Articles of Incorporation of Rehabilicare (the "Rehabilicare Articles"), and the Amended and Restated Bylaws of Rehabilicare (the "Rehabilicare Bylaws"). The following is a summary of certain material differences between the rights of stockholders of Staodyn and the rights of stockholders of Rehabilicare, as contained in provisions of the Staodyn Certificate and the Staodyn Bylaws, and the Rehabilicare Articles and the Rehabilicare Bylaws.

    The following does not purport to be a complete statement of the rights of Staodyn's stockholders under applicable Delaware law, and the Staodyn Certificate and the Staodyn Bylaws as compared with the rights of Rehabilicare stockholders under applicable Minnesota law, and the Rehabilicare Articles and the Rehabilicare Bylaws. The identification of certain specific differences is not meant to indicate that other equally or more significant differences do not exist.

    BUSINESS COMBINATIONS AND SUPERMAJORITY VOTING. Under Delaware law, a corporation is prohibited from engaging in certain business combinations, including a merger, sale of substantial assets, loan or substantial issuance of stock, with an interested stockholder, or an interested stockholder's affiliates and associates, for a three-year period beginning on the date the interested stockholder acquires 15% or more of the outstanding voting stock of the corporation. The restrictions on business combinations do not apply if the board of directors gives prior approval to the transaction in which the 15% ownership level is exceeded, the interested stockholder acquires at one time 85% of the corporation's stock (excluding shares held by management or employee stock plans in which employees do not have the effective power to tender stock) or the business combination is approved by the board of directors and authorized at a meeting of stockholders by the holders of at least 66 2/3% of the outstanding voting stock, excluding shares owned by the interested stockholder.

    Under the Staodyn Certificate, certain business combinations require the approval of not less than 66 2/3% of the outstanding shares of Staodyn voting stock, unless a majority of the continuing directors have approved the business combination or the business combination is at a price not less than the highest per share price paid by the acquiring person. For such purposes, business combination includes certain mergers, consolidations, dispositions of the assets, securities sales, recapitalizations and liquidations of Staodyn with a beneficial holder of 20% or more of the voting stock.

    Minnesota law requires approval by the disinterested stockholders of any "control share acquisition" of stock of an "issuing public corporation" if an acquiror exceeds specified levels of ownership (20%, 33 1/3% and 50%) of the stock of the target corporation. This provision essentially requires a proxy contest to approve such share acquisitions and delays the acquiror's purchase up to 55 days while a special stockholders' meeting is held to vote on the acquisition. The definition of "control share acquisition" excludes cash tender offers for all outstanding shares if the offer has been approved in advance by the board of directors of the target corporation and acquisitions by employee benefit plans.

    Minnesota law restricts transactions with a stockholder (an "interested stockholder") acquiring ten percent or more of the shares of a publicly held (i.e., required to file Exchange Act reports) "issuing public corporation" unless the share acquisition or the transaction has been approved by the corporation's board of directors prior to the acquisition of the ten percent interest. An "issuing public corporation" is a corporation which has at least 50 stockholders. For four years after the ten percent threshold is exceeded (absent prior board approval), the corporation cannot have a merger, sale of substantial assets, loan, substantial issuance of stock, plan of liquidation or reincorporation involving the interested stockholder or its affiliates. The Rehabilicare Articles do not further address business combinations under Minnesota law.

    DISSENTERS' RIGHTS. Under Delaware law, appraisal rights are available only in connection with certain statutory mergers or consolidations, unless the certificate of incorporation grants such rights with respect to amendments to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, or sales of all or substantially all of the assets of a corporation. The Staodyn Certificate does not grant such additional rights. Appraisal rights under Delaware law, however, are not available if (1) the corporation's stock is (prior to the relevant transaction) listed on a national securities exchange or designated as a National Market System security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (2) held of record by more than 2,000 stockholders, neither of which exceptions applies to Staodyn Common Stock. Consequently, appraisal rights are available to Staodyn Stockholders in the Merger. See "THE MERGER--Appraisal and Dissenters' Rights."

    Minnesota law also makes appraisal rights available to dissenting stockholders in the event of any of the following actions: (1) an amendment of the articles of incorporation that materially and adversely affects the rights and preferences of the shares of the dissenting stockholder; (2) a sale or transfer of all or substantially all of the assets of the corporation; (3) a plan of merger to which the corporation is a party; (4) a plan of exchange of shares to which the corporation is a party; and (5) any other corporation action with respect to which the corporation's articles of incorporation or bylaws give dissenting stockholders the right to obtain payment for their shares. The Rehabilicare Articles contain no additional provisions for dissenters' rights.

    AMENDMENTS TO CHARTER AND BYLAWS. Under Delaware law, a corporation's certificate of incorporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares entitled to vote. Delaware law reserves the power to amend or repeal the bylaws exclusively to the stockholders unless the certificate of incorporation confers such power upon the directors.

    Under Minnesota law, the articles of incorporation may be amended by the greater of (1) a majority of the voting power present and entitled to vote on an item, or (2) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting. Minnesota law also entitles holders of shares of a class or series to vote as a class or series on any amendment which would (1) change the number of authorized shares of such class or series, (2) change or adversely affect the rights and preferences of such class or series, (3) create a new class or series of shares with rights and preferences prior and superior to such class or series, or (4) increase the rights and preferences of any class or series with prior and superior rights and preferences to such class or series.

    Minnesota law grants the power to adopt and amend bylaws to the board of directors unless the power is reserved exclusively for stockholders in the charter; provided, however, that Minnesota law has a limitation on the power of the board of directors to adopt or amend bylaws which is not contained in the Delaware statute. After the adoption of initial bylaws, the board of a Minnesota corporation may not adopt, amend or repeal a bylaw fixing a quorum for meetings of stockholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications or terms of office except that the board may adopt or amend a bylaw to increase the number of directors. This limitation occasionally prevents the board from changing certain governance provisions (or even adopting an updated set of bylaws that happens to change the wording of such provisions) without the expense of stockholder approval. The stockholder approval requirement does not turn on the materiality or adverse nature to stockholders of a change. Any change triggers the requirement.

    Minnesota law also allows the holders of 3% or more of the voting power of shares to call for adoption, amendment or repeal of a bylaw. Delaware law does not specify the requirements for stockholder initiation of amendments to the bylaws.

    SHAREHOLDER ACTION BY WRITTEN CONSENT. Delaware law provides that, unless otherwise provided in the certificate of incorporation, stockholders may act by the written consent of the holders of not less than the minimum number of shares that would be necessary to approve such action at a meeting where all shares entitled to vote were present and voted. The Staodyn Certificate does not restrict action by written consent.

    Under Minnesota law, any action required or permitted to be taken in a meeting of the stockholders may be taken without a meeting by a written action signed by all of the stockholders. The Rehabilicare Bylaws provide that any action which might be taken at a meeting of the stockholders may be taken without a meeting if done in writing and signed by all of the stockholders entitled to vote on that action.

    NUMBER OF DIRECTORS, VACANCIES AND NEWLY-CREATED DIRECTORSHIPS. Under Delaware law, the number of directors shall be fixed by or in the manner provided in the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment to the certificate. Unless otherwise provided in the certificate of incorporation or bylaws, vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director. The Staodyn Certificate fixes the maximum number of directors at 12. The Staodyn Certificate provides that newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors my be filled (1) by the affirmative vote of a majority of the directors then in office, even though less than a quorum, or (2) by the affirmative vote of the holders of a majority of the shares present and entitled to vote for the election of directors.

  Directors so chosen by the Board of Directors or the stockholders to fill a vacancy or newly created directorship will hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been appointed or elected expires.

    Under Minnesota law, the minimum number of directors is one. Minnesota law permits the number of directors to be fixed by the articles of incorporation or bylaws, and the number of directors may be increased or decreased by the stockholders or the board in the manner permitted by the articles of incorporation or bylaws. The number of Rehabilicare directors may be increased or decreased from time to time by resolution of the Board of Directors or the stockholders.

    Under Minnesota law, unless different rules for filling vacancies are provided for in the articles of incorporation or bylaws, vacancies resulting from the death, resignation, removal or disqualification of a director may be filled by the affirmative vote of a majority of the remaining directors, even though less than a quorum, and vacancies resulting from a newly-created directorship may be filled by the affirmative vote of a majority of the directors serving at the time of the increase. The stockholders may also elect a new director to fill a vacancy that is created by the removal of a director by the stockholders. According to the Rehabilicare Bylaws, vacancies on the Board of Directors of Rehabilicare occurring by reason of death, resignation, removal or disqualification will be filled for the unexpired term by a majority of the remaining directors of the Board although less than a quorum; newly create directorships resulting from an increase in the authorized number of directors by action of the Board of Directors as permitted by the Bylaws may be filled by a majority vote of the directors serving at the time of such increase; and each director elected pursuant to this provision will be a director until such director's successor is elected by the stockholders at the next regular or special meeting.

    CLASSIFICATION OF BOARD. A classified board of directors is one in which a certain number, but not all, of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process. The Staodyn Certificate provides for a classified board. According to the Staodyn Certificate the Board of Directors is divided into three classes, as nearly equal in number of directors as possible, as determined by the Board of Directors. Each class is elected for a term expiring at the annual meeting of stockholders held in the third successive year thereafter.

    Minnesota law permits, but does not require, a classified board of directors, with the terms of any such classes to be provided for in the articles of incorporation and bylaws. The Rehabilicare Articles do not provide for a classified board.

    SPECIAL MEETINGS OF STOCKHOLDERS.   The Staodyn Bylaws provide that
special meetings of stockholders, for any purpose unless otherwise prescribed by statute, may be called by the President and the Board of Directors. The Board of Directors may designate any place as the place for any special meeting of the stockholders. Written or printed notice of a special meeting must be delivered not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, by or at the direction of the President or the Secretary to each stockholder of record entitled to vote at such meeting.

    The Rehabilicare Bylaws provide that a special meeting of the stockholders may be held at any time and for any purpose and may be called by the chief executive officer, the chief financial officer, two or more directors or by a stockholder or stockholders holding 10% or more of the voting power of all shares entitled to vote, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. According to the Rehabilicare Bylaws, a stockholder or stockholders holding the requisite percentage of the voting power of all shares entitled to vote may demand a special meeting of the stockholders by written notice of demand given to the chief executive officer or chief financial officer of the corporation and containing the purposes of the meeting. Within 30 days after receipt of demand by one of those officers, the Board of Directors will cause a special meeting of stockholders to be called and held on notice no later than 90 days after receipt of the demand, at the expense of the corporation. Special meetings must be held on the date and at the time and place fixed by the chief executive officer or the Board of Directors, except that a special meeting called by or at demand of a stockholder or stockholders must be held in the county where the principal executive office is located. The business transacted at a special meeting must be limited to the purposes as stated in the notice of the meeting.

    QUORUM AT STOCKHOLDERS' MEETINGS. The Staodyn Bylaws provide that one-third (1/3) of the shares outstanding of Staodyn entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of stockholders. If a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter will be the act of the stockholders, unless the vote of a greater number is required by law or the Certificate of Incorporation.

    The Rehabilicare Bylaws provide that the holders of a majority of the shares entitled to vote constitutes a quorum for the transaction of business at any regular or special meeting. If a quorum is present, the affirmative vote of the greater of (i) a majority of the voting power of the shares present and entitled to vote, or (2) a majority of the voting power of the minimum number of the shares entitled to vote that would constitute a quorum will be an act of stockholders, in each case unless a higher percentage is required under the MBCA or the Articles.

    DIVIDENDS. Under Delaware law, dividends may be paid out of surplus or out of net profits for the fiscal year in which the dividend is paid or the preceding fiscal year, except that no dividends may be paid if the capital of the corporation has been diminished to an amount less than the liquidation preference of outstanding preferred stock. Neither the Staodyn Certificate nor Bylaws make any additional provisions for dividends.

    Under Minnesota law, a corporation may make a distribution only if the board of directors has determined that the corporation is able, and the corporation is in fact able, to pay its debts in the ordinary course of business after making the distribution. A distribution may be made to holders of a class or series of shares only if all amounts payable to holders of shares having a preference are paid (except for those having waived rights to payment) and if payment of such distribution does not reduce the net assets of the corporation below the aggregate preferential amount payable upon liquidation (unless the distribution is made to stockholders in the order of and to the extent of their respective priorities). Under the Rehabilicare Bylaws, the Board of Directors may authorize and cause the company to make distributions whenever, and in such amounts or forms as, in its opinion, are deemed advisable.

    GENERAL. The foregoing discussion of certain material differences between the rights of holders of Staodyn Common Stock and the rights of holders of Rehabilicare Common Stock under the Certificates and Articles of Incorporation, respectively, and Bylaws pursuant to Delaware and Minnesota law is only a summary of certain provisions and does not purport to be a complete description of such similarities and differences. The foregoing discussion also does not reflect any rules of The Nasdaq National Market that may apply to Rehabilicare or Staodyn. The foregoing discussion is qualified in its entirety by reference to the MBCA, the DGCL, the common law thereunder, and the full texts of the Certificates and Articles of Incorporation, respectively, and Bylaws of Staodyn and Rehabilicare.

      PROPOSAL TO APPROVE AMENDMENT TO REHABILICARE ARTICLES OF INCORPORATION

    The Rehabilicare Board of Directors has proposed that the Articles be amended in accordance with the MBCA to increase the number of authorized shares of Rehabilicare Common Stock from 15,000,000 to 30,000,000 (the "Charter Amendment"). The principal purpose and effect of the Charter Amendment is to authorize additional shares of capital stock that may be issued upon the approval of the Rehabilicare Board without stockholder approval to accommodate further issuances under employee benefit plans, for future equity financings, if any, and for use in connection with other acquisitions, if any. Rehabilicare is not currently negotiating or contemplating to negotiate any future financings or other acquisitions. While the Rehabilicare Board recommends that Rehabilicare Stockholders vote "FOR" the Charter Amendment, the approval of the Merger Agreement is not contingent upon the approval of the Rehabilicare Charter Amendment.

    As of the Rehabilicare Record Date, there were 4,884,480 shares of Rehabilicare Common Stock outstanding and an additional 975,000 shares of Rehabilicare Common Stock were reserved for issuance. This leaves Rehabilicare with 9,140,520 authorized but unissued, unreserved and uncommitted shares of Rehabilicare Common Stock available for issuance. After giving effect to the Merger, approximately 5,952,061 additional shares of Rehabilicare Common Stock will be outstanding or reserved for issuance. Accordingly, Rehabilicare will have approximately 3,188,459 shares of Rehabilicare Common Stock available for issuance after the Merger (without giving effect to the Charter Amendment). As of the Rehabilicare Record Date, there were no preferred shares of Rehabilicare outstanding and no preferred shares of Rehabilicare reserved for issuance. Rehabilicare had 5,000,000 authorized but unissued, unreserved and uncommitted preferred shares available for issuance at the Rehabilicare Record Date.


    The additional shares of Rehabilicare Common Stock for which authorization is sought would be a part of the existing class of Rehabilicare Common Stock and, if and when issued, would have the same rights and privileges as the shares of Rehabilicare Common Stock presently outstanding. Such additional shares would not (and the shares of Rehabilicare Common Stock presently outstanding do not) entitle holders thereof to preemptive or cumulative voting rights. The increase in authorized shares will, in addition to providing sufficient capital stock for issuance in connection with the Merger, provide additional shares for general corporate purposes, including stock dividends, raising additional capital, issuances pursuant to employee and stockholder stock plans and possible future acquisitions. There are, however, no present plans, understandings or agreements for issuing a material number of additional shares of Rehabilicare Common Stock from the additional shares of stock proposed to be authorized pursuant to the Charter Amendment.

    The issuance of shares of Rehabilicare Common Stock, including the additional shares that would be authorized if the Charter Amendment is adopted, may dilute the present equity ownership position of current holders of Rehabilicare Common Stock and may be made without stockholder approval, unless otherwise required by applicable laws or stock exchange regulation. Under existing Nasdaq National Market regulations, approval of the holders of a majority of the shares of Rehabilicare Common Stock would nevertheless be required in connection with any transaction or series of related transactions that would result in the original issuance of additional shares of Rehabilicare Common Stock, other than in a public offering for cash, if (1) the Rehabilicare Common Stock (including securities convertible into Rehabilicare Common Stock) has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such Rehabilicare Common Stock, (2) the number of shares of Rehabilicare Common Stock to be issued is or will be equal to or in excess of 20% of the number of shares outstanding before the issuance of the Rehabilicare Common Stock or (3) the issuance would result in a change of control of Rehabilicare.

    The amendment might also have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of Rehabilicare Common Stock, to acquire control of Rehabilicare with a view to consummating a merger, sale of all or any part of

Rehabilicare's assets, or a similar transaction, because the issuance of new shares could be used to dilute the stock ownership of such person or entity.


      PROPOSAL TO APPROVE THE REHABILICARE 1998 STOCK INCENTIVE PLAN

    In February 1997, the Rehabilicare Board adopted the Rehabilicare 1998 Stock Incentive Plan (the "1998 Plan"), subject to approval by the Rehabilicare Stockholders. While the Rehabilicare Board recommends that Rehabilicare Stockholders vote "FOR" the approval of the 1998 Plan, the approval of the Merger is not contingent upon approval of the 1998 Plan. The purpose of the 1998 Plan is to aid in attracting and retaining employees, management personnel, other personnel and members of the Rehabilicare Board who are not also employees of Rehabilicare ("Non-Employee Directors") capable of assuring the future success of Rehabilicare, to offer such persons incentives to put forth maximum efforts for the success of Rehabilicare's business and to afford such persons an opportunity to acquire a proprietary interest in Rehabilicare. The following summary description of the 1998 Plan is qualified in its entirety by reference to the full text of the plan, which is attached to this Joint Proxy Statement-Prospectus as Appendix E.

SUMMARY OF THE 1998 PLAN

    ADMINISTRATION. With the exception of the provisions applicable to Non-Employee Directors, which are discussed below, the 1998 Plan is administered by the Compensation Committee of the Rehabilicare Board (the
"Committee").  The Committee has the     authority to select the individuals
to whom awards are granted, to determine the types of awards to be granted and the number of shares of Rehabilicare Common Stock covered by such awards, to set the terms and conditions of such awards, and to determine whether the payment of any amounts received under any award shall or may be deferred. The Committee has the authority to establish rules for the administration of the 1998 Plan, and determinations and interpretations with respect to the 1998 Plan are at the sole discretion of the Committee, whose determinations and interpretations are binding on all interested parties. The Committee may delegate its powers and duties under the 1998 Plan to one or more officers with respect to individuals who are not subject to Section 16 of the Exchange Act; provided, however, that the Committee may not delegate any of its powers and duties under the 1998 Plan in such a manner as would fail to comply with any of the requirements of Section 162(m) of the Code.

    TERMS OF THE 1998 PLAN. The 1998 Plan permits the granting of a variety of different types of awards: (1) stock options, including incentive stock options meeting the requirements of Section 422 of the Code, and stock options that do not meet such requirements (non-qualified stock options); (2) stock appreciation rights (SARs); (3) restricted stock and restricted stock units; (4) performance awards; (5) dividend equivalents; and (6) other awards valued in whole or in part by reference to or otherwise based upon Rehabilicare Common Stock ("other stock-based awards"). Awards may be granted alone, in addition to, in tandem with, or in substitution for any other award granted under the 1998 Plan or any other plan. Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive cash, shares of Rehabilicare Common Stock or other securities, awards or property, or any combination thereof, as the Committee shall determine. The exercise price per share under any incentive stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award under
Section 6(f) of the 1998 Plan may not be less than 100% of the fair market value of Rehabilicare Common Stock on the date of the grant of such option, SAR or right. Determinations of fair market value under the 1998 Plan are made in accordance with methods and procedures established by the Committee.

    Options may be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by the tendering of shares of Rehabilicare Common Stock or other consideration having a fair market value on the date the option is exercised equal to the exercise price. The 1998 Plan provides that the Committee may grant "reload options," separately or together with another option, and may establish the terms and conditions of such reload options. Pursuant to a reload option, the optionee would be granted a new option when the payment of the exercise price of the option to which such reload option relates is made by using shares of Rehabilicare Common Stock owned by the optionee. The new option granted upon such exercise would be an option to purchase the number of shares not exceeding the sum of (1) the number of shares of Rehabilicare Common Stock tendered as payment upon the exercise of the option to which such reload option relates and (2) the number of shares of Rehabilicare Common Stock tendered or withheld as payment of the amount to be withheld under applicable tax laws in connection with the exercise of the option to which such reload option relates. Reload options may be granted with respect to options previously granted under the 1998 Plan or any other stock option plan of Rehabilicare, and may be granted in connection with any option granted under the 1998 Plan or any other such plan at the time of such grant. Such reload options shall have a per share exercise price equal to the fair market value as of the date of grant of the new option. Shares surrendered as part or all of the exercise price of the option to which it relates that have been owned by the optionee less than six months will not be counted for purposes of determining the number of shares that may be purchased pursuant to a reload option.

    The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of anytime during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

    Shares of restricted stock and restricted stock units will be subject to such restrictions as the Committee may impose (including any limitations on the right to vote or the right to receive dividends), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may determine. Restricted stock may not be transferred by the holder until the restrictions established by the Committee lapse. Holders of restricted stock units have the right, subject to any restrictions imposed by the Committee, to receive shares of Rehabilicare Common Stock at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units are forfeited, unless the Committee determines otherwise.

    Performance awards provide the holder thereof the right to receive payments, in whole or in part, upon the achievement of such goals during such performance periods as the Committee shall establish. A performance award granted under the 1998 Plan may be denominated or payable in cash, shares of Rehabilicare Common Stock or restricted stock or restricted stock units, or other securities, awards or property. Dividend equivalents entitle the holder thereof to receive payments (in cash, shares or otherwise, as determined by the Committee) equivalent to the amount of cash dividends with respect to a specified number of shares. The Committee is also authorized to establish the terms and conditions of other stock-based awards.

    RESTRICTIONS ON AWARDS AND TRANSFERS. No person who is an employee of Rehabilicare at the time of grant may be granted any award or awards under the 1998 Plan, the value of which awards are based solely on an increase in the value of the shares after the date of grant of such awards, of more than 100,000 shares in the aggregate in any calendar year. The foregoing annual limitation specifically includes the grant of any "performance-based awards" within the meaning of Section 162(m) of the Code.

    No award granted under the 1998 Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will or the laws of descent and distribution, except that the Committee may permit the designation of a beneficiary. Each award is exercisable, during such individual's lifetime, only by such individual or, if permissible under applicable law, by such individual's guardian or legal representative.

    The aggregate number of shares of Rehabilicare Common Stock which may be issued under all awards granted under the 1998 Plan is 400,000 (subject to adjustment as described below). If any shares of Rehabilicare Common Stock subject to any award or to which an award relates are not purchased or are forfeited, or if any such award terminates without the delivery of shares, the shares previously set aside for such awards will be available for future awards under the 1998 Plan. Notwithstanding the foregoing, the total number of shares of Rehabilicare Common Stock that may be purchased upon exercise of incentive stock options granted under the 1998 Plan may not exceed 400,000, subject to adjustment as described below and in Section 422 or 424 of the Code or any successor provision. Shares relating to awards which allow the holder to receive or purchase shares will be counted against the aggregate number of shares available for granting awards under the 1998 Plan.

    If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Rehabilicare Common Stock or other securities of Rehabilicare, issuance of warrants or other rights to purchase shares of Rehabilicare Common Stock or other securities of Rehabilicare, or other similar corporate transaction or event affects the shares of Rehabilicare Common Stock so that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 1998 Plan, the Committee shall, in such manner as it deems equitable, adjust any or all of
(1) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards, (2) the number and type of shares (or other securities or property) subject to outstanding awards and
(3) the exercise price with respect to any award.

    TERMINATION. The 1998 Plan shall be effective as of the date on which it is approved by Rehabilicare's stockholders and, unless it has been previously discontinued or terminated, shall terminate ten years after such date. No awards may be made after such termination date. However, unless otherwise expressly provided in the 1998 Plan or an applicable award agreement, any award granted may extend beyond the end of such period.

    AMENDMENT. The Board of Directors may amend, alter or discontinue the 1998 Plan at any time, provided that stockholder approval must be obtained for any such action that, absent such stockholder approval, would (1) cause Rule 16b-3 under the Exchange Act to become unavailable with respect to the 1998 Plan; (2) violate the rules or regulations of the Nasdaq National Market, any other securities exchange or the National Association of Securities Dealers, Inc. applicable to Rehabilicare; or (3) cause Rehabilicare to be unable, under the Code, to grant incentive stock options under the 1998 Plan. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the 1998 Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the 1998 Plan into effect. The Committee may waive any condition of, or rights of Rehabilicare under any outstanding award, prospectively or retroactively, but the Committee may not amend or terminate any outstanding award, prospectively or retroactively, without the consent of the holder or beneficiary of the award.

    For information regarding stock prices of Rehabilicare Common Stock, see "MARKET PRICES."

    FEDERAL TAX CONSEQUENCES. The following is a summary of the principal federal income tax consequences generally applicable to awards under the 1998 Plan.

    The grant of an option or SAR is not expected to result in any taxable income to the recipient. The holder of an incentive stock option generally will have no taxable income upon exercising the incentive stock option (except that a liability may arise pursuant to the alternative minimum tax), and Rehabilicare will not be entitled to a tax deduction when an incentive stock option is exercised. Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Rehabilicare Common Stock acquired on the date of exercise over the exercise price, and Rehabilicare will be entitled at that time to a tax deduction in the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Rehabilicare Common Stock received are taxable to the recipient as ordinary income and deductible by Rehabilicare. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and upon whether such shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR.
Generally, there will be no tax consequence to Rehabilicare in connection with disposition of shares acquired under an option, except that Rehabilicare may be entitled to a tax deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

    With respect to other awards granted under the 1998 Plan that are payable either in cash or shares of Rehabilicare Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (1) the cash or the fair market value of the shares of Rehabilicare Common Stock received (determined as of the date of such receipt) over (2) the amount (if any) paid for such shares of Rehabilicare Common Stock by the holder of the award, and Rehabilicare will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of Rehabilicare Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (1) the fair market value of the shares of Rehabilicare Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (2) the amount (if any) paid for such shares of Rehabilicare Common Stock by the holder, and Rehabilicare will be entitled at that time to a tax deduction in the same amount.

    Special rules may apply in the case of individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received pursuant to the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized, and the amount of Rehabilicare's tax deduction, are determined as of the end of such period.

    Under the 1998 Plan, the Committee may permit participants (other than Non-Employee Directors) receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of Rehabilicare Common Stock (either shares received upon the receipt or exercise of the award or shares previously owned by the optionee) or other property to Rehabilicare to satisfy federal and state tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions relating to) an award. The amount of any such bonus will be taxable to the participant as ordinary income, and Rehabilicare will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

    ELIGIBLE PERSONS. Any employee, officer, consultant or independent contractor of Rehabilicare and its affiliates selected by the Committee is eligible to receive an award under the 1998 Plan. Non-Employee Directors, however, are only eligible to receive the automatic option grants described below.

    NON-EMPLOYEE DIRECTORS. If the 1998 Plan is approved by the Rehabilicare Stockholders, on the date of each of Rehabilicare's annual meeting of stockholders, each Non-Employee Director shall be granted an option to purchase 2,500 shares of Rehabilicare Common Stock on the date of Rehabilicare's annual meeting of stockholders each year, commencing with the Rehabilicare Annual Meeting, if the director will remain in office immediately following such meeting. The exercise price of each option shall be equal to 100% of the fair market value per share on the date of grant. Such options shall be non-qualified stock options, shall become fully exercisable on the date of grant and with respect to an additional 25% on the second, third and fourth annual anniversary of the date of grant and shall terminate on the fifth anniversary of the date of grant. Such options shall also terminate three months following the date the participant ceases to be a director of Rehabilicare, except that if the participant (1) shall cease to be a director by reason of willful and material misconduct, the option shall terminate as of the date of such misconduct, (2) shall cease to be a director due to disability or retirement, the option may be exercised in accordance with its terms as if such termination had not occurred, and (3) if the participant shall die while a director of Rehabilicare and he or she shall not have fully exercised the option, the option may be exercised in accordance with its terms by the participant's legal representatives.

    RECOMMENDATION BY THE REHABILICARE BOARD; VOTE REQUIRED. The affirmative vote of the holders of a majority of the shares of Rehabilicare Common Stock represented at the Rehabilicare Annual Meeting and entitled to vote is necessary for approval of the 1998 Plan. Proxies will be voted in favor of such proposal unless otherwise specified. THE REHABILICARE BOARD RECOMMENDS THAT REHABILICARE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE 1998 PLAN.

             OWNERSHIP OF REHABILICARE COMMON STOCK

    The following table gives, as of September 16, 1998, certain information concerning the beneficial ownership of Rehabilicare Common Stock by each of Rehabilicare's directors, by the Rehabilicare executive officers named in the Summary Compensation Table below and by Rehabilicare's present directors and all of its executive officers as a group. Unless otherwise indicated, all shares listed as beneficially owned are held with sole voting and investment power.


                                SHARES BENEFICIALLY
NAME                                 OWNED (1)         PERCENT OWNED
----                            -------------------    -------------
Woodland Partners LLC               865,200 (2)             17.8
60 South Sixth Street
Minneapolis, MN 55402

U.S. Bancorp                        424,450 (3)              8.7
601 Second Avenue South
Minneapolis, MN 55402

Heartland Advisors, Inc.            400,000 (4)              8.2
790 North Milwaukee Street
Milwaukee, WI  53202

Robert K. Anderson                  360,660                  7.4
8070 North Coconino
Paradise Valley, AZ 85253

Robert E. Buuck                     272,500 (5)              5.6
Opus Center, Suite 421
9900 Bren Road East
Minneapolis, MN 55343

Robert C. Wingrove                  209,684                  4.3

David B. Kaysen                     128,010                  2.6

W. Glen Winchell                     63,012                  1.2

William J. Sweeney                   20,000                  *

William R. Hibbs                     81,499                  1.7

Donn O. Berkeland                    25,000                  *

John H. P. Maley                      4,500                  *

Richard E. Jahnke                     4,500                  *

All Directors and Officers          536,205                 10.6
as a group (8 persons)

--------------------------

*   Less than 1%
(1) Includes for Mr. Wingrove, Mr. Kaysen, Mr. Winchell, Mr. Sweeney, Mr. Hibbs, Mr. Berkeland, Mr. Maley, Mr. Jahnke and all directors and officers as a group, 32,000 shares, 42,000 shares, 58,000 shares, 20,000 shares, 12,500 shares, 12,500 shares and 4,500 shares, 4,500 shares, and 186,000 respectively, which can be purchased by exercise of options which become exercisable within 60 days.
(2) Based on Schedule 13G dated August 6, 1997. Woodland Partners LLP has sole voting power for 732,100 of these shares.
(3) Based on Schedule 13G dated August 8, 1997. Includes 3,750 shares for which U.S. Bancorp has shared dispositive power.
(4)   Based on Schedule 13G dated February 12, 1997.
(5) Includes 187,500 shares held by the Buuck Family Partnership of which Mr. Buuck is the trustee.

                     ELECTION OF REHABILICARE DIRECTORS

DIRECTORS OF REHABILICARE

    Six persons have been nominated for election as directors at the annual meeting. Four of such persons, including Robert C. Wingrove, David B. Kaysen, John H. P. Maley, and Richard E. Jahnke, are currently directors of Rehabilicare. Two of such persons, including Frederick H. Ayers and W. Bayne Gibson, are currently directors of Staodyn and will be elected only if the Merger is approved. The directors of Rehabilicare will be elected at the Rehabilicare Annual Meeting to serve until the earlier of the next annual meeting of Rehabilicare stockholders or the Effective Time; provided, however, that the election of Messrs. Ayers and Gibson is contingent upon the consummation of the Merger and they will not become directors until immediately following the Effective Time. In the event the Merger is not consummated, Messrs. Ayers and Gibson will not become directors of Rehabilicare and, as a result, two directorships will remain vacant until new directors are elected to fill such directorships. The Merger is not conditioned upon approval of the nominees named below.

    In accordance with the Merger Agreement, two directors of Rehabilicare are not standing for reelection. William R. Hibbs resigned as a Director effective December 11, 1997, having served since August 1989, indicating that he will be out of the country during the first few months of 1998. Donn O. Berkeland elected to not stand for re-election, having served since June 1992.

    The Rehabilicare Board recommends that the Rehabilicare Stockholders elect the above nominees as directors of Rehabilicare for the ensuing year. It is intended that the persons named as proxies in the enclosed form of proxy will vote the proxies received by them for the election as directors of the nominees, unless otherwise directed. Each nominee has indicated a willingness to serve, but in case any nominee is not a candidate at the meeting, for reasons not known to Rehabilicare, the proxies named in the enclosed form of proxy may vote for a substitute nominee at their discretion. Information regarding the nominees is set forth below under the caption "MANAGEMENT AND OPERATIONS AFTER THE MERGER."

    THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK REPRESENTED AT THE MEETING IS REQUIRED FOR THE ELECTION OF EACH DIRECTOR. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH NOMINEE.

MEETINGS OF THE BOARD AND CERTAIN COMMITTEES

    During fiscal 1997, the Rehabilicare Board maintained an Audit Committee, comprised of Messrs. Gette and Hibbs, and a Compensation Committee, comprised of Messrs. Gette, Berkeland and Hibbs. Each of these committees met once during the fiscal year. The Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated matters. The Compensation Committee considers and makes recommendations with respect to compensation of officers of Rehabilicare (including salaries and incentive compensation). There is no standing nominating committee.

    During the fiscal year ended June 30, 1997, the Rehabilicare Board held five meetings. Each incumbent Director attended at least 75% of all meetings of the Board while he was serving on the Board and all meetings of any committee of the Board on which he served.

EXECUTIVE OFFICERS

      Name            Age                      Position
------------------    ---       ---------------------------------------------

Robert C. Wingrove     65       Chairman and Chief Technical Officer

David B. Kaysen        48       Chief Executive Officer

William J. Sweeney     55       Vice President of Sales and Marketing

W. Glen Winchell       51       Vice President of Finance and Chief Financial
                                Officer

See the biographical information on Messrs. Wingrove and Kaysen under Directors.

William J. Sweeney started with Rehabilicare as Vice President of Sales and Marketing in April 1996. From June 1993 to April 1996, he was employed by CIRCON Corporation and Surgitek, Inc., a company acquired by CIRCON Corporation, both manufacturers of surgical products, most recently as Corporate Business Development Manger. From May 1992 to May 1993, he was Director of Sales for Applied Medical Resources, a distributor of vascular, urology and surgical products. From June 1990 to May 1992, he was Director of Sales for Mentor Corporation, a manufacturer of urology products.

W. Glen Winchell started with Rehabilicare as Vice President of Finance and Chief Financial Officer in September 1993. From December 1990 to September 1993, he was self-employed as a financial consultant and owner/operator of several small retail businesses. From October 1988 to December 1990, he was Chairman and Chief Executive Officer of Braxton Industries, Inc., a provider of waste management and alternative fuel production services.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of Rehabilicare's Common Stock to file initial reports of ownership and reports of changes in ownership with the Commission. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by Commission regulations to furnish Rehabilicare with copies of all Section 16(a) forms they file.

    Rehabilicare believes that its executive officers and directors complied with all applicable Section 16(a) filing requirements during and with respect to the fiscal year ended June 30, 1997.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The table below shows the compensation awarded or paid to, or earned by, Rehabilicare's chief executive officer and each of its most highly compensated executive officers who received salary and bonus of $100,000 or more (the "named executive officers") during each of the years in the three-year period ended June 30, 1997.


                                                 Annual Compensation
                                       ------------------------------------      Long-Term        All Other
    Name and                                                   Other Annual   Compensation(1)   Compensation
Principal Position           Year      Salary        Bonus     Compensation     Options (2)         (3)
------------------           ----     --------      -------    ------------   ---------------   ------------
David B. Kaysen              1997     $163,125      $28,260         --          15,000             $750
 PRESIDENT AND CHIEF         1996      155,531         --           --          15,000              904
 EXECUTIVE OFFICER           1995      141,659         --           --          15,000              420

Robert C. Wingrove           1997     $125,800      $19,042         --          10,000             $753
 CHIEF TECHNICAL             1996      121,500         --           --          10,000              842
 OFFICER                     1995      115,500         --           --          15,000              524

W. Glen Winchell             1997     $ 97,692      $16,302         --           5,000             $759
 VICE PRESIDENT OF           1996       91,875         --           --          10,000              788
 FINANCE AND CHIEF           1995       79,000        1,280         --          20,000              500
 FINANCIAL OFFICER

Willam J. Sweeney            1997     $ 90,599      $16,325      20,000 (4)     10,000             $763
 VICE PRESIDENT OF SALES     1996       20,249         --           --          30,000               --
 AND MARKETING (5)

___________________


(1) Rehabilicare did not award any restricted stock or make any long-term incentive payments to executives.

(2) Represents the number of shares of Rehabilicare common stock that can be purchased upon the exercise of stock options granted during the year.

(3)   Represents Rehabilicare's contributions to a 401(k) plan.

(4)   Represents relocation expense allowance.

(5) Mr. Sweeney was employed as Vice President of Sales and Marketing in April 1996.

    STOCK-BASED COMPENSATION. The following table provides information regarding options to purchase Rehabilicare Common Stock granted to the named executive officers pursuant to the Rehabilicare 1993 Stock Incentive Plan during 1997.

                      OPTION GRANTS IN LAST FISCAL YEAR
                             INDIVIDUAL GRANTS

                                     NUMBER OF        PERCENT OF
                                    SECURITIES     TOTAL OPTIONS
                                    UNDERLYING        GRANTED TO
                                       OPTIONS      EMPLOYEES IN       EXERCISE    EXPIRATION
NAME                                   GRANTED       FISCAL YEAR   PRICE ($/SHARE)    DATE
------------------------------      ----------     -------------   --------------  ----------
Mr. Kaysen                              15,000             23.1%          $3.3125    9/9/01

Mr. Wingrove                            10,000             15.4%          $3.3125    9/9/01

Mr. Winchell                             5,000              7.7%          $3.3125    9/9/01

Mr. Sweeney                             10,000             15.4%          $3.3125    9/9/01

    The following table summarizes the value of options held at the end of fiscal 1997 by the named executive officers.

         OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

                                                      Number of Unexercised            Value of Unexercised
                         Shares                               Options                   In-the-Money Options
                        Acquired         Value       at End of Fiscal 1997          at End of Fiscal 1997 (2)
                           on          Realized     --------------------------     ------------------------------
Name                    Exercise          (1)       Exercisable  Unexercisable     Exercisable      Unexercisable
--------------------    ---------     ----------    -----------  -------------     -----------      -------------
Mr. Kaysen                100,000     $  162,500(3)      30,000         30,000      $  34,688       $  20,625

Mr. Wingrove               80,000     $  111,250         23,000         22,000      $  28,000       $  17,000

Mr. Winchell                   --             --         41,000         24,000      $  54,688       $  25,000

Mr. Sweeney                    --             --         14,000         26,000         $  375       $   1,500

(1) Represents the difference between fair market value at date of exercise and the exercise price.
(2) Represents the difference between $3.50 (the last sales price at June 30, 1997) and the exercise price multiplied by the number of shares.
(3) The Company loaned Mr. Kaysen $162,500 for the acquisition of these shares pursuant to a promissory note secured by 85,729 shares of Company common stock owned by Mr. Kaysen and bearing interest at the prime rate.

DIRECTORS' COMPENSATION

    Directors who are not also officers or employees of Rehabilicare receive fees of $1,000 per quarter; an option to purchase 2,500 shares of Rehabilicare's common stock under its 1988 Restated Stock Option Plan on July 1 of each year; and are reimbursed for their expenses in attending board meetings.

LONG-TERM PLAN INCENTIVE AWARDS

    Other than its 1988 Restated Stock Option Plan and 1993 Employee Stock Purchase Plan, Rehabilicare does not maintain any long-term incentive plan.

                       INDEPENDENT ACCOUNTANTS

    The Rehabilicare Board has selected Price Waterhouse LLP as independent accountants for the year ending June 30, 1998. It is expected that representatives of Price Waterhouse LLP will be present at the Rehabilicare Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

    The Rehabilicare Board determined, effective January 13, 1997, to dismiss Arthur Andersen LLP as Rehabilicare's independent public accountants. During the two fiscal years preceding such dismissal, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to their satisfaction, would have caused them to make reference to the subject matter of the disagreements in connection with their reports. No report of Arthur Andersen LLP on Rehabilicare's financial statements for the two fiscal years preceding such dismissal contained an adverse opinion or a disclaimer of opinion or was qualified as to uncertainty, audit scope or accounting principles.

                         LEGAL OPINIONS

    The validity of the shares of Rehabilicare Common Stock offered hereby will be passed upon for Rehabilicare by Dorsey & Whitney LLP, Minneapolis, Minnesota.

    The Merger Agreement provides that, as a condition to the obligation of each of Rehabilicare, Merger Subsidiary and Staodyn to consummate the Merger, Staodyn shall have received the opinion of Chrisman, Bynum & Johnson, legal counsel to Staodyn, substantially to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Code.

                            EXPERTS

    The financial statements of Rehabilicare incorporated in this Prospectus by reference to the Rehabilicare Annual Report on Form 10-KSB for the year ended June 30, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated balance sheet of Rehabilicare as of June 30, 1996 and the related consolidated financial statements for the year then ended appearing in Rehabilicare's Form 10-KSB for the year ended June 30, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon authority of said firm as experts in giving said reports.

    The financial statements of Staodyn as of November 30, 1996 and for each of the two years in the period ended November 30, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       STOCKHOLDER PROPOSALS

    In order to be eligible for inclusion in Rehabilicare's proxy solicitation materials for its 1999 annual meeting of stockholders, any stockholder proposal to be considered at such meeting must be received by Rehabilicare's Corporate Secretary, at Rehabilicare's main office, 1811 Old Highway 8, New Brighton, Minnesota 55112, no later than October 14, 1998. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.

                            OTHER MATTERS

    As of the date of this Joint Proxy Statement-Prospectus, the Rehabilicare Board and the Staodyn Board know of no matters that will be presented for consideration at the Rehabilicare Annual Meeting or the Staodyn Special Meeting other than as described in this Joint Proxy Statement-Prospectus. If any other matters shall properly come before either stockholder meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Rehabilicare and Staodyn.

             MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to the management, executive compensation, various benefit plans (including stock plans), voting securities and the principal holders thereof, certain relationships and related transactions and other related matters as to Rehabilicare is set forth in or incorporated by reference in the Annual Report on Form 10-KSB for the year ended June 30, 1997 of Rehabilicare, which is incorporated by reference in this Joint Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE." Rehabilicare Stockholders who wish to obtain copies thereof may contact Rehabilicare at its address or telephone number set forth under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                   Index to Consolidated Financial Statements

STAODYN, INC.

At November 30, 1996 and For The Two Years Then Ended

      Report of Independent Accountants................................... F-2

      Consolidated Balance Sheet as of November 30, 1996............. F-3, F-4

      Consolidated Statements of Operations for the years ended
                 November 30, 1996 and 1995................................ F-5

      Consolidated Statements of Changes in Stockholders' Equity for
                 the years ended November 30, 1996 and 1995................ F-6

      Consolidated Statements of Cash Flows for the years ended
                 November 30, 1996 and 1995........................... F-7, F-8

      Notes to Consolidated Financial Statements.............. F-9 through F-16

At August 31, 1997 and for the Three and Nine Months Then Ended
      (Unaudited)

      Consolidated Balance Sheet as of August 31, 1997 and
                 November 30, 1996........................................ F-17

      Consolidated Statements of Operations for the Three and Nine
                 Months Ended August 31, 1997 and 1996.................... F-18

      Consolidated Statements of Cash Flows for the Nine Months
                 Ended August 31, 1997 and 1996........................... F-19

      Notes to Financial Statements........................................F-25

REHABILICARE INC.

At September 30, 1997 and for the Three Months Then Ended
      (Unaudited)

      Consolidated Balance Sheet as of September 30, 1997 and
                 June 30, 1997.............................................F-22

      Consolidated Statements of Operations for the Three
                 Months Ended September 30, 1997 and 1996................. F-22

      Consolidated Statements of Cash Flows for the Three Months
                 Ended September 30, 1997 and 1996........................ F-23

      Notes to Financial Statements........................................F-25

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Stockholders of Staodyn, Inc.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Staodyn, Inc. and its subsidiary at November 30, 1996 and the results of their operations and their cash flows for each of the two fiscal years in the period then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted accounting standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PRICE WATERHOUSE LLP

Boulder, Colorado
January 30, 1997

                                 Staodyn, Inc.

                           Consolidated Balance Sheet
                            As of November 30, 1996


ASSETS
Current assets:
 Cash and cash equivalents                       $ 1,025,343
 Short-term investments                            1,323,706
 Accounts receivable, net of allowance for doubtful
  accounts of $950,821                             5,319,749
 Inventories, net                                  4,398,525
 Prepaid expenses and other assets                   235,220
                                                 -----------
Total current assets                              12,302,543
                                                 -----------



Property, plant, and equipment (at cost)
 Land                                                156,554
 Buildings and improvements                        1,442,839
 Production and laboratory equipment               2,330,971
 Office furniture and fixtures                       988,799
 Data processing equipment                         2,206,159
 Automotive equipment                                  8,153
                                                 -----------
                                                   7,133,475
 Less accumulated depreciation and amortization   (5,204,990)
                                                 -----------
                                                   1,928,485
                                                 -----------


Intangible assets:
 Product supply agreement, net of accumulated
  amortization of $360,000                           540,000
 Goodwill, noncompete agreement, and other intangibles,
  net of accumulated amortization of $732,610        873,457
Other assets                                           9,967

                                                 -----------
Total assets                                     $15,654,452
                                                 -----------
                                                 -----------


See accompanying notes.

                                 Staodyn, Inc.

                           Consolidated Balance Sheet
                            As of November 30, 1996
                                  (continued)




LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
           Current portion of capitalized lease obligations       $  207,086
           Accounts payable                                          730,938
           Commissions payable                                       184,585
           Accrued payroll expense                                   502,650
           Taxes payable, other than income                          113,102
           Other accrued liabilities                                 364,229
                                                                  ----------
Total current liabilities                                          2,102,590
                                                                  ----------


Long-term debt:
           Finance obligation, net of unamortized debt expense
            of $21,681                                             1,253,319
           Capitalized lease obligations, long-term                    4,827
                                                                  ----------
Total long-term debt                                               1,258,146
                                                                  ----------

Commitments and contingencies


Stockholders' equity:
           Preferred stock - $0.01 par value; 1,000,000
            shares authorized; none issued                               --
           Common stock - $0.01 par value; 10,000,000
            shares authorized; 6,641,217 shares
            issued and outstanding                                   66,412
           Additional paid-in capital                            15,468,439
           Accumulated deficit                                   (3,241,135)
                                                                -----------
                                                                 12,293,716
                                                                -----------
Total liabilities and stockholders' equity                      $15,654,452
                                                                -----------
                                                                -----------

See accompanying notes.

                                 Staodyn, Inc.

                     Consolidated Statements of Operations


                                                 YEAR ENDED
                                                NOVEMBER 30
                                         -------------------------
                                             1996          1995
                                         -----------   -----------

Sales                                    $18,943,519   $18,371,001
Cost of sales                              6,632,071     6,573,697
                                         -----------   -----------
Gross profit                              12,311,448    11,797,304
                                         -----------   -----------


Operating expenses:
 Selling, general, and administrative     11,553,939    11,083,684
 Research and development                    445,814       436,943
                                         -----------   -----------
                                          11,999,753    11,520,627
                                         -----------   -----------
Income from operations                       311,695       276,677


Other income (expense):
 Interest income                             121,475        97,602
 Other income--related party                  13,135        17,430
 Interest expense                           (186,667)     (209,462)
 Interest expense--related party                   -        (8,623)
 Other income (expense), net                  (2,823)       30,032
                                         -----------   -----------
                                             (54,880)      (73,021)


Income before income taxes                   256,815       203,656
Income taxes                                       -             -
                                         -----------   -----------
Net income                               $   256,815   $   203,656
                                         -----------   -----------
                                         -----------   -----------

Income per common share                  $       .04   $       .03
                                         -----------   -----------
                                         -----------   -----------

Weighted average number of
         common shares outstanding         6,469,618     6,286,260
                                         -----------   -----------
                                         -----------   -----------

See accompanying notes.

                                  Staodyn, Inc.

           Consolidated Statements of Changes in Stockholders' Equity

                                                  Common Stock      Additional
                                                  ------------         In        Accumulated
                                                 Shares    Amount     Capital      Deficit
                                             ------------  -------  -----------  ------------
Balance at November 30, 1994                    6,214,316  $62,143  $14,975,308  $(3,701,606)
         Issuance of common stock
          upon exercise of warrants                10,000      100       11,775            -
         Issuance of common stock for
          employee stock bonus and
          employee stock purchase plans            64,720      647       75,483            -
         Issuance of common stock as
          compensation to directors                26,000      260       24,852            -
         Issuance of common stock
          as compensation                          10,000      100       18,650            -
         Net income                                     -        -            -      203,656
                                                ---------  -------  -----------  -----------
Balance at November 30, 1995                    6,325,036  $63,250  $15,106,068  $(3,497,950)

         Issuance of common stock
          for acquisition of distribution
          channels                                264,357    2,644      300,583            -
         Issuance of common stock for
          employee stock bonus and
          employee stock purchase plans            31,824      318       40,988            -
         Issuance of common stock
          as compensation to directors             20,000      200       20,800            -
         Net income                                     -        -            -      256,815
                                                ---------  -------  -----------  -----------
Balance at November 30, 1996                    6,641,217  $66,412  $15,468,439  $(3,241,135)
                                                ---------  -------  -----------  -----------
                                                ---------  -------  -----------  -----------

See accompanying notes.

                                 Staodyn, Inc.

                     Consolidated Statements of Cash Flows

                                                                           YEAR ENDED
                                                                           NOVEMBER 30
                                                                    --------------------------
                                                                        1996          1995
                                                                    ------------  ------------
OPERATING ACTIVITIES
Net income                                                          $   256,815   $   203,656
Adjustments to reconcile net income to net cash provided by
         operating activities:
          Depreciation and amortization                                 997,842       971,545
          Provision for doubtful accounts                               776,242       755,159
          Stock compensation                                                  -        35,284
          Loss on sale of equipment                                       2,582             -
          Accrued interest                                              (58,000)            -
          Increase (decrease) from changes in assets and liabilities:
           Accounts receivable                                       (1,436,776)     (897,164)
           Inventories, net                                            (773,615)      541,859
           Prepaid expenses and deposits                                (63,508)      (35,045)
           Other assets                                                   2,819             -
           Accounts payable                                             261,348      (231,655)
           Commissions payable                                           37,691       (16,151)
           Accrued payroll                                               97,534       (18,382)
           Taxes payable, other than income                               7,678        54,961
           Other current liabilities                                    126,623        92,911
                                                                    -----------   -----------
Net cash provided by operating activities                               235,275     1,456,978
                                                                    -----------   -----------


INVESTING ACTIVITIES
Payments for purchases of property, plant, and equipment               (325,783)     (108,081)
Payments for other noncurrent assets                                    (18,055)      (44,231)
Purchases of short-term investments                                  (2,796,097)   (3,382,661)
Maturities of short-term investments                                  2,515,000     3,090,000
Proceeds from sale of equipment                                           8,000             -
                                                                    -----------   -----------
Net cash used in investing activities                                  (616,935)     (444,973)
                                                                    -----------   -----------


See accompanying notes.

                                 Staodyn, Inc.


                                                                         YEAR ENDED
                                                                         NOVEMBER 30
                                                                 -------------------------
                                                                     1996          1995
                                                                 ------------  ------------
FINANCING ACTIVITIES
Proceeds from issuances of common stock  . . . . . . . . . . . .  $    41,306    $    77,833
Principal payments of note payable--related party. . . . . . . .      (31,170)      (117,714)
Principal payments under capital lease obligations . . . . . . .     (213,773)      (214,602)
                                                                  ------------   -----------
Net cash used in financing activities. . . . . . . . . . . . . .     (203,637)      (254,483)
                                                                  ------------   -----------


Net (decrease) increase in cash and cash equivalents . . . . . .     (585,297)       757,522
Cash and cash equivalents at beginning of period . . . . . . . .    1,610,640        853,118
                                                                  ------------   -----------
Cash and cash equivalents at end of period . . . . . . . . . . .  $ 1,025,343    $ 1,610,640
                                                                  ------------   -----------
                                                                  ------------   -----------

Supplemental information:
     Interest paid . . . . . . . . . . . . . . . . . . . . . . .  $   186,667    $   218,085


Supplemental schedule of noncash investing activities
     Equipment acquisitions through capital lease obligations. .  $     --       $   31,620
     Stock issued as compensation. . . . . . . . . . . . . . . .       21,000        18,750
     Stock issued for acquisition of distribution channels . . .      295,975         --
     Stock issued for purchase of inventory. . . . . . . . . . .        7,252         --

See accompanying notes.

                                Staodyn, Inc.

                   Notes to Consolidated Financial Statements

                               November 30, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATION

          In 1994 the Company incorporated a subsidiary in the Netherlands (Staodyn B.V.) in anticipation of marketing products to the European Community. The consolidated financial statements include the accounts of this wholly-owned subsidiary.

CASH, CASH EQUIVALENTS, AND SHORT-TERM INVESTMENTS

          The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. Short-term investments at November 30, 1996 represent investments in commercial paper of approximately $1,324,000, whose amortized cost approximates fair market value. These securities mature within six months or less. Under Statement of Financial Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," these securities are carried at amortized cost as the Company has both the ability and intent to hold to maturity.

FAIR VALUE OF FINANCIAL INSTRUMENTS

          The Company's financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, payables and accrued liabilities whose fair value approximates the carrying amount due to the short maturities of these instruments.

INVENTORIES

            Inventories are generally stated at the lower of first-in, first-out (FIFO) cost or market.

INCOME TAXES

            Deferred income taxes are provided for the difference between the book and tax basis of assets and liabilities.

DEPRECIATION AND AMORTIZATION OF PROPERTY, PLANT, AND EQUIPMENT

            Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Property, plant, and equipment held under capital leases are amortized on the straight-line method over the shorter of the lease term or estimated useful lives of the assets. The estimated useful lives of property, plant, and equipment for purposes of computing depreciation are:

                 Buildings. . . . . . . . . . . . . . .       30 years
                 Leasehold improvements . . . . . . . .  5 to 15 years
                 Production and laboratory equipment. .   3 to 5 years
                 Office furniture and fixtures. . . . .   3 to 5 years
                 Data processing equipment. . . . . . .   3 to 5 years
                 Automotive equipment . . . . . . . . .        3 years

          Depreciation expense totaled approximately $698,000 and $740,000 for the fiscal years ended November 30, 1996 and 1995, respectively.

                                 Staodyn, Inc.

                   Notes to Consolidated Financial Statements

                               November 30, 1996

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS

    Intangible assets are amortized over the following estimated useful lives:

                 Product supply agreement . . . . . .       10 years
                 Goodwill . . . . . . . . . . . . . .  3 to 20 years
                 Noncompete agreement . . . . . . . .        5 years

RESEARCH AND DEVELOPMENT

    The Company expenses all research and development costs as incurred.

EARNINGS PER SHARE

    Earnings per common share are based on the weighted average number of common and common equivalent shares, including dilutive common stock options and warrants outstanding during the year. Options and warrants outstanding during the fiscal years ended November 30, 1996 and 1995 are not included in the computation of weighted average shares outstanding as their inclusion results in a dilution of less than three percent.

CONCENTRATION OF CREDIT RISK

    The Company's accounts receivable are due from a large number of insurance carriers and individuals throughout the United States and from approximately 600 active medical product dealers and distributors.

USE OF ESTIMATES

    The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of management estimates relate to accounts receivable and inventory reserves, the estimated useful lives of intangible assets, and the valuation allowance for deferred tax assets. Actual results could differ from those estimates.

2.  ASSET ACQUISITIONS

          On November 15, 1992 the Company purchased substantially all of the assets, excluding accounts receivable, of Technical Medical Devices, Inc.
(TMD), a wholly-owned medical products distribution subsidiary of Pharmacy Management Services, Inc. (PMSI). In conjunction with the purchase, the Company entered into a transition support agreement with PMSI whereby PMSI agreed to provide operating facilities and support services subsequent to the purchase. During fiscal 1996 and 1995, expenses totaling approximately $42,250 and $136,500, respectively, were paid to PMSI for support services under this agreement.

                                 Staodyn, Inc.

                   Notes to Consolidated Financial Statements

                               November 30, 1996

2.  ASSET ACQUISITIONS (CONTINUED)

    PMSI's ownership percentage is approximately 18% as of November 30, 1996. The shareholder agreement granted PMSI demand registration rights after June 30, 1994. PMSI was acquired by Beverly Enterprises in June 1995.

    In connection with the purchase of two distribution channels during 1996, the Company issued 264,357 shares of unissued, restricted common stock. Approximately 71,000 shares are subject to a contingent guarantee which provides that the number of shares issued may be adjusted as of August 12, 1998. Such shares will be increased proportionately should the value of these shares fall below $87,500, or decreased proportionately if the value exceeds $125,000.

3.  INVENTORIES

     Inventories at November 30, 1996 include the following components:

                 Raw materials . . . . . . . . . . . .  $   684,860
                 Work in process . . . . . . . . . . .       46,450
                 Finished goods. . . . . . . . . . . .    3,667,215
                                                        -----------
                                                        $ 4,398,525
                                                        -----------
                                                        -----------
4.  LONG-TERM DEBT

     Long-term debt at November 30, 1996 consists of the following:

                 Finance obligation, net. . . . . . . . $ 1,253,319
                 Capitalized lease obligations. . . . .     211,913
                                                        -----------
                                                          1,465,232
                 Less current portion . . . . . . . . .    (207,086)
                                                        -----------
                                                        $ 1,258,146
                                                        -----------
                                                        -----------

FINANCE OBLIGATION--SALE AND LEASEBACK OF BUILDING

     In July 1993 the Company completed a sale and leaseback transaction on the owned portion of its facilities and related land in Longmont, Colorado. The property was sold to a limited liability company (LLC) for $1,275,000 in cash. The sale and leaseback transaction is accounted for as a financing; the sales price (net of unamortized debt expenses) is reflected as a long-term financing obligation and the operating lease payments as interest until the earlier of the end of the lease term or the exercise of the purchase option included in the lease. The building and related improvements are carried as assets on the Company's books and depreciated. One of the officers of the Company is a minority (16%) participant in the LLC.

     The financing obligation will mature in July 2003.



                                 Staodyn, Inc.

                    Notes to Consolidated Financial Statements

                               November 30, 1996

4.  LONG-TERM DEBT (CONTINUED)

CAPITALIZED LEASE OBLIGATIONS

     The capitalized lease obligations relate to certain production, data processing, and office equipment. Original cost and accumulated depreciation of assets under capital leases at November 30, 1996 are:

                 Cost . . . . . . . . . . . . . . . . .  $ 866,489
                 Less accumulated depreciation. . . . .   (728,103)
                                                         ---------
                                                         $ 138,386
                                                         ---------
                                                         ---------

     Future minimum lease payments at November 30, 1996 for these leases are as follows:

                 1997 . . . . . . . . . . . . . . . . .   $ 222,373
                 1998 . . . . . . . . . . . . . . . . .       4,104
                 1999 . . . . . . . . . . . . . . . . .       1,390
                                                          ---------
                 Total minimum lease payments . . . . .     227,867
                 Less amounts representing interest . .     (15,954)
                                                          ---------
                 Present value of lease payments. . . .     211,913
                 Less current portion . . . . . . . . .    (207,086)
                                                          ---------
                                                          $   4,827
                                                          ---------
                                                          ---------

5.  PROFIT SHARING PLAN

     All full-time employees who have completed at least one year of service are eligible to participate in the Company's 401(k) Plan. The Plan meets the requirements of Section 401(k) of the Internal Revenue Code, and total Company contributions are limited to 50% of the aggregate employee contributions to the Plan, subject to a maximum amount of 3% of regular compensation for each employee. The rules applicable to Section 401(k) may also serve to further limit the Company's contributions to the Plan, particularly with respect to highly compensated employees. Company expense for contributions to the Plan was approximately $28,500 and $23,000 for fiscal 1996 and 1995, respectively.

6.  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases land and a building in Longmont, Colorado, under two operating leases expiring in July 2003. The leases call for payments totaling $219,500 per year; the annual payments may be adjusted in fiscal 1998 based upon the prime rate at the anniversary date of the leases. Each lease gives the Company the option to purchase the respective property at any time after the fifth year of the lease (July 1998); the purchase option prices vary based upon the year exercised and range from 110% of an established price in the fifth year to 120% in the tenth year (the established price is $1,275,000 for the portion which was sold and leased back; $720,000 for the second lease). Total interest expense in fiscal 1996 and 1995 was $140,250 in each year for the portion sold and leased back. Total rent expense was $79,200 for the remaining portion in both fiscal 1996 and 1995.

                                 Staodyn, Inc.

                  Notes to Consolidated Financial Statements

                               November 30, 1996

6.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

OPERATING LEASES (CONTINUED)

     The Company subleased building space for its operation in Tampa, Florida, from PMSI under an operating lease which expired in March 1996. Total rent expense under this lease was $41,068 and $100,100 in fiscal 1996 and 1995, respectively. Additionally, the Company leased a separate warehouse facility under an operating lease which expired in February 1996. A portion of this facility was subleased to PMSI in September 1995 for approximately $2,700 per month, or a total of $17,242 and $8,300 in 1996 and 1995, respectively. Rent expense under this lease, net of sublease income, was $3,025 and $28,000 in fiscal 1996 and 1995, respectively.

     The Company leased new office facilities for its operation in Tampa, Florida, in May of 1996. This lease was amended to include additional office space in January of 1997. The lease, which expires in April of 2001, calls for total monthly payments of approximately $12,000. Total rent expense under this lease was $60,713 for fiscal 1996.

     The Company also leases various equipment under noncancelable operating leases. Total rent expense under these leases was approximately $11,500 and $23,000 in each of the years ended November 30, 1996 and 1995, respectively.

     Future minimum lease payments for all noncancelable operating leases and subleases having remaining terms in excess of one year as of November 30, 1996 are as follows:

                      1997                               $  356,967
                      1998                                  361,693
                      1999                                  366,623
                      2000                                  372,505
                      2001                                  284,412
                      Thereafter                            356,606
                                                         ----------
                      Total minimum lease obligations    $2,098,806
                                                         ==========

7.  STOCKHOLDERS' EQUITY

STOCK OPTIONS

     The Company maintains the 1982 and 1992 Stock Option Plans (SOP) which provide for the granting of incentive and nonincentive options to employees, directors, and consultants of the Company. The Company's 1982 SOP expired on May 31, 1992. The 1992 SOP permits options to be granted to purchase a maximum of 400,000 shares of the Company's common stock. The term of the options granted may not exceed 10 years.

                                 Staodyn, Inc.

                  Notes to Consolidated Financial Statements

                               November 30, 1996

7.  STOCKHOLDERS' EQUITY (CONTINUED)

STOCK OPTIONS (CONTINUED)

     Stock option activity was as follows:

                                                              PRICE PER
                                             SHARES             SHARE
                                             -------          ---------

     Outstanding at November 30, 1994        230,500       $1.81  -  $5.25
      Granted                                 88,000        1.25  -   2.50
      Canceled                               (46,000)       1.41  -   4.38
                                             -------
     Outstanding at November 30, 1995        272,500        1.25  -   5.25
      Granted                                138,000        1.38  -   1.97
      Canceled                                (4,001)       1.38  -   3.38
                                             -------
     Outstanding at November 30, 1996        406,499       $1.25  -  $5.25
                                             =======
     At November 30, 1996:
      Number of shares exercisable           189,841
      Number of shares authorized and
      available for future grant              49,001

STOCK PURCHASE PLAN

     The 1983 Employee Qualified Stock Purchase Plan (the ESPP) permits employees to purchase a maximum of 400,000 shares of the Company's common stock. Eligible employees are offered the right to purchase shares semiannually in June and December at a purchase price equal to 85% of the lesser of the fair market value on either the first or the last business day of the purchase period. Participants may contribute up to 10% of their regular base pay toward the purchase of the shares. During the fiscal years ended November 30, 1996 and 1995, 29,424 and 58,170 shares were purchased at an average price of $1.26 and $1.14 per share, respectively. At November 30, 1996 there were 53,939 shares authorized and available for issuance under the ESPP.

STOCK WARRANTS

     In connection with the Company's November 1993 public offering, underwriters were granted Unit Purchase Options entitling the underwriters to purchase up to 130,000 units for $6.75 per unit. These options are currently exercisable and expire in November 1998.

STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" was issued in 1995 with an effective date for fiscal years beginning after December 15, 1995. The Company has elected that upon adoption in fiscal year 1997, they will continue to measure compensation cost

                                 Staodyn, Inc.

                  Notes to Consolidated Financial Statements

                               November 30, 1996

7.  STOCKHOLDERS' EQUITY (CONTINUED)

STOCK-BASED COMPENSATION (CONTINUED)

using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" and will make pro forma disclosures of net income and earnings per share as if the fair value based method of accounting as defined in SFAS 123 had been applied.

8.  INCOME TAXES

     The Company has net operating loss carryforwards of approximately $1,370,000 expiring from 2006 to 2010. The Company has general business tax credit carryforwards of approximately $296,000 expiring from 1997 to 2005.

     Utilization of net operating losses and credits may be subject to an annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986. The annual limitation may result in the expiration of net operating losses and credits before utilization.

     A valuation allowance is recorded against deferred tax assets to the extent that management considers that it is unlikely whether such deferred tax assets will be realized. Management has considered a variety of factors, both positive and negative evidence, in reaching this conclusion, which is based primarily on the cumulative operating loss over the last three years. Significant components of the Company's deferred tax assets and liabilities at November 30 are as follows:

                                                      1996          1995
                                                   -----------   -----------
     Deferred tax liabilities:                     $         -   $    (9,259)
      Property and equipment                       -----------   -----------

     Deferred tax assets:
      Sale and leaseback                               311,091       309,870
      Accounts receivable reserves and allowances      484,049       714,166
      Inventory                                        245,753       331,806
      Accrued liabilities                              108,110        77,703
      Contribution carryforwards                        16,629        15,417
      Property and equipment                            59,817             -
      Alternative minimum tax credits                    5,729         5,729
      General business tax credits                     296,486       296,486
      Net operating loss carryforwards                 517,256       437,708
                                                   -----------   -----------
          Subtotal                                   2,044,920     2,188,885
      Valuation allowance                           (2,044,920)   (2,179,626)
                                                   -----------   -----------
         Total deferred tax assets                           -         9,259
                                                   -----------   -----------
             Net deferred tax assets (liability)   $         -   $         -
                                                   ===========   ===========

                                 Staodyn, Inc.

                  Notes to Consolidated Financial Statements

                               November 30, 1996

8.  INCOME TAXES (CONTINUED)

     A reconciliation between the Company's actual income tax expense and income taxes computed by applying the federal statutory rate of 34% is as follows:

                                                  NOVEMBER 30   NOVEMBER 30
                                                     1996          1995
                                                  -----------   -----------

     Computed income tax expense at the
           statutory rate                          $  87,300      $ 69,200

     Effect of net operating losses                 (130,700)      (98,100)
           Goodwill amortization                      21,800         9,300
           Nondeductible T & E                        13,400        13,600
           Effect of state income taxes                8,500         8,700
           Other                                        (300)       (2,700)
                                                   ---------      --------
                                                   $       -      $      -
                                                   =========      ========

9.  RELATED PARTY TRANSACTIONS

     The Company sells products to PMSI under the terms of the Product Supply Agreement entered into in conjunction with the acquisition of TMD. Sales to PMSI under this agreement totaled approximately $228,000 and $217,000 in the years ended November 30, 1996 and 1995, respectively.

     Additionally, the Company provided services related to the collection of pre-acquisition accounts receivable for PMSI for which fees are received. Total income under this agreement was approximately $13,000 and $17,500 for the years ended November 30, 1996 and 1995, respectively.

                                 STAODYN, INC.
                                 BALANCE SHEET

                                                   August 31    November 30
                                                     1997          1996
                                                  -----------   -----------
ASSETS                                            (unaudited)

Current Assets
 Cash and cash equivalents                        $   965,636   $ 1,025,343
 Short-term investments                             1,182,075     1,323,706
 Accounts receivable, net                           5,368,468     5,319,749
 Inventories, net                                   4,636,568     4,398,525
 Prepaid expenses and other assets                    177,517       235,220
                                                  -----------   -----------
   Total current assets                            12,330,264    12,302,543

Property, Plant and Equipment, Net                  2,007,139     1,928,485

Other Assets
 Patents and intangibles, net                         687,543       873,457
 Product supply agreement, net                        472,500       540,000
 Other                                                 11,348         9,967
                                                  -----------   -----------
                                                  $15,508,794   $15,654,452
                                                  ===========   ===========
Total Assets

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
 Current portion of long-term debt                $    89,436   $   207,086
 Accounts payable                                     379,157       730,938
 Accrued expenses and other liabilities             1,012,884     1,164,566
                                                  -----------   -----------
  Total current liabilities                         1,481,477     2,102,590

Long-Term Debt                                      1,484,876     1,258,146

Commitments and Contingencies

Stockholders' Equity
 Preferred stock - $0.01 par value; 1,000,000
   shares authorized; none issued                           -             -
 Common stock - $0.01 par value; 10,000,000
   shares authorized; 6,707,165 shares issued
   in 1997 and 6,641,217 in 1996                       67,072        66,412
 Additional paid-in capital                        15,537,718    15,468,439
 Accumulated deficit                               (2,978,111)   (3,241,135)
                                                  -----------   -----------
                                                   12,626,679    12,293,716
 Less treasury stock (at cost) - 60,000 shares        (84,238)            -
                                                  -----------   -----------
                                                   12,542,441    12,293,716
                                                  -----------   -----------

Total Liabilities and Stockholders' Equity        $15,508,794   $15,654,452
                                                  ===========   ===========

                                 STAODYN, INC.
                           STATEMENTS OF OPERATIONS
                                 (Unaudited)

                                    Three Months Ended       Nine Months Ended
                                 ------------------------  --------------------------
                                  August 31    August 31    August 31      August 31
                                    1997         1996          1997          1996
                                 -----------  -----------  ------------  ------------
Net Sales                        $5,278,192   $4,834,491   $15,699,741    $13,668,866

Cost of Sales                     1,847,156    1,691,171     5,603,711      4,813,374
                                 ----------   ----------   -----------    -----------

Gross Profit                      3,431,036    3,143,320    10,096,030      8,855,492
                                 ----------   ----------   -----------    -----------

Operating Expenses
 Selling, general and
   administrative                 3,184,390    2,980,100     9,448,536      8,350,963
 Research and development           119,232       96,661       343,817        350,898
                                 ----------   ----------   -----------    -----------
                                  3,303,622    3,076,761     9,792,353      8,701,861
                                 ----------   ----------   -----------    -----------

Income (Loss) from Operations       127,414       66,559       303,677        153,631

Other Income (Expense), Net         (13,993)     (12,633)      (40,653)       (40,138)
                                 ----------   ----------   -----------    -----------

Income (Loss) Before
 Income Taxes                       113,421       53,926       263,024        113,493

Income Tax Expense (Benefit)              -            -             -              -
                                 ----------   ----------   -----------    -----------

Net Income (Loss)                $  113,421   $   53,926   $   263,024    $   113,493
                                 ==========   ==========   ===========    ===========

Income (Loss) Per Common Share   $      .02   $      .01   $       .04    $       .02
                                 ==========   ==========   ===========    ===========

Weighted Average Number of
 Common Shares Outstanding        6,642,434    6,519,882     6,644,587      6,412,685
                                 ==========   ==========   ===========    ===========

See accompanying notes.

                                 STAODYN, INC.
                            STATEMENTS OF CASH FLOWS
                                  (Unaudited)

                                                        Nine Months Ended
                                                  ------------------------------
                                                      August 31      August 31
                                                         1997           1996
                                                     -----------    -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES             $   252,978   $   153,420
                                                      -----------   -----------

INVESTING ACTIVITIES
 Payments for purchases of property, plant
   and equipment                                         (288,472)     (225,752)
 Payment for other assets                                 (11,206)      (30,297)
 Proceeds from sale of equipment                                -         8,000
 Purchases of short-term investments                   (1,166,289)   (1,303,217)
 Maturities of short-term investments                   1,362,000     1,000,000
                                                      -----------   -----------

          Net cash used in investing
            activities                                   (103,967)     (551,266)
                                                      -----------   -----------


FINANCING ACTIVITIES
 Proceeds from issuance of common stock                  46,421        40,650
 Principal payments under capital lease
   obligations and long-term debt                      (170,901)     (192,744)
 Purchases of treasury stock                            (84,238)            -
                                                    -----------   -----------

          Net cash used in financing
            activities                                 (208,718)     (152,094)
                                                    -----------   -----------

Net decrease in cash and cash equivalents               (59,707)     (549,940)
Cash and cash equivalents at beginning of period      1,025,343     1,610,640
                                                    -----------   -----------
Cash and cash equivalents at end of period          $   965,636   $ 1,060,700
                                                    ===========   ===========

Supplemental information:
 Interest paid                                      $   121,179   $   143,382
                                                    ===========   ===========

Supplemental schedule of noncash investing
 activities:
     Equipment acquisitions through capital
      lease obligations                             $   277,527   $         -
     Stock issued as compensation                   $    23,518   $    21,000

See accompanying notes.

                                 STAODYN, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)

1.  BASIS OF PRESENTATION

The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine month period ended August 31, 1997 are not necessarily indicative of the results that may be expected for the year ended November 30, 1997. For further information, refer to the financial statements and footnotes thereto included in the Registrant Company's annual report on Form 10-KSB for the year ended November 30, 1996.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INCOME TAXES

Income taxes are provided for the difference between the book and tax basis of assets and liabilities.

EARNINGS PER SHARE

Earnings (loss) per common share is based on the weighted average number of common and common equivalent shares, including dilutive common stock options and warrants, outstanding during the period. Options and warrants outstanding during the fiscal quarter ended August 31, 1997 are not included in the computation of weighted shares outstanding as their inclusion results in dilution of less than three percent. The Company has never declared or paid a dividend to its shareholders.

USE OF ESTIMATES

The preparation of the Company's consolidated financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. The more significant areas requiring the use of management estimates relate to accounts receivable and inventory reserves, the estimated useful lives of intangible assets, and the valuation allowance for deferred tax assets. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable, payables, and accrued liabilities whose fair value approximates the carrying amount due to the short maturities of these instruments.

                                  STAODYN, INC.
                         NOTES TO FINANCIAL STATEMENTS
                                  (Unaudited)


3.  INVENTORIES

Inventories include the following components:


                               August 31   November 30
                                  1997        1996
                               ----------  -----------

            Raw materials      $  755,925   $  684,860
            Work in process        68,953       46,450
            Finished goods      3,811,690    3,667,215
                               ----------   ----------
                               $4,636,568   $4,398,525
                               ==========   ==========


4.  IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

In February 1997 the FASB issued SFAS No. 128, "Earnings Per Share." SFAS No. 128 specifies revised computational guidelines, presentation and disclosure requirements for earnings per share and supersedes Accounting Principal Board Opinion No. 15. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. Earlier application is not permitted; however, upon adoption, SFAS No. 128 requires restatement of all prior period earnings per share information. The Company believes adoption of SFAS 128 will not have a material impact on its reported earnings per share.

                              REHABILICARE INC.
                               BALANCE SHEETS
                                 (Unaudited)

                                                     September 30,     June 30,
                                                          1997           1997
                                                     ------------     ----------
ASSETS
CURRENT ASSETS
 Cash                                                 $    19,253     $   46,529
 Receivables, less reserve for
 uncollectible accounts of
 $1,376,000 and $1,353,000                              6,177,037      5,850,686
 Inventories -
        Raw materials                                     479,822        497,206
        Finished goods                                  1,968,101      2,032,210
 Deferred income tax benefit                              575,000        575,000
 Prepaid expenses                                         156,124        216,998
                                                       ----------     ----------
        Total current assets                            9,375,337      9,218,629

PROPERTY AND EQUIPMENT                                  5,092,956      4,936,463
 Less accumulated depreciation                         (2,669,340)    (2,618,667)
                                                       ----------     ----------
  Total property and equipment                          2,423,616      2,317,796

Intangible assets                                          28,129         28,129
Other assets                                               37,500         37,500
                                                      -----------    -----------

                                                      $11,864,582    $11,602,054
                                                      -----------    -----------
                                                      -----------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Note payable                                         $   645,000    $   340,000
 Current maturities of long-term debt                     293,951        296,250
 Accounts payable                                         327,586        472,674
 Accrued liabilities -
        Payroll                                           138,140        213,296
        Commissions                                       176,717        185,015
        Taxes                                             279,444        197,573
        Other                                              48,879         52,693
                                                      -----------    -----------
          Total current liabilities                     1,909,717      1,757,501

LONG-TERM DEBT                                          1,882,779      1,957,834

STOCKHOLDERS' EQUITY
        Common stock                                      487,000        485,359
        Additional paid-in capital                      5,568,650      5,546,759
        Less note receivable from
        officer/stockholder                              (162,500)      (162,500)
        Retained earnings                               2,178,936      2,017,101


        Total stockholders' equity                      8,072,086      7,886,719
                                                      -----------    -----------
                                                      $11,864,582    $11,602,054
                                                      -----------    -----------
                                                      -----------    -----------

                             REHABILICARE INC.
                         STATEMENTS OF OPERATIONS
                               (Unaudited)


                                                         Three Months Ended
                                                             September 30,
                                                      -------------------------
                                                         1997           1996
                                                      ----------     ----------
ASSETS
 Net sales and rental revenue                         $2,929,902     $2,344,760
 Cost of sales and rentals                               758,028        616,910
                                                      ----------     ----------
  Gross profit                                         2,171,874      1,727,850

OPERATING EXPENSES:
 Selling, general and administrative                   1,757,134      1,307,167
 Research and development                                119,828        120,904
                                                      ----------     ----------
  Total Operating Expenses                             1,876,962      1,428,071

   Income from operations                                294,912        299,779

OTHER INCOME (EXPENSE):
 Interest expense                                        (56,787)       (71,860)
 Other income                                              6,710          6,252
                                                      ----------     ----------

 Income before income taxes                              244,835        234,171

PROVISION FOR INCOME TAXES                                83,000         84,000
                                                      ----------     ----------

 Net income                                           $  161,835     $  150,171
                                                      ----------     ----------
                                                      ----------     ----------

 NET INCOME PER COMMON SHARE
 AND COMMON SHARE EQUIVALENTS                         $     0.03     $     0.03
                                                      ----------     ----------
                                                      ----------     ----------

 WEIGHTED AVERAGE NUMBER OF
 COMMON  AND COMMON SHARE
 EQUIVALENTS OUTSTANDING                               4,948,443      4,856,757
                                                      ----------     ----------
                                                      ----------     ----------

                             REHABILICARE INC.
                         STATEMENTS OF CASH FLOWS
                               (Unaudited)



                                                          Three Months Ended
                                                             September 30,
                                                       ------------------------
                                                          1997           1996
                                                       ---------      ---------
OPERATING ACTIVITIES
 Net income                                            $ 161,835      $ 150,171
  Adjustments to reconcile net income to net cash
  generated by or used in operating activities:
   Depreciation                                           50,673         72,164
   Changes in current assets and liabilities:
    Receivables                                         (326,351)      (190,229)
    Inventories                                           46,456         81,176
    Prepaid expenses                                      60,874        (15,550)
    Accounts payable                                    (145,088)      (155,801)
    Accrued liabilities                                   (5,397)      (121,317)
                                                       ---------      ---------

Net cash used in operating activities                   (156,997)      (179,386)
                                                       ---------      ---------



INVESTING ACTIVITIES
 Purchase of property and equipment, net                (121,456)       (18,040)
                                                       ---------      ---------

FINANCING ACTIVITIES
 Principal payments on long-term debt, net               (77,355)       (76,748)
 Proceeds from (payments on) line of credit, net         305,000        265,000
 Proceeds from exercise of stock options                  11,874          3,062
 Proceeds from purchases of stock by employees            11,658             --
                                                       ---------      ---------

  Net cash provided by financing activities              251,177        191,314
                                                       ---------      ---------


  Net decrease in cash                                   (27,276)        (6,112)

CASH AT BEGINNING OF PERIOD                               46,529         32,553
                                                       ---------      ---------

CASH AT END OF PERIOD                                  $  19,253      $  26,441
                                                       ---------      ---------
                                                       ---------      ---------

SUPPLEMENTAL DISCLOSURES
 Cash paid during the period for:
  Interest                                             $  56,787      $  71,860
                                                       ---------      ---------
                                                       ---------      ---------

  Income taxes                                         $     170      $ 187,900
                                                       ---------      ---------
                                                       ---------      ---------

                         REHABILICARE INC.

                   NOTES TO FINANCIAL STATEMENTS
                         SEPTEMBER 30, 1997


Note A

  The amounts set forth in the preceding financial statements are unaudited as of and for the periods ended September 30, 1997 and 1996, but in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the periods presented. Such results are not necessarily indicative of results for the full year. The significant accounting policies and certain financial information which are normally included in financial statements prepared in accordance with generally accepted accounting principles, but which are not required for interim reporting purposes, have been omitted. The accompanying financial statements of the Company should be read in conjunction with the financial statements and related notes included in the Company's Annual Report on Form 10-KSB.

       UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  The following unaudited pro forma financial statements give effect to the merger of Rehabilicare and Staodyn to be accounted for as a pooling of interests. The unaudited pro forma condensed balance sheet presents the combined financial position of Rehabilicare and Staodyn as of September 30, 1997 and is based upon the historical balance sheet of Rehabilicare as of September 30, 1997 and of Staodyn as of August 31, 1997. The unaudited pro forma condensed statements of income give effect to the proposed merger of Rehabilicare and Staodyn by combining the results of operations of Rehabilicare for the three months ended September 30, 1997 and 1996 and for the three years ended June 30, 1997 with the results of operations of Staodyn for the three months ended August 31, 1997 and 1996, for the year ended August 31, 1997 and for the two years ended November 30, 1996, respectively, on a pooling of interests basis. The operations of Staodyn for the three months ended November 30, 1996, resulting in sales of $5.3 million and net income of $89,000, have been included in the pro forma statement of income for the years ended June 30, 1997 and 1996. These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of Rehabilicare and Staodyn.

  The unaudited pro forma information should be read in conjunction with the consolidated historical financial statements of Rehabilicare and Staodyn, including the respective notes thereto, which are incorporated by reference or included in this Joint Proxy Statement--Prospectus. The Unaudited Pro Forma Condensed Combined Financial Information presented is not necessarily indicative of the combined financial position or results of operations of the combined entity of the actual financial position or results that would have been achieved had the Merger been consummated for the periods indicated.

                                    INDEX

                                                                            PAGE
                                                                            ----
Unaudited Pro Forma Condensed Combined Balance Sheet at
  September 30, 1997.....................................................   F-27
Unaudited Pro Forma Condensed Combined Statement of Income:
    Three months ended September 30, 1997................................   F-28
    Three months ended September 30, 1996................................   F-29
    Year ended June 30, 1997.............................................   F-30
    Year ended June 30, 1996.............................................   F-31
    Year ended June 30, 1995.............................................   F-32
    Notes to Unaudited Pro Forma Condensed Combined Financial
      Information........................................................   F-33

                   MERGER OF REHABILICARE AND STAODYN
 UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF SEPTEMBER 30, 1997


                                                                           PRO FORMA       PRO FORMA
                                          REHABILICARE     STAODYN        ADJUSTMENTS       COMBINED
                                          ------------   -----------      -----------     -----------
ASSETS

Current Assets:
 Cash                                     $    19,253    $   965,636      $               $   984,889
 Short-term investments                                    1,182,075                        1,182,075
 Receivables, net                           6,177,037      5,368,468                       11,545,505
 Inventories                                2,447,923      4,636,568                        7,084,491
 Deferred income tax benefit                  575,000             --                          575,000
 Prepaid expenses                             156,124        177,517                          333,641
                                          -----------    -----------      ---------       -----------
  Total current assets                      9,375,337     12,330,264             --        21,705,601

Property and equipment, net                 2,423,616      2,007,139                        4,430,755
Intangible assets                              28,129      1,160,043                        1,188,172
Other assets                                   37,500         11,348                           48,848
                                          -----------    -----------      ---------       -----------
                                          $11,864,582    $15,508,794      $      --       $27,373,376
                                          -----------    -----------      ---------       -----------
                                          -----------    -----------      ---------       -----------

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Current liabilities:
 Note payable                             $   645,000    $                $               $   645,000
 Current maturities of long-term debt         293,951         89,436                          383,387
 Accounts payable                             327,586        379,157                          706,743
 Accrued liabilities                          643,180      1,012,884                        1,656,064
                                          -----------    -----------      ---------       -----------
  Total current liabilities                 1,909,717      1,481,477             --         3,391,194

Long-term debt                              1,882,779      1,484,876                        3,367,655

Commitments and contingencies

Stockholders' equity:
 Common stock                                 487,000         67,072        488,952 (1)     1,043,024
 Additional paid-in capital                 5,568,650     15,537,718       (573,190)(1)    20,533,178
 Less note receivable from
  officer/stockholder                        (162,500)            --                         (162,500)
 Retained earnings                          2,178,936     (2,978,111)                        (799,175)
  Less treasury stock (at cost)                              (84,238)        84,238 (1)
                                          -----------    -----------      ---------       -----------
  Total stockholders' equity                8,072,086     12,542,441             --        20,614,527
                                          -----------    -----------      ---------       -----------
                                          $11,864,582    $15,508,794      $      --       $27,373,376
                                          -----------    -----------      ---------       -----------
                                          -----------    -----------      ---------       -----------


   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                 MERGER OF REHABILICARE AND STAODYN

     UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

           FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1997

                                                                            PRO FORMA        PRO FORMA
                                           REHABILICARE     STAODYN        ADJUSTMENTS       COMBINED
                                           ------------   -----------      -----------     -----------
Net sales and rental revenue                $2,929,902     $5,278,192        $             $ 8,208,094
Cost of sales                                  758,028      1,847,156                        2,605,184
                                            ----------     ----------        -------       -----------
Gross profit                                 2,171,874      3,431,036                        5,602,910

Operating expenses:
 Selling, general and administration         1,757,134      3,184,390                        4,941,524
 Research and development                      119,828        119,232                          239,060
                                            ----------     ----------        -------       -----------
  Total operating expenses                   1,876,962      3,303,622                        5,180,584

Income from operations                         294,912        127,414                          422,326

Other income (expense):
 Interest income (expense)                     (56,787)       (15,935)                         (72,722)
 Other income (expense)                          6,710          1,942                            8,652
                                            ----------     ----------        -------       -----------
                                               (50,077)       (13,993)                         (64,070)

Income before taxes                            244,835        113,421                          358,256

Provision for income taxes                      83,000             --         43,100(2)        126,100
                                            ----------     ----------        -------       -----------

Net income                                  $  161,835     $  113,421        $43,100       $   232,156
                                            ----------     ----------        -------       -----------
                                            ----------     ----------        -------       -----------

Earnings per share data:
 Net income per share                       $     0.03     $     0.02                      $      0.02
                                            ----------     ----------                      -----------
                                            ----------     ----------                      -----------

 Weighted average common and
  common equivalent shares
  outstanding                                4,948,443      6,642,434                       10,445,021(3)
                                            ----------     ----------                      -----------
                                            ----------     ----------                      -----------


    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                     MERGER OF REHABILICARE AND STAODYN

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1996

                                                                                  PRO FORMA       PRO FORMA
                                                   REHABILICARE     STAODYN      ADJUSTMENTS      COMBINED
                                                   ------------    ----------    -----------     -----------
Net sales and rental revenue                        $2,344,760     $4,834,491     $              $ 7,179,251
Cost of sales                                          616,910      1,691,171                      2,308,081
                                                    ----------     ----------     --------       -----------
Gross profit                                         1,727,850      3,143,320                      4,871,170

Operating expenses:
 Selling, general and administration                 1,307,167      2,980,100                      4,287,267
 Research and development                              120,904         96,661                        217,565
                                                    ----------     ----------     --------       -----------
  Total operating expenses                           1,428,071      3,076,761                      4,504,832

Income from operations                                 299,779         66,559                        366,338

Other income (expense):
 Interest income (expense)                             (71,860)       (16,928)                       (88,788)
 Other income (expense)                                  6,252          4,295                         10,547
                                                    ----------     ----------     --------       -----------
                                                       (65,608)       (12,633)                       (78,241)

Income before taxes                                    234,171         53,926                        288,097

Provision for income taxes                              84,000             --       20,492(2)        104,492
                                                    ----------     ----------     --------       -----------

Net income                                          $  150,171     $   53,926     $ 20,492       $   183,605
                                                    ----------     ----------     --------       -----------
                                                    ----------     ----------     --------       -----------

Earnings per share data:
 Net income per share                               $     0.03     $     0.01                    $      0.02
                                                    ----------     ----------     --------       -----------
                                                    ----------     ----------     --------       -----------

 Weighted average common and
  common equivalent shares
  outstanding                                        4,856,757      6,519,882                     10,261,739(3)
                                                    ----------     ----------     --------       -----------
                                                    ----------     ----------     --------       -----------


     See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                        MERGER OF REHABILICARE AND STAODYN

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME
                         FOR THE YEAR ENDED JUNE 30, 1997

                                                                                    PRO FORMA       PRO FORMA
                                                  REHABILICARE      STAODYN        ADJUSTMENTS      COMBINED
                                                  ------------    -----------      -----------    -----------
Net sales and rental revenue                       $10,991,105    $20,974,394       $             $31,965,499
Cost of sales                                        2,759,633      7,422,408                      10,182,041
                                                   -----------    -----------       --------      -----------
Gross profit                                         8,231,472     13,551,986                      21,783,458

Operating expenses:
 Selling, general and administration                 6,682,899     12,651,512                      19,334,411
 Research and development                              527,845        438,733                         966,578
                                                   -----------    -----------       --------      -----------
  Total operating expenses                           7,210,744     13,090,245                      20,300,989

Income from operations                               1,020,728        461,741                       1,482,469

Other income (expense):
 Interest income(expense)                             (249,233)       (65,192)                       (314,425)
 Other income (expense), net                            57,247          9,797                          67,044
                                                   -----------    -----------       --------      -----------
                                                      (191,986)       (55,395)                       (247,381)

Income before taxes                                    828,742        406,346                       1,235,088

Provision for income taxes                             265,000             --        154,411(2)       419,411
                                                   -----------    -----------       --------      -----------

Net income                                         $   563,742    $   406,346       $154,411      $   815,677
                                                   -----------    -----------       --------      -----------
                                                   -----------    -----------       --------      -----------

Earnings per share data:
 Net income per share                              $      0.12    $      0.06                     $      0.08
                                                   -----------    -----------       --------      -----------
                                                   -----------    -----------       --------      -----------

 Weighted average common and
  common equivalent shares
  outstanding                                        4,886,714      6,643,695                      10,394,337(3)
                                                   -----------    -----------       --------      -----------
                                                   -----------    -----------       --------      -----------


   See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                 MERGER OF REHABILICARE AND STAODYN

     UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  FOR THE YEAR ENDED JUNE 30, 1996

                                                                                PRO FORMA       PRO FORMA
                                                   REHABILICARE     STAODYN    ADJUSTMENTS      COMBINED
                                                   ------------   -----------  -----------     -----------
Net sales and rental revenue                        $8,703,418    $18,943,519    $             $27,646,937
Cost of sales                                        2,333,704      6,632,071                    8,965,775
                                                    ----------    -----------    -------       -----------
Gross profit                                         6,369,714     12,311,448                   18,681,162

Operating expenses:
 Selling, general and administration                 5,209,753     11,553,939                   16,763,692
 Research and development                              495,398        445,814                      941,212
                                                    ----------    -----------    -------       -----------
  Total operating expenses                           5,705,151     11,999,753                   17,704,904

Income from operations                                 664,563        311,695                      976,258

Other income (expense):
 Interest income (expense)                            (231,632)       (65,192)                    (296,824)
 Other income (expense)                                 14,332         10,312                       24,644
                                                    ----------    -----------    -------       -----------
                                                      (217,300)       (54,880)                    (272,180)

Income before taxes                                    447,263        256,815                      704,078

Provision for income taxes                             165,000                     97,590(2)       262,590
                                                    ----------    -----------    -------       -----------

Net income                                          $  282,263     $  256,815     $97,590      $   441,488
                                                    ----------    -----------    -------       -----------
                                                    ----------    -----------    -------       -----------

Earnings per share data:
 Net income per share                               $     0.06     $     0.04                  $      0.04
                                                    ----------    -----------    -------       -----------
                                                    ----------    -----------    -------       -----------

 Weighted average common and
  common equivalent shares
  outstanding                                        4,868,633      6,469,618                   10,231,946(3)
                                                    ----------    -----------    -------       -----------
                                                    ----------    -----------    -------       -----------


      See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                 MERGER OF REHABILICARE AND STAODYN

     UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                  FOR THE YEAR ENDED JUNE 30, 1995

                                                                                PRO FORMA       PRO FORMA
                                                   REHABILICARE     STAODYN    ADJUSTMENTS      COMBINED
                                                   ------------   -----------  -----------     -----------
Net sales and rental revenue                        $9,249,029    $18,371,001   $              $27,620,030
Cost of sales                                        2,783,433      6,573,697                    9,357,130
                                                    ----------    -----------    ------        -----------
Gross profit                                         6,465,596     11,797,304                   18,262,900

Operating expenses:
 Selling, general and administration                 5,089,276     11,083,684                   16,172,960
 Research and development                              422,789        436,943                      859,732
                                                    ----------    -----------    ------        -----------
  Total operating expenses                           5,512,065     11,520,627                   17,032,692

Income from operations                                 953,531        276,677                    1,230,208

Other income (expense):
 Interest income (expense)                             (80,645)      (120,483)                    (201,128)
 Other income (expense)                                 (4,774)        47,462                       42,688
                                                    ----------    -----------    ------        -----------
                                                       (85,419)       (73,021)                    (158,440)

Income before taxes                                    868,112        203,656                    1,071,768

Provision for income taxes                             228,000                   77,389(2)         305,389
                                                    ----------    -----------    ------        -----------

Net income                                          $  640,112    $   203,656   $77,389        $   766,379
                                                    ----------    -----------    ------        -----------
                                                    ----------    -----------    ------        -----------

Earnings per share data:
 Net income per share                               $     0.14    $      0.03                  $      0.08
                                                    ----------    -----------                  -----------
                                                    ----------    -----------                  -----------
 Weighted average common and
  common equivalent shares
  outstanding                                        4,685,733      6,286,260                    9,897,043(3)
                                                    ----------    -----------                  -----------
                                                    ----------    -----------                  -----------


    See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

                      MERGER OF REHABILICARE AND STAODYN

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

    NOTE 1. Adjustment to reflect the issuance of 5,560,240 shares of Rehabilicare Common Stock in exchange for all of the outstanding shares of Staodyn at an exchange ratio of 0.829 of a share of Rehabilicare Common Stock for each share of Staodyn Common Stock.

    NOTE 2. Adjustment to calculate the provision for income taxes for Staodyn at an effective statutory rate of 38%, as if the companies had been combined for all periods presented.

    NOTE 3. Adjusted to reflect the conversion of Staodyn weighted average common and common equivalent shares outstanding to 0.829 share of Rehabilicare Common Stock.

                                                                APPENDIX A






        ______________________________________________________



                     AGREEMENT AND PLAN OF MERGER



                                Among

                          REHABILICARE INC.,

                    HIPPOCRATES ACQUISITION, INC.

                                 And

                            STAODYN, INC.




                       Dated: December 1, 1997




        ______________________________________________________

                                          INDEX


ARTICLE I THE MERGER ......................................................................... A-1
SECTION 1.1       The Merger ................................................................. A-1
SECTION 1.2       Certificate of Merger; Effective Time ...................................... A-1
SECTION 1.3       Effect of Merger ........................................................... A-1
SECTION 1.4       Closing .................................................................... A-2
SECTION 1.5       Certificate of Incorporation; Bylaws ....................................... A-2
SECTION 1.6       Directors and Officers ..................................................... A-2

ARTICLE II        CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES ......................... A-2
SECTION 2.1       Conversion of Securities ................................................... A-2
SECTION 2.2       Dissenting Shares .......................................................... A-2
SECTION 2.3       Rights of Holders of Company Common Stock .................................. A-3
SECTION 2.4       Adjustments to Exchange Ratio .............................................. A-3
SECTION 2.5       Exchange of Certificates ................................................... A-3
SECTION 2.6       Stock Options .............................................................. A-5
SECTION 2.7       Warrants ................................................................... A-6
SECTION 2.8       Notices to Option and Warrant Holders ...................................... A-6

ARTICLE III       REPRESENTATIONS AND WARRANTIESOF THE COMPANY ............................... A-7
SECTION 3.1       Corporate Existence and Power .............................................. A-7
SECTION 3.2       Subsidiaries ............................................................... A-7
SECTION 3.3       Corporate Authorization .................................................... A-7
SECTION 3.4       Governmental Authorization ................................................. A-8
SECTION 3.5       Non-Contravention .......................................................... A-8
SECTION 3.6       Capitalization ............................................................. A-8
SECTION 3.7       SEC Documents .............................................................. A-9
SECTION 3.8       Absence of Certain Changes or Events ....................................... A-9
SECTION 3.9       Litigation ................................................................ A-10
SECTION 3.10      Taxes ..................................................................... A-10
SECTION 3.11      Intellectual Property Rights .............................................. A-11
SECTION 3.12      Labor Matters ............................................................. A-12
SECTION 3.13      Employee Benefit Plans .................................................... A-12
SECTION 3.14      Compliance with Laws ...................................................... A-13
SECTION 3.15      Brokers ................................................................... A-13
SECTION 3.16      Opinion of Financial Advisor .............................................. A-13
SECTION 3.17      Accounting Matters ........................................................ A-13
SECTION 3.18      Tax Matters ............................................................... A-13
SECTION 3.19      Certain Business Matters .................................................. A-13
SECTION 3.20      Certain Contract Matters .................................................. A-13
SECTION 3.21      Accounts Receivable ....................................................... A-15
SECTION 3.22      Inventory ................................................................. A-15
SECTION 3.23      Environmental Matters ..................................................... A-15
SECTION 3.24      Disclosure ................................................................ A-17

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB .......................... A-17
SECTION 4.1       Corporate Existence and Power ............................................. A-17
SECTION 4.2       Subsidiaries .............................................................. A-17
SECTION 4.3       Corporate Authorization ................................................... A-17
SECTION 4.4       Governmental Authorization ................................................ A-18
SECTION 4.5       Non-Contravention ......................................................... A-18
SECTION 4.6       Capitalization ............................................................ A-18
SECTION 4.7       SEC Documents ............................................................. A-19
SECTION 4.8       Absence of Certain Changes or Events ...................................... A-19
SECTION 4.9       Litigation ................................................................ A-20
SECTION 4.10      Taxes ..................................................................... A-20
SECTION 4.11      Intellectual Property Rights .............................................. A-21



SECTION 4.12      Labor Matters ............................................................. A-22
SECTION 4.13      Employee Benefit Plans .................................................... A-22
SECTION 4.14      Compliance with Laws ...................................................... A-23
SECTION 4.15      Brokers ................................................................... A-23
SECTION 4.16      Opinion of Financial Advisor .............................................. A-23
SECTION 4.17      Accounting Matters ........................................................ A-23
SECTION 4.18      Tax Matters ............................................................... A-24
SECTION 4.19      Certain Business Matters .................................................. A-24
SECTION 4.20      Certain Contract Matters .................................................. A-24
SECTION 4.21      Accounts Receivable ....................................................... A-24
SECTION 4.22      Inventory ................................................................. A-24
SECTION 4.23      Environmental Matters ..................................................... A-25
SECTION 4.24      Disclosure ................................................................ A-25

ARTICLE V         COVENANTS RELATING TO CONDUCT OF BUSINESS ................................. A-26
SECTION 5.1       Conduct of Business by the Company ........................................ A-26
SECTION 5.2       Conduct of Business by Parent ............................................. A-28
SECTION 5.3       No Solicitation of Transactions ........................................... A-28

ARTICLE VI        ADDITIONAL AGREEMENTS ..................................................... A-29
SECTION 6.1       Stockholders Approval ..................................................... A-29
SECTION 6.2       Preparation of Form S-4 and the Proxy Statement; Stockholders' Meeting .... A-29
SECTION 6.3       Information Supplied by the Company ....................................... A-30
SECTION 6.4       Information Supplied by Parent ............................................ A-30
SECTION 6.5       Letters of the Company's Accountants ...................................... A-30
SECTION 6.6       Letters of Parent's Accountants ........................................... A-31
SECTION 6.7       Access to Information ..................................................... A-31
SECTION 6.8       Confidentiality ........................................................... A-31
SECTION 6.9       Public Announcements ...................................................... A-31
SECTION 6.10      Appropriate Action; Consents; Filings ..................................... A-31
SECTION 6.11      Directors' and Officers' Indemnification and  Insurance ................... A-32
SECTION 6.12      Obligations of Sub ........................................................ A-33
SECTION 6.13      Pooling Affiliates ........................................................ A-33
SECTION 6.14      Nasdaq Listing ............................................................ A-34
SECTION 6.15      Employee Benefits ......................................................... A-34
SECTION 6.16      Longmont Facility ......................................................... A-35
SECTION 6.17      Preparation of Tax Returns ................................................ A-35

ARTICLE VII       CONDITIONS TO THE MERGER .................................................. A-35
SECTION 7.1       Conditions of Each Party's Obligation to Effect the Merger ................ A-35
SECTION 7.2       Conditions of Obligations of Parent and Sub ............................... A-36
SECTION 7.3       Conditions of Obligation of the Company ................................... A-37

ARTICLE VIII      TERMINATION, AMENDMENT AND WAIVER ......................................... A-37
SECTION 8.1       Termination ............................................................... A-37
SECTION 8.2       Effect of Termination ..................................................... A-38
SECTION 8.3       Remedies and Dispute Resolution ........................................... A-38

ARTICLE IX        GENERAL PROVISIONS ........................................................ A-40
SECTION 9.1       Nonsurvival of Representations and Warranties ............................. A-40
SECTION 9.2       Notices ................................................................... A-40
SECTION 9.3       Definitions ............................................................... A-40
SECTION 9.4       Amendment ................................................................. A-42
SECTION 9.5       Waiver .................................................................... A-42
SECTION 9.6       Entire Agreement .......................................................... A-42
SECTION 9.7       Severability .............................................................. A-42
SECTION 9.8       Successors and Assigns .................................................... A-43
SECTION 9.9       Parties in Interest ....................................................... A-43
SECTION 9.10      Governing Law ............................................................. A-43
SECTION 9.11      Counterparts; Effectiveness ............................................... A-43



EXHIBIT A--Form of Company Affiliate Letter ................................................. A-1


                     AGREEMENT AND PLAN OF MERGER


       AGREEMENT AND PLAN OF MERGER, dated December 1, 1997, ("Agreement Date") by and among REHABILICARE INC., a Minnesota corporation ("Parent"), HIPPOCRATES ACQUISITION, INC., a Delaware corporation and wholly owned subsidiary of Parent ("Sub"), and STAODYN, INC., a Delaware corporation (the "Company").

       WHEREAS, the respective boards of directors of the Company, Parent and Sub have determined that it is in the best interests of Company, Parent and Sub and their respective shareholders or stockholders, as appropriate, to consummate the merger of Sub and the Company (the "Merger") upon the terms and subject to the conditions of this Agreement;

       WHEREAS, as a result of the Merger, all of the outstanding common stock, $.01 par value, of the Company ("Company Common Stock"), will be converted into the right to receive common stock, $.10 par value, of Parent ("Parent Common Stock");

       WHEREAS Parent, Sub, and the Company desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

       WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

       WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a "pooling of interests".

       NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements, the parties agree as follows:

                               ARTICLE I
                              THE MERGER

       SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Sub shall be merged with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), whereupon the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

       SECTION 1.2 CERTIFICATE OF MERGER; EFFECTIVE TIME. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VII, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger and the transactions contemplated by this Agreement. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Certificate of Merger (the "Effective Time").

       SECTION 1.3 EFFECT OF MERGER. From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, and franchises and be subject to all of the restrictions, disabilities, and duties of the Company and Sub, all as provided under Delaware Law.

       SECTION 1.4 CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at a time and place and by a method as mutually agreed to by the parties.

       SECTION 1.5 CERTIFICATE OF INCORPORATION; BYLAWS. At the Effective Time, the certificate of incorporation and bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of the Surviving Corporation.

       SECTION 1.6 DIRECTORS AND OFFICERS. The officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation. The initial directors of the Surviving Corporation shall be Fred Ayers, Bayne Gibson, David Kaysen, John Maley, Richard Jahnke and Robert Wingrove.

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

       SECTION 2.1 CONVERSION OF SECURITIES. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:

       (a) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) any shares to be canceled pursuant to Section 2.1(b) and (ii) any Dissenting Shares, as defined in Section 2.2 hereof shall be converted, subject to Section 2.5(e), into the right to receive 0.829 shares (the "Exchange Ratio") of Parent Common Stock (such shares of Parent Common Stock being hereinafter referred to as the "Merger Consideration");

       (b) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Parent, Sub or the Company or any direct or indirect subsidiary of Parent, Sub or the Company shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

       (c) each share of common stock, $.01 par value per share, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.

       SECTION 2.2  DISSENTING SHARES.

       (a)  Notwithstanding anything in this Agreement to the contrary, if
Section 262 of the Delaware Law shall be applicable to the Merger, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have not voted such shares in favor of the Merger, who shall have delivered, prior to any vote on the Merger, a written demand for the appraisal of such shares in the manner provided in Section 262 of the Delaware Law and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to dissenters' rights ("Dissenting Shares") shall not be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1 hereof, but the holders thereof shall be entitled only to such rights as are granted by
Section 262 of the Delaware Law. Each holder of Dissenting Shares who becomes entitled to payment for such shares pursuant to Section 262 of the Delaware Law shall receive payment therefor from the Surviving Corporation in accordance with the Delaware Law; provided, however, that if any such holder of Dissenting Shares shall have effectively withdrawn such holder's demand for appraisal of such shares or lost such holder's right to appraisal and payment of such shares under Section 262 of the Delaware Law, such holder or holders (as the case may be) shall forfeit the right to appraisal of such shares and each such share shall thereupon be deemed to have been canceled, extinguished and converted, as of the Effective Time, into and represent the right to receive payment from the Surviving Corporation of the Merger Consideration, as provided in Section 2.1 hereof.

       (b) The Company shall give Parent (i) prompt notice of any written demand for fair value, any withdrawal of a demand for fair value and any other instrument served pursuant to Section 262 of the Delaware Law received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under such Section 262 of the Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demand for fair value or offer to settle or settle any such demand.

       SECTION 2.3 RIGHTS OF HOLDERS OF COMPANY COMMON STOCK. On and after the Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented shares of Company Common Stock (other than Dissenting Shares) shall be deemed for all purposes, except as provided in Section 2.5(e), to evidence ownership of and to represent the right to receive the number of whole shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted. The record holder of such outstanding certificate shall, after the Effective Time, be entitled to vote the shares of Parent Common Stock into which such shares of Company Common Stock shall have been converted on any matters on which the holders of record of Parent Common Stock, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such certificates, Parent may rely conclusively upon the record of stockholders maintained by the Company containing the names and addresses of the holders of record of Company Common Stock at the Effective Time.

       SECTION 2.4 ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio set forth in Section 2.1 shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock or Parent Common Stock occurring after the Agreement Date and prior to the Effective Time.

       SECTION 2.5  EXCHANGE OF CERTIFICATES.

       (a) EXCHANGE AGENT. As of the Effective Time, Parent shall deposit with Norwest Bank Minnesota, National Association or such other bank or trust company as may be designated by Parent and as is reasonably acceptable to the Company (the "Exchange Agent") certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall hold the Exchange Fund for the benefit of holders of shares of Company Common Stock. The Exchange Agent shall distribute the Exchange Fund pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock (other than Dissenting Shares). Except as contemplated by Section 2.5(f), the Exchange Fund shall not be used for any other purpose. Parent shall make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5(e).

       (b) EXCHANGE PROCEDURES. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 2.1(a) a letter of transmittal in customary form. The letter of transmittal shall specify that delivery of Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. The Exchange Agent shall accompany the letter of transmittal with instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as the Exchange Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) which such holder has the right to receive pursuant to the provisions of this Article II (after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5(e), and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(c). The Exchange Agent shall forthwith cancel the Certificates so surrendered. If there is a transfer of Share ownership which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable. Except as provided in Section 2.3, until surrendered as contemplated by this Section 2.5(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.5, and any dividends or other distributions to which such holder is entitled pursuant to Section 2.5(c). No interest will be paid or will accrue on any cash payable pursuant to Sections 2.5(c) or 2.5(e).

       (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Parent will pay no dividends and make no other distributions with respect to Parent Common Stock with a record date after the Effective Time to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and Parent will make no cash payment in lieu of fractional shares to any such holder pursuant to Section 2.5(e) until the holder of record of such Certificate surrenders such Certificate. Following surrender of any such Certificate, the Exchange Agent, on behalf of Parent, shall pay to the record holder of the Certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.5(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

       (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.5(c) or 2.5(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock.

       (e)  NO FRACTIONAL SHARES.

                  (i)  No certificates or scrip representing
       fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent.

                  (ii) Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged for shares of Parent Common Stock pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing price of Parent Common Stock on the Closing Date.

           (f) TERMINATION OF EXCHANGE FUND. The Exchange Agent shall deliver any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for two years after the Effective Time to Parent, upon demand. Any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to Parent Common Stock.

           (g) NO LIABILITY. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat, or similar law.

           (h) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund in deposit accounts, as directed by Parent, on a daily basis. The Exchange Agent shall pay any interest and other income resulting from such investments to Parent.

           (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen, or destroyed, and, if required by the Surviving Corporation, upon the delivery to the Exchange Agent of a bond in such sum as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen, or destroyed Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent
  Common Stock deliverable in respect thereof, pursuant to this Agreement.

           (j) If the holder of any shares of Company Common Stock shall become entitled to receive payment for such shares pursuant to Section 262 of the Delaware Law and Section 2.2 hereof, such payment shall be made by the Surviving Corporation in accordance with Section 2.2 hereof.

           SECTION 2.6  STOCK OPTIONS.

           (a) Each option to purchase shares of Company Common Stock (a "Company Option") under the Company's 1982 Stock Option Plan, as amended and under the Company's 1992 Stock Option Plan, as amended, outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time.

           (b) At the Effective Time, Parent shall assume each Company Option by virtue of the Merger and without any further action on the part of the Company or the holders thereof. Parent shall assume each such option in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to any such Company Option, would be such a corporation were Section 424 of the Code applicable to such Company Option.

           (c) From and after the Effective Time, all references to the Company in the Company Options and the related stock option agreements shall be deemed to refer to Parent. After the Effective Time, each Company Option assumed by Parent shall be exercisable upon the same terms and conditions as were in effect under the Company Options and the related option agreements immediately prior to the Effective Time, except that (i) each Company Option shall be exercisable for that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, and (ii) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common stock subject to such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent).

           SECTION 2.7  WARRANTS.

           (a) Each outstanding warrant to purchase shares of Company Common Stock (a "Company Warrant") outstanding immediately prior to the Effective Time shall remain outstanding following the Effective Time. To the extent permitted by the terms of the Company Warrants, at the Effective Time, Parent shall assume each Company Warrant, by virtue of the Merger and without any further action on the part of the Company or the holders thereof.

           (b) To the extent permitted by the terms of the Company Warrants, from and after the Effective Time, all references to the Company in the Company Warrants and the related warrant agreements shall be deemed to refer to Parent. After the Effective Time, each Company Warrant assumed by Parent shall be exercisable upon the same terms and conditions as were in effect under the Company Warrants and the related warrant agreements immediately prior to the Effective Time, except that, to the extent permitted by the terms of the Company Warrants, (i) each Company Warrant shall be exercisable for that whole number of shares of Parent Common Stock (rounded down to the nearest whole share) into which the number of shares of Company Common Stock subject to such Company Warrant immediately prior to the Effective Time would be converted under Section 2.1, and (ii) the warrant price per share of Parent Common Stock shall be an amount equal to the warrant price per share of Company Common stock subject to such Company Warrant in effect immediately prior to the Effective Time divided by the Exchange Ratio (the warrant price per share, as so determined, being rounded upward to the nearest full cent).

         SECTION 2.8 NOTICES TO OPTION AND WARRANT HOLDERS. As soon as practicable after the Effective Time, Parent shall deliver to each holder of a Company Option or Company Warrant, an appropriate notice setting forth such holder's rights pursuant thereto. Parent shall notify such holders that the Company Option or Company Warrant, as the case may be, shall continue in effect on the same terms and conditions (including anti-dilution provisions, and subject to the adjustments required by Sections 2.6 and 2.7 after giving effect to the Merger). Parent shall comply with the terms of each Company Option or Company Warrant. Parent shall use reasonable efforts to ensure that each Company Option and Company Warrant, to the extent it qualifies for special tax treatment prior to the Effective Time (including, without limitation, Section 422 of the Code), shall continue so to qualify after the Effective Time. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery pursuant to the terms set forth in Sections 2.6 and 2.7. After the Effective Time (but in no event later than 30 days after the Effective Time), Parent shall file a Registration Statement on Form S-8 with respect to the shares of Parent Common Stock subject to Company Options, and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such options remain outstanding.

                                 ARTICLE III
                       REPRESENTATIONS AND WARRANTIES
                               OF THE COMPANY

         The Company represents and warrants to Parent and Sub that, except as set forth in, and qualified by, the Company Disclosure Schedules attached to this Agreement (which schedules identify exceptions by specific section reference):

         SECTION 3.1 CORPORATE EXISTENCE AND POWER.

         (a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. The Company has all corporate power required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property it owns or leases or the nature of its activities makes such qualification necessary, except for those jurisdictions in which the failure to be so qualified would not have a material adverse effect on the Company (a "Company Material Adverse Effect"). For purposes of this Agreement, a "Company Material Adverse Effect" means (i) a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, or results of operations of the Company and any of its subsidiaries, taken as a whole, or on the ability of the Surviving Corporation following the Merger to continue the business of the Company and any of its subsidiaries, taken as a whole, substantially as currently conducted or proposed to be conducted, or
(ii) a material impairment in the ability of the Company to perform any of its obligations under this Agreement or to consummate the Merger.

         (b) The Company has delivered to Parent correct and complete copies of the Company's certificate of incorporation and bylaws in effect as of the Agreement Date.

         SECTION 3.2 SUBSIDIARIES.

         (a) Schedule 3.2 lists each subsidiary of the Company, together with its jurisdiction of incorporation or organization. All outstanding shares of capital stock of each such subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. The Company owns all of such shares, free and clear of pledges, claims, liens, charges, encumbrances, and security interests of any nature whatsoever (each, a "Lien"). No options, warrants, or other rights to acquire any securities of any type of any of such subsidiaries are outstanding as of the Agreement Date.

         (b) Except for the capital stock of its subsidiaries and except for ownership interests set forth in Schedule 3.2, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, or other entity.

         SECTION 3.3 CORPORATE AUTHORIZATION. The Company's execution, delivery, and performance of this Agreement and its consummation of the transactions contemplated hereby are within its corporate powers. Except for approval by the affirmative vote of a majority of the holders of the outstanding shares of Company Common Stock required for the Merger, the Company has duly authorized the Merger. The Company has duly and validly executed and delivered this Agreement. Assuming this Agreement constitutes the valid and binding agreement of Parent and Sub, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

         SECTION 3.4 GOVERNMENTAL AUTHORIZATION. Except as set forth on
Schedule 3.4, the Company's execution, delivery and performance of this Agreement and its consummation of the Merger require no action by, or in respect of, or filing with, any federal, state, local, or foreign governmental body, agency, official, or authority (including courts, administrative agencies, commissions, self-regulatory agencies, or authorities or other governmental authority or instrumentality) (each, a "Governmental Entity") other than the following: (a) filing the Certificate of Merger in accordance with Delaware Law; (b) compliance with applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"); (c) compliance with the rules or regulations of the Nasdaq SmallCap Market; and
(d) compliance with the securities laws of various states.

         SECTION 3.5 NON-CONTRAVENTION. The Company's execution, delivery, and performance of this Agreement does not, and its consummation of the transactions contemplated hereby will not: (a) contravene or conflict with the certificate of incorporation or bylaws of the Company; (b) assuming compliance with the matters referred to in Section 3.4, contravene, conflict with, or constitute a violation of any provision of any law, regulation, judgment, injunction, order, or decree binding on or applicable to the Company, other than such as would not, individually or in the aggregate, have a Company Material Adverse Effect; (c) assuming compliance with the matters set forth in Section 3.4 constitute a breach, violation, or a default under, or give rise to a right of termination, cancellation, or acceleration of any right or obligation of the Company or to a loss of any benefit to which the Company is entitled under any provision of, any agreement, contract, or other instrument binding upon the Company or any license, franchise, permit or other similar authorization held by the Company, other than such as would not, individually or in the aggregate, have a Company Material Adverse Effect; or (d) result in the creation or imposition of any Lien on any asset of the Company, other than such as would not, individually or in the aggregate, have a Company Material Adverse Effect. Schedule 3.5 sets forth a complete, and correct list of all consents, approvals, and authorizations the Company is required to obtain from any non-Governmental Entity in connection with this Agreement, the Merger, and the transactions contemplated hereby, other than those with respect to which the failure of the Company to obtain such consent, approval, or authorization, individually or in the aggregate, would not have a Company Material Adverse Effect.

         SECTION 3.6 CAPITALIZATION.

         (a) The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, $.01 par value ("Company Preferred Stock" and together with Company Common Stock, "Company Capital Stock"). As of the Agreement Date, 6,634,065 shares of Company Common Stock are outstanding and no shares of Company Preferred Stock are outstanding. As of the Agreement Date, Company Options to purchase an aggregate of 389,500 shares of Company Common Stock are outstanding, and Company Warrants to purchase an aggregate of 130,000 shares of Company Common Stock are outstanding. The Company has duly reserved for issuance pursuant to the exercise of options under existing plans or warrants a total of 930,000 shares of Company Common Stock, including 519,500 shares for issuance upon exercise of such options and warrants that are outstanding. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company issued all such shares in compliance with all applicable federal and state securities laws. The Company Common Stock is registered pursuant to Section 12(g) of the Exchange Act and has been approved for listing on the Nasdaq SmallCap Market.

         (b) Except as set forth in this Section and except for changes since the Agreement Date resulting from the exercise of the Company Options outstanding on the Agreement Date, (i) no shares of Company Capital Stock or other voting securities of the Company are outstanding, (ii) no securities of the Company convertible into or exchangeable for shares of Company Capital Stock or other voting securities of the Company are outstanding, and (iii) no options or other rights to acquire from the Company, and no obligation of the Company to issue, any Company Capital Stock, voting securities or securities convertible into or exchangeable for Company Capital Stock or other voting securities of the Company are outstanding (the items in clauses (i), (ii) and (iii) being referred to collectively as the "Company Securities").

         SECTION 3.7 SEC DOCUMENTS. The Company has filed all required reports, schedules, forms, statements, and other documents with the Securities and Exchange Commission (the "SEC") since December 1, 1993 (together with subsequent documents filed by the Company before the Agreement Date that revise or supersede such earlier filed documents, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act") or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents. As of their respective dates none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-QSB of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Company SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company or in the notes thereto which, individually or in the aggregate, would have a Company Material Adverse Effect.

         SECTION 3.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents, and except as expressly contemplated by this Agreement or set forth in Schedule 3.8, since the date of the most recent audited financial statements included in the Company SEC Documents, the Company and each of its subsidiaries have conducted their respective businesses only in the ordinary course, and neither the Company nor any of its subsidiaries has experienced, agreed to, or effected, as the case may be:

         (a) any event, occurrence, or development of a state of circumstances or facts which has had a Company Material Adverse Effect;

         (b) any declaration, setting aside, or payment of any dividend or other distribution with respect to any shares of capital stock, or any repurchase, redemption, or other acquisition by the Company of any outstanding shares of Company Capital Stock or other securities of, or other ownership interests in, the Company or its subsidiaries;

         (c) any split, combination, or reclassification of any capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;

         (d) any incurrence, assumption, or guarantee of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices (including any such borrowings under its existing bank credit facility);

         (e) any change in any method of accounting or accounting practice by the Company, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

         (f) any (i) grant, except pursuant to agreements in effect on the Agreement Date, of any material severance or termination pay to any director, officer or employee of the Company, (ii) material employment, deferred compensation, or other similar agreement (or any amendment to any such existing agreement), (iii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements, or
(iv) other than in the ordinary course of business consistent with past practices, material increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company;

         (g) any damage, destruction, or other casualty loss (if not covered by collectible insurance) affecting the business assets of the Company which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; or

         (h) a significant increase in the number of sales agents or sales representatives of the Company who terminate, or indicate an intention to terminate, their employment or agency with the Company over the ordinary turnover of sales agents or representatives historically experienced by the Company.

For purposes of Section 3.8(h) as it may be reaffirmed at Closing, a "significant increase" in the number of sales agents or sales representatives who terminate or indicate an intention to terminate their employment or agency with the Company shall be deemed to have occurred if sales agents or representatives accounting for 25% or more of the Company's retail sales division gross revenues for the fiscal year ended November 30, 1997 (which agents and representatives were in those capacities on the date of this Agreement), have terminated on or before the Closing Date or indicated on or before the Closing Date their intention to terminate, such agents' or representatives' agency or employment with the Company; provided, however, that no sales agent or representative shall be included for purposes of calculating such 25% if the Company has information that indicates that such agent or representative is not, and will not be, employed by a competitor.

         SECTION 3.9 LITIGATION. Except as disclosed in the Company SEC Documents, there is no action, suit, investigation, or proceeding pending against or, to the knowledge of the Company, overtly threatened against or affecting, the Company or any of its properties (other than any such suit, action, or proceeding challenging the acquisition by Parent or Sub of the shares of Company Common Stock or any provision of this Agreement or seeking to restrain or prohibit the consummation of the Merger) before any Governmental Entity or by any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.10 TAXES. The Company, its subsidiaries and each affiliated, consolidated, combined or unitary group of which the Company or any of its subsidiaries is a member (a "Company Affiliated Group"), has filed all tax returns and reports required to be filed by it and has paid (or the Company has paid on its behalf) all taxes required to be paid by it (other than taxes, the failure to pay which would not, individually or in the aggregate, have a Company Material Adverse Effect). All other taxes of the Company which will be due and payable, whether now or hereafter, for any period ending on, including, or ending prior to the Closing Date, have been paid by or on behalf of the Company or are reflected on the Company's books as an accrued tax liability, either current or deferred. The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all material taxes payable by the Company and any of its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes have been proposed, asserted, or assessed against the Company or any Company Affiliated Group (other than deficiencies, the liability for which would not, individually or in the aggregate, have a Company Material Adverse Effect). No extensions nor requests for waivers or extensions of the time to assess any taxes have been granted or are pending. None of the assets or properties of the Company or its subsidiaries is subject to any tax lien (other than liens for taxes that are not yet due) except for liens which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company is not under audit with respect to any taxable period for any federal, state, local, or foreign taxes (including income and franchise taxes but not including real or personal property taxes) by the Internal Revenue Service ("IRS") or other applicable tax authority. Neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code. As used in this Agreement, "taxes" shall include all federal, state, local and foreign income, property, premium, payroll, sales, excise, and other taxes, tariffs, or governmental charges of any nature whatsoever, including any interest, penalties, or additions with respect thereto, and "returns" shall include all returns, reports, information returns, and information statements with respect to taxes required to be filed by the IRS or any other tax authority.

         SECTION 3.11 INTELLECTUAL PROPERTY RIGHTS.

         (a) Schedule 3.11 describes: (i) all patents and all registrations for trademarks, service marks, trade names, corporate names, copyrights and mask works; (ii) all pending patent applications or applications for registration for trademarks, service marks, trade names, corporate names, copyrights and mask works; and (iii) all material accumulations of trade secrets, that (as to each of (i)-(iii)) are owned by, or otherwise controlled by, the Company and used in, developed for use in or necessary to the conduct of the business of the Company as now conducted or as planned to be conducted as described herein (the "Company Owned Intellectual Property Rights"). Except as set forth in the Disclosure Schedule, the Company owns and possesses all right, title and interest, or holds such other interest as is identified in the Disclosure Schedule, in and to the rights set forth under such caption free and clear of all liens, security interests, adverse ownership claims or other encumbrances and has the full right to exploit such Company Owned Intellectual Property Rights without restriction or payment of compensation to any other party.

         (b) Schedule 3.11 describes all agreements granting to the Company rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights used in or necessary to the conduct of the business of the Company as now conducted or as planned to be conducted as described herein (the "Company Licensed-In Intellectual Property Rights"). All such agreements are in force and the Company is not in breach of any such agreement.

         (c) Schedule 3.11 describes all products and services marketed or that have been marketed by the Company within the past two years, identifies the method(s) of intellectual property protection utilized by the Company with respect to such products and services and sets forth the amount of gross sales for such products and services for the year ended November 30, 1996 and the eleven-month period ended October 31, 1997.

         (d) Schedule 3.11 describes all agreements granting to third parties any rights in Company Owned Intellectual Property Rights and any agreements to grant intellectual property rights that the Company may acquire in the future.

         (e) Except as disclosed in Schedule 3.11, all of the Company Owned Intellectual Property Rights will be assumed by, and will become intellectual property rights of, the Surviving Corporation in the Merger, without the requirement that any consent to assignment be obtained or any payment (other than government filing or registration fees) be made. Except as disclosed in
Schedule 3.11, all licenses of the Company Licensed-In Intellectual Property Rights will be assumed by, and will become valid agreements of, the Surviving Corporation in the Merger, without the requirement that any consent to assignment be obtained or any payment be made (other than future royalties as provided in such agreements).

         (f) Except as disclosed in Schedule 3.11, the Company has taken all commercially reasonable steps to acquire, protect and maintain the Company Owned Intellectual Property Rights. Without limiting the generality of the foregoing, (i) all maintenance, annuity, renewal and other such fees and filings due on Company Owned Intellectual Property Rights have been paid or made; and (ii) the Company has no knowledge of any defects in, or facts surrounding, the Company Owned Intellectual Property Rights that would lead to any of them becoming invalid or unenforceable.

         (g) Except as disclosed in Schedule 3.11, the Company has not received any notice of, nor are there any facts known to the Company which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Company Owned Intellectual Property Rights or any Company Licensed-In Intellectual Property Rights that are exclusively licensed to the Company; and no claim by any third party contesting the validity of any Company Owned Intellectual Property Rights has been made, is currently outstanding or is threatened.

         (h) Except as disclosed in Schedule 3.11, the Company has not received any notice of any infringement, misappropriation or violation by the Company of any intellectual property rights of any third parties and the Company, to its knowledge, has not infringed, misappropriated or otherwise violated any such intellectual property rights; and no infringement, misappropriation or violation of any intellectual property rights or other rights of any third parties has occurred or will occur with respect to products and services currently being sold by the Company or with respect to the products and services currently under development (in their present state of development) or with respect to the conduct of the business of the Company as now conducted.

         (i) Except as disclosed in Schedule 3.11, the Company has not entered into any agreement restricting the Company from selling, leasing or otherwise distributing any of its current products or products under development to any class of customers, in any geographic area, during any time period or in any segment of the market.

         (j) The Company has the right to make available to the Surviving Corporation all trade secrets and other confidential information used in the business of the Company, including such information entrusted to the Company by third parties.

         (k) There are no quality defects in the designs contained in the Company Owned Intellectual Property Rights and, except as disclosed in
Schedule 3.11, such designs comply with all applicable laws.

         SECTION 3.12 LABOR MATTERS. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its subsidiaries.

         SECTION 3.13 EMPLOYEE BENEFIT PLANS.

         (a) Schedule 3.13 sets forth each employee benefit plan with respect to which the Company or its ERISA Affiliates, as hereinafter defined, sponsors or otherwise has any obligation (the "Company Employee Benefit Plans"). For purposes of this Agreement, "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and "ERISA Affiliates" means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

         (b)  Except as disclosed in Schedule 3.13:

              (i) No Company Employee Benefit Plan is subject to Title IV of ERISA.

              (ii) No Company Employee Benefit Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

              (iii) Each Company Employee Benefit Plan has at all times been operated in substantial compliance with ERISA, the Code, any other applicable law (including all reporting and disclosure requirements thereunder) and the terms of the plan. Each Company Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that the Plan (and all amendments) is tax qualified and that any trust associated with the plan is tax exempt under Section 501(a) of the Code. To the knowledge of the Company, there is no reason why such qualified status would be revoked.

              (iv) To the knowledge of the Company, no state of facts or conditions exist which reasonably could be expected to subject the Company to any material liability (other than routine claims for benefits) with respect to any Company Employee Benefit Plan under the terms of the Company Employee Benefit Plan or applicable law.

              (v) The Company has not committed to make any material increase in contributions or benefits under any Company Employee Benefit Plan and has not committed to establish any new plan.

              (vi) There are no material unfunded liabilities as of the Closing Date associated with any Company Employee Benefit Plan. All contributions to each Company Employee Benefit Plan that are required to be made with respect to periods ending on or before the Closing Date (including periods from the first day of the then current plan or policy year to the Closing Date) have been made or accrued before the Closing Date.

              (vii) With respect to each Company Employee Benefit Plan (to the extent applicable), the Company has delivered to Parent copies of the plan documents, plan amendments, summary plan descriptions, the most recent tax qualified determination letters from the IRS, the three most recent Form 5500 Annual Reports, including related schedules and audited financials, and a list of assets associated with each Company Employee Benefit Plan.

              (viii) The benefits to be provided to participants under each Company Employee Benefit Plan, other than a tax qualified plan under Code
    Section 401(a), are to be provided exclusively through insurance or from the general assets of the Company.

         SECTION 3.14 COMPLIANCE WITH LAWS. Except as disclosed in the Company SEC Documents, neither the Company nor any of its subsidiaries (a) is in violation of, nor has it violated, any applicable provisions of any laws, statutes, ordinances or regulations, including the applicable provisions of Title XVIII of the Social Security Act and the regulations promulgated thereunder (the "Medicare Laws") and the applicable provisions of Title XIX of the Social Security Act and the regulations promulgated thereunder and applicable state laws and regulations implementing the Medicaid program (the "Medicaid Laws"), or (b) has received any notice from any Governmental Entity or any other person that the Company or any of its subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except in the case of clauses (a) and
(b), for violations, individually or in the aggregate, which have not had and would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and each of its subsidiaries has all permits, licenses, and franchises from Governmental Entities required to conduct its business as now being conducted, except for such permits, licenses, and franchises the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

         SECTION 3.15 BROKERS. No broker, investment banker, financial advisor, or other person, other than The Wallach Company, Inc. ("Company's Broker"), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's, or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has provided Parent with a correct and complete copy of the fee letter between the Company and the Company's Broker.

         SECTION 3.16 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of the Company's Broker, dated the Agreement Date, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders (other than Parent and its affiliates) is fair to such stockholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

         SECTION 3.17 ACCOUNTING MATTERS. Neither the Company nor, to its knowledge, any of its affiliates, has taken or agreed to take any action that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

         SECTION 3.18 TAX MATTERS. Neither the Company nor, to its knowledge, any of its affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 3.19 CERTAIN BUSINESS MATTERS. Neither the Company nor, to its knowledge, any of its affiliates has (a) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any applicable law, (b) established or maintained any unrecorded fund or asset of the Company or any of its subsidiaries for any improper purpose or made any false entries on its books and records for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state or local public office in violation of any applicable law, or (d) engaged in any activity constituting fraud or abuse under applicable laws relating to health care, insurance or the regulation of professional corporations.

         SECTION 3.20 CERTAIN CONTRACT MATTERS.

         (a) Schedule 3.20(a) sets forth, as of the Agreement Date, a list of each contract to which the Company, its subsidiaries, or any of its affiliates (other than individuals) is a party limiting the right of the Company prior to the Closing Date, or Parent or any of its subsidiaries, or affiliates (other than individuals), at or after the Closing Date, to engage in, or to compete with any person in, any business, including each contract containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company, its subsidiaries, or any of its affiliates (other than individuals) prior to the Closing Date, or by Parent, its subsidiaries, or affiliates (other than individuals) after the Closing Date.

         (b) The Company and its subsidiaries have acted in full compliance with all laws and regulations applicable to the contracts held by the Company or its subsidiaries with, or covering beneficiaries of, the federal Medicare program, the federal and state Medicaid programs. To the Company's knowledge, no circumstances exist which would allow the government customer under such contracts to require or request the repayment or reduction, as the case may be, of any payments made to, accrued by, or to be made to the Company or its subsidiaries under such contracts.

         (c)  Each contract listed on Schedule 3.20(a) or described in
Section 3.20(b) is in full force and effect, each is a legal, valid and binding contract, and there is no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by the Company or any of its subsidiaries, in the timely performance of any material obligation to be performed or paid under any such contract.

         SECTION 3.21 ACCOUNTS RECEIVABLE. Schedule 3.21 contains a complete and accurate balance sheet of the Company as of November 1, 1997 and a complete and accurate accounts receivables aging report as of November 1, 1997. The accounts receivable reflected on Schedule 3.21 and those arising after the date thereof are valid receivables, are not subject to valid counterclaims or set-offs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on Schedule 3.21.

         SECTION 3.22 INVENTORY. The inventory of raw materials, work in process and finished goods of the Company consists of items of a cost, quality and quantity usable and, with respect to finished goods only, salable at the normal profit levels of the Company in the ordinary course of the business of the Company. The inventory of finished goods of the Company is not slow-moving as determined in accordance with past practices, obsolete or damaged and is merchantable and fit for its particular use. The Company has on hand or has ordered and expects timely delivery of such quantities of raw materials, and has on hand such quantities of work in process and finished goods, in each case as are reasonably required to timely fill current orders on hand which require delivery within 60 days and to maintain the manufacture and shipment of products at its normal level of operations. The values at which such inventory is carried on the balance sheet contained in Schedule
3.21 are in accordance with generally accepted accounting principles.
Schedule 3.22 contains a materially complete and accurate summary of the Company's inventory of raw materials, work in progress, finished goods and reserve for obsolete and other inventory allowance or accrual calculation schedules as of November 1, 1997.

         SECTION 3.23 ENVIRONMENTAL MATTERS.

         (a) As used in this Section 3.23, the following terms shall have the following meanings:

              (i) "Hazardous Materials" means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject a party to any imposition of costs or liability under any Environmental Law.

              (ii) "Environmental Laws" means all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to pollution, contamination or protection of the environment (including, without limitation, all applicable federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders, decrees, directives, permits, licenses and judgments relating to Hazardous Materials in effect as of the Agreement Date).

              (iii) "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

         (b) The Company and the real property owned or leased by the Company (the "Company's Property") are in material compliance with all applicable Environmental Laws.

         (c) The Company has obtained, and maintained in full force and effect, all environmental permits, licenses, certificates of compliance, approvals and other authorizations (collectively, the "Environmental Permits") necessary to conduct its business and operate the Company's Property. A true and correct copy of each of such Environmental Permit has been provided by the Company to Parent. The Company has conducted its business in compliance with all terms and conditions of the Environmental Permits. The Company has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

         (d) Except as set forth in the Disclosure Schedule under the caption referencing this Section 3.23: (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of the Company's Property during the period the Company was in possession thereof, (ii) the Company's Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, polychlorinated biphenyls (PCBs) or pesticides, and (iii) no aboveground or underground storage tanks are located on, under or about the Company's Property.

         (e) Except as set forth in the Disclosure Schedule under the caption referencing this Section 3.23, the Company has not received notice alleging in any manner that any of them is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

         (f) To the knowledge of the Company, no expenditure outside the ordinary course of business will be required in order for Parent, Sub or the Surviving Corporation to comply with any Environmental Laws in effect at the Effective Time in connection with the operation or continued operation of the business of the Company or the Company's Property in a manner consistent with the current operation thereof by the Company.

         (g) The Company and the Company's Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

         (h) The Company has disclosed and delivered to Parent all environmental reports and investigations which the Company has obtained or ordered with respect to the business of the Company and the Company's Property.

         (i) To the knowledge of the Company, no part of the business of the Company and none of the Company's Property has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

         (j) No lien has been attached or filed against the Company or the Company's Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

         SECTION 3.24 DISCLOSURE. No representation or warranty contained in this Agreement, in the Company Disclosure Schedules, or in any document delivered by the Company to Parent pursuant to Article VII of this Agreement, contains, or will at the Effective Time contain, any untrue statement of a material fact or omits or will at, the Effective Time, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.

                              ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES
                          OF PARENT AND SUB

         Parent and Sub represent and warrant to the Company that, except as set forth in, and qualified by, the Parent Disclosure Schedules attached to this Agreement (which schedules identify exceptions by specific section reference):

         SECTION 4.1 CORPORATE EXISTENCE AND POWER.

         (a) Each of Parent and Sub is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and Sub has all corporate powers required to carry on its business as now conducted. Each of Parent and Sub is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the character of the property that they own or lease or the nature of their respective activities makes such qualification necessary, except for those jurisdictions in which the failure to be so qualified would not have a material adverse effect on Parent or any of its subsidiaries (a "Parent Material Adverse Effect"). For purposes of this Agreement, a "Parent Material Adverse Effect" means (i) a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition or results of operations of Parent and any of its subsidiaries, taken as a whole, or (ii) a material impairment in the ability of Parent and any of its subsidiaries to perform any of their respective obligations under this Agreement or to consummate the Merger.

         (b) Parent and Sub have heretofore made available to the Company correct and complete copies of the certificate of incorporation and bylaws of Parent and Sub as currently in effect.

         SECTION 4.2 SUBSIDIARIES.

         (a) Schedule 4.2 lists each subsidiary of the Parent, together with its jurisdiction of incorporation or organization. All outstanding shares of capital stock of each such subsidiary have been duly authorized and validly issued and are fully paid and nonassessable. The Parent owns all of such shares, free and clear of any Lien. No options, warrants, or other rights to acquire any securities of any type of any of such subsidiaries are outstanding as of the Agreement Date.

         (b) Except for the capital stock of its subsidiaries and except for ownership interests set forth in Schedule 4.2, the Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture, or other entity.

         SECTION 4.3 CORPORATE AUTHORIZATION. Parent's and Sub's execution, delivery and performance of this Agreement and their consummation of the transactions contemplated hereby are within their respective corporate powers. Except for approval by the affirmative vote of a majority of the holders of the shares of Parent Common Stock required for the Merger, Parent and Sub each has duly authorized the Merger. Parent and Sub each has duly and validly executed and delivered this Agreement. This Agreement constitutes a valid and binding agreement of each of Parent and Sub and is enforceable in accordance with its terms. Parent has taken all actions as may be necessary, in its capacity as sole stockholder of Sub, to authorize the Merger.

         SECTION 4.4 GOVERNMENTAL AUTHORIZATION. Parent's and Sub's execution, delivery, and performance of this Agreement and their consummation of the transactions contemplated hereby require no action by, or in respect of, or filing with, any federal, state, local, or foreign Governmental Entity other than the following: (a) the filing of the Certificate of Merger in accordance with Delaware Law; (b) compliance with applicable requirements of the Securities Act; (c) compliance with the Exchange Act and the rules and regulations promulgated thereunder; (d) compliance with the rules or regulations of the Nasdaq National Market; and (e) compliance with the securities laws of various states.

         SECTION 4.5 NON-CONTRAVENTION. Parent's and Sub's execution, delivery and performance of this Agreement does not, and Parent's and Sub's consummation of the transactions contemplated hereby will not: (a) contravene or conflict with the articles or certificate of incorporation or bylaws of Parent and Sub; (b) assuming compliance with the matters referred to in
Section 4.4, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order, or decree binding upon or applicable to Parent and Sub, other than such as would not, individually or in the aggregate, have a Parent Material Adverse Effect; (c) constitute a breach or violation of, or a default under or give rise to a right of termination, cancellation, or acceleration of any right or obligation of Parent or Sub or to a loss of any benefit to which Parent or Sub is entitled under any provision of, any agreement, contract, or other instrument binding upon Parent or Sub or any license, franchise, permit, or other similar authorization held by Parent or Sub, other than such as would not, individually or in the aggregate, have a Parent Material Adverse Effect; or (d) result in the creation or imposition of any Lien on any asset of Parent or Sub, other than such as would not, individually or in the aggregate, have a Parent Material Adverse Effect. Schedule 4.5 sets forth a correct and complete list of all consents, approvals, and authorizations required to be obtained by Parent and Sub from any non-Governmental Entity in connection with this Agreement, the Merger and the transactions contemplated hereby, other than those with respect to which the failure of Parent and Sub to obtain such consent, approval or authorization, individually or in the aggregate, would not have a Parent Material Adverse Effect.

         SECTION 4.6 CAPITALIZATION.

         (a) The authorized capital stock of Parent consists of 15,000,000 shares of Parent Common Stock, $.10 par value, and 5,000,000 shares of preferred stock, without par value ("Parent Preferred Stock" and together with Parent Common Stock, "Parent Capital Stock"). As of the Agreement Date, 4,870,002 shares of Parent Common Stock are outstanding and no shares of Parent Preferred Stock are outstanding. As of the Agreement Date, Parent Options to purchase an aggregate of 375,000 shares of Parent Common Stock are outstanding, and Parent Warrants to purchase an aggregate of 75,000 shares of Parent Common Stock are outstanding. Parent has duly reserved for issuance pursuant to the exercise of options under existing plans or warrants a total of 925,000 shares of Parent Common Stock, including 450,000 shares of Parent Common Stock for issuance of such options and warrants that are outstanding. All outstanding shares of Parent Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable. Parent issued all such shares in compliance with all applicable federal and state securities laws. The Parent Common Stock is registered pursuant to Section 12(g) of the Exchange Act and has been approved for listing on the Nasdaq National Market.

         (b) Parent owns, beneficially and of record, all issued and outstanding shares of common stock of Sub, which shares are validly issued, fully paid, and non-assessable, and free and clear of all liens.

         (c) Except as set forth in this Section and except for changes since the Agreement Date resulting from the exercise of employee and director options outstanding on the Agreement Date, (i) no shares of Parent Capital Stock or other voting securities of Parent are outstanding, (ii) no securities of Parent convertible into or exchangeable for shares of capital stock or voting securities of Parent are outstanding, and (iii) no options or other rights to acquire from Parent, and no obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent are outstanding (the items in clauses (i), (ii), and (iii) being referred to collectively as the "Parent Securities"). No obligations of Parent to repurchase, redeem, or otherwise acquire any Parent Securities are outstanding.

         SECTION 4.7 SEC DOCUMENTS. Parent has filed all required reports, schedules, forms, statements, and other documents with the SEC since June 30, 1994 (together with later filed documents that revise or supersede earlier filed documents, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents. None of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as of their respective dates of filing with the SEC as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-QSB of the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Parent SEC Documents, and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto which, individually or in the aggregate, would have a Parent Material Adverse Effect.

         SECTION 4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Parent SEC Documents, and except as expressly contemplated by this Agreement, since the date of the most recent audited financial statements included in the Parent SEC Documents, Parent and each of its subsidiaries have conducted their respective businesses only in the ordinary course, and neither Parent nor any of its subsidiaries has experienced, agreed to, or effected, as the case may be:

         (a) any event, occurrence, or development of a state of circumstances or facts which has had a Parent Material Adverse Effect;

         (b) any declaration, setting aside, or payment of any dividend or other distribution with respect to any shares of capital stock, or any repurchase, redemption, or other acquisition by

Parent of any outstanding shares of Parent Capital Stock or other securities of, or other ownership interests in, Parent or its subsidiaries;

         (c) any split, combination, or reclassification of any capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock;

         (d) any incurrence, assumption, or guarantee of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices (including any such borrowings under its existing bank credit facility);

         (e) any change in any method of accounting or accounting practice by Parent, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

         (f) any (i) grant, except pursuant to agreements in effect on the Agreement Date, of any material severance or termination pay to any director, officer or employee of Parent, (ii) material employment, deferred compensation, or other similar agreement (or any amendment to any such existing agreement), (iii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements, or
(iv) other than in the ordinary course of business consistent with past practices, material increase in compensation, bonus or other benefits payable to directors, officers or employees of Parent;

         (g) any damage, destruction, or other casualty loss (if not covered by collectible insurance) affecting the business assets of Parent which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect; or

         (h) a significant increase in the number of sales agents or sales representatives of the Parent who terminate, or indicate an intention to terminate, their employment or agency with the Parent over the ordinary turnover of sales agents or representatives historically experienced by the Parent.

For purposes of Section 4.8(h) as it may be reaffirmed at Closing, a "significant increase" in the number of sales agents or sales representatives who terminate or indicate an intention to terminate their employment or agency with the Parent shall be deemed to have occurred if sales agents or representatives accounting for 25% or more of the Parent's retail sales division gross revenues for the fiscal year ended June 30, 1997 (which agents and representatives were in those capacities on the date of this Agreement), have terminated on or before the Closing Date or indicated on or before the Closing Date their intention to terminate, such agents' or representatives' agency or employment with the Parent; provided, however, that no sales agent or representative shall be included for purposes of calculating such 25% if the Parent has information that indicates that such agent or representative is not, and will not be, employed by a competitor.

         SECTION 4.9 LITIGATION. Except as disclosed in the Parent SEC Documents, there is no action, suit, investigation, or proceeding pending against or, to the knowledge of Parent, overtly threatened against or affecting, Parent or any of its properties (other than any such suit, action, or proceeding challenging the acquisition by Parent or Sub of the shares of Company Common Stock or any provision of this Agreement or seeking to restrain or prohibit the consummation of the Merger) before any Governmental Entity or by any Governmental Entity that, individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.10 TAXES. Parent, its subsidiaries and each affiliated, consolidated, combined or unitary group of which Parent or any of its subsidiaries is a member (a "Parent Affiliated

Group"), has filed all tax returns and reports required to be filed by it and has paid (or Parent has paid on its behalf) all taxes required to be paid by it (other than taxes, the failure to pay which would not, individually or in the aggregate, have a Parent Material Adverse Effect). All other taxes of Parent which will be due and payable, whether now or hereafter, for any period ending on, including, or ending prior to the Closing Date, have been paid by or on behalf of Parent or are reflected on Parent's books as an accrued tax liability, either current or deferred. The most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all material taxes payable by Parent and any of its subsidiaries for all taxable periods and portions thereof through the date of such financial statements. No deficiencies for any taxes have been proposed, asserted, or assessed against Parent or any Parent Affiliated Group (other than deficiencies, the liability for which would not, individually or in the aggregate, have a Parent Material Adverse Effect). No extensions nor requests for extension or waivers of the time to assess any taxes have been granted or are pending. None of the assets or properties of Parent or its subsidiaries is subject to any tax lien (other than liens for taxes that are not yet due) except for liens which would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent is not under audit with respect to any taxable period for any federal, state, local, or foreign taxes (including income and franchise taxes but not including real or personal property taxes) by the IRS or other applicable tax authority. Neither Parent nor any of its subsidiaries is a party to any agreement, contract or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

         SECTION 4.11 INTELLECTUAL PROPERTY RIGHTS.

         (a) Schedule 4.11 describes: (i) all patents and all registrations for trademarks, service marks, trade names, corporate names, copyrights and mask works; (ii) all pending patent applications or applications for registration for trademarks, service marks, trade names, corporate names, copyrights and mask works; and (iii) all material accumulations of trade secrets, that (as to each of (i)-(iii)) are owned by, or otherwise controlled by, Parent and used in, developed for use in or necessary to the conduct of the business of Parent as now conducted or as planned to be conducted as described herein (the "Parent Owned Intellectual Property Rights"). Except as set forth in the Disclosure Schedule, Parent owns and possesses all right, title and interest, or holds such other interest as is identified in the Disclosure Schedule, in and to the rights set forth under such caption free and clear of all liens, security interests, adverse ownership claims or other encumbrances and has the full right to exploit such Parent Owned Intellectual Property Rights without restriction or payment of compensation to any other party.

         (b) Schedule 4.11 describes all agreements granting to Parent rights in patents, patent applications, trademarks, service marks, trade names, corporate names, copyrights, mask works, trade secrets or other intellectual property rights used in or necessary to the conduct of the business of Parent as now conducted or as planned to be conducted as described herein (the "Parent Licensed-In Intellectual Property Rights"). All such agreements are in force and Parent is not in breach of any such agreement.

         (c) Schedule 4.11 describes all products and services marketed or that have been marketed by Parent within the past two years, identifies the method(s) of intellectual property protection utilized by Parent with respect to such products and services and sets forth the amount of gross sales for such products and services for the year ended June 30, 1997 and the three-month period ended September 30, 1997.

         (d) Schedule 4.11 describes all agreements granting to third parties any rights in Parent Owned Intellectual Property Rights and any agreements to grant intellectual property rights that Parent may acquire in the future.

          (e) Except as disclosed in Schedule 4.11, Parent has taken all commercially reasonable steps to acquire, protect and maintain the Parent Owned Intellectual Property Rights. Without limiting the generality of the foregoing, (i) all maintenance, annuity, renewal and other such fees and filings due on Parent Owned Intellectual Property Rights have been paid or made; and (ii) Parent has no knowledge of any defects in, or facts surrounding, the Parent Owned Intellectual Property Rights that would lead to any of them becoming invalid or unenforceable.

          (f) Except as disclosed in Schedule 4.11, Parent has not received any notice of, nor are there any facts known to Parent which indicate a likelihood of, any infringement or misappropriation by, or conflict from, any third party with respect to the Parent Owned Intellectual Property Rights or any Parent Licensed-In Intellectual Property Rights that are exclusively licensed to Parent; and no claim by any third party contesting the validity of any Parent Owned Intellectual Property Rights has been made, is currently outstanding or is threatened.

          (g) Except as disclosed in Schedule 4.11, Parent has not received any notice of any infringement, misappropriation or violation by Parent of any intellectual property rights of any third parties and Parent, to its knowledge, has not infringed, misappropriated or otherwise violated any such intellectual property rights; and no infringement, misappropriation or violation of any intellectual property rights or other rights of any third parties has occurred or will occur with respect to products and services currently being sold by Parent or with respect to the products and services currently under development (in their present state of development) or with respect to the conduct of the business of Parent as now conducted.

          (h) Except as disclosed in Schedule 4.11, Parent has not entered into any agreement restricting Parent from selling, leasing or otherwise distributing any of its current products or products under development to any class of customers, in any geographic area, during any time period or in any segment of the market.

          (i) Parent has the right to make available to the Surviving Corporation all trade secrets and other confidential information used in the business of Parent, including such information entrusted to Parent by third parties.

          (j) There are no quality defects in the designs contained in the Parent Owned Intellectual Property Rights and, except as disclosed in
Schedule 4.11, such designs comply with all applicable laws.

          SECTION 4.12 LABOR MATTERS. Neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or any of its subsidiaries.

          SECTION 4.13   EMPLOYEE BENEFIT PLANS.

          (a) Schedule 4.13 sets forth each employee benefit plan with respect to which Parent or its ERISA Affiliates sponsors or otherwise has any obligation (the "Parent Employee Benefit Plans").

          (b)  Except as disclosed in Schedule 4.13:

               (i) No Parent Employee Benefit Plan is subject to Title IV of ERISA.

               (ii) No Parent Employee Benefit Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

               (iii) Each Parent Employee Benefit Plan has at all times been operated in substantial compliance with ERISA, the Code, any other applicable law (including all reporting and disclosure requirements thereunder) and the terms of the plan. Each Parent Employee Benefit Plan that is intended to be tax qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that the Plan (and all amendments) is tax qualified and that any trust associated with the plan is tax exempt under Section 501(a) of the Code. To the knowledge of Parent, there is no reason why such qualified status would be revoked.

               (iv) To the knowledge of Parent, no state of facts or conditions exist which reasonably could be expected to subject Parent to any material liability (other than routine claims for benefits) with respect to any Parent Employee Benefit Plan under the terms of the Parent Employee Benefit Plan or applicable law.

               (v) Parent has not committed to make any material increase in contributions or benefits under any Parent Employee Benefit Plan and has not committed to establish any new plan.

               (vi) There are no material unfunded liabilities as of the Closing Date associated with any Parent Employee Benefit Plan. All contributions to each Parent Employee Benefit Plan that are required to be made with respect to periods ending on or before the Closing Date (including periods from the first day of the then current plan or policy year to the Closing Date) have been made or accrued before the Closing Date.

               (vii) With respect to each Parent Employee Benefit Plan (to the extent applicable), Parent has delivered to Company copies of the plan documents, plan amendments, summary plan descriptions, the most recent tax qualified determination letters from the IRS, the three most recent Form 5500 Annual Reports, including related schedules and audited financials, and a list of assets associated with each Parent Employee Benefit Plan.

               (viii) The benefits to be provided to participants under each Parent Employee Benefit Plan, other than a tax qualified plan under Code Section 401(a), are to be provided exclusively through insurance or from the general assets of Parent.

          SECTION 4.14 COMPLIANCE WITH LAWS. Except as disclosed in the Parent SEC Documents, neither Parent nor any of its subsidiaries (a) is in violation of, nor has it violated, any applicable provisions of any laws, statutes, ordinances or regulations, including the applicable the Medicare Laws and the Medicaid Laws, or (b) has received any notice from any Governmental Entity or any other person that the Company or any of its subsidiaries is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except in the case of clauses (a) and (b), for violations, individually or in the aggregate, which have not had and would not reasonably be expected to have a have a Parent Material Adverse Effect. Each of Parent and each of its subsidiaries has all permits, licenses, and franchises from Governmental Entities required to conduct its business as now being conducted, except for such permits, licenses, and franchises the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

          SECTION 4.15 BROKERS. Except for John G. Kinnard & Co. ("Parent's Broker") no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent and Sub. Parent has provided the Company with a correct and complete copy of the fee letter between Parent and Parent's broker.

          SECTION 4.16 OPINION OF FINANCIAL ADVISOR. Parent has received the opinion of Parent's Broker, dated the Agreement Date, to the effect that, as of such date, the consideration to be paid in the Merger is fair to Parent's stockholders from a financial point of view, a signed copy of which opinion has been delivered to the Company.

          SECTION 4.17 ACCOUNTING MATTERS. Neither Parent nor Sub nor, to Parent's knowledge, any of Parent's affiliates, has taken or agreed to take any action that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests.

          SECTION 4.18 TAX MATTERS. Neither Parent nor Sub nor, to its knowledge, any of Parent's affiliates, has taken or agreed to take any action, or knows of any circumstances, that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of
Section 368(a) of the Code.

          SECTION 4.19 CERTAIN BUSINESS MATTERS. Neither Parent nor, to its knowledge, any of its affiliates has (a) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any applicable law, (b) established or maintained any unrecorded fund or asset of Parent or any of its subsidiaries for any improper purpose or made any false entries on its books and records for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state or local public office in violation of any applicable law, or (d) engaged in any activity constituting fraud or abuse under applicable laws relating to health care, insurance or the regulation of professional corporations.

          SECTION 4.20  CERTAIN CONTRACT MATTERS.

          (a) Schedule 4.20(a) sets forth, as of the Agreement Date, a list of each contract to which Parent, its subsidiaries, or any of its affiliates (other than individuals) is a party limiting the right of Parent prior to the Closing Date, or Parent or any of its subsidiaries, or affiliates (other than individuals), at or after the Closing Date, to engage in, or to compete with any person in, any business, including each contract containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by Parent, its subsidiaries, or any of its affiliates (other than individuals) prior to the Closing Date, or by Parent, its subsidiaries, or affiliates (other than individuals) after the Closing Date.

          (b) Parent and its subsidiaries have acted in full compliance with all laws and regulations applicable to the contracts held by Parent or its subsidiaries with, or covering beneficiaries of, the federal Medicare program, the federal and state Medicaid programs. To Parent's knowledge, no circumstances exist which would allow the government customer under such contracts to require or request the repayment or reduction, as the case may be, of any payments made to, accrued by, or to be made to Parent or its subsidiaries under such contracts.

          (c)  Each contract listed on Schedule 4.20(a) or described in
Section 4.20(b) is in full force and effect, each is a legal, valid and binding contract, and there is no material default (or any event which, with the giving of notice or lapse of time or both, would be a material default) by Parent or any of its subsidiaries, in the timely performance of any material obligation to be performed or paid under any such contract.

          SECTION 4.21 ACCOUNTS RECEIVABLE. Schedule 4.21 contains a complete and accurate balance sheet of Parent as of November 1, 1997 and a complete and accurate accounts receivables aging report as of November 1, 1997. The accounts receivable reflected on Schedule 4.21 and those arising after the date thereof are valid receivables, are not subject to valid counterclaims or set-offs, and are collectible in accordance with their terms, except to the extent of the bad debt reserve reflected on Schedule
4.21.

          SECTION 4.22 INVENTORY. The inventory of raw materials, work in process and finished goods of Parent consists of items of a cost, quality and quantity usable and, with respect to finished goods only, salable at the normal profit levels of Parent in the ordinary course of the business of Parent. The inventory of finished goods of Parent is not slow-moving as determined in accordance with past practices, obsolete or damaged and is merchantable and fit for its particular use. Parent has on hand or has ordered and expects timely delivery of such quantities of raw materials, and has on hand such quantities of work in process and finished goods, in each case as are reasonably required to timely fill current orders on hand which require delivery within 60 days and to maintain the manufacture and shipment of products at its normal level of operations. The values at which such inventory is carried on the balance sheet contained in Schedule 4.21 are in accordance with generally accepted accounting principles. Schedule 4.22 contains a materially complete and accurate summary of Parent's inventory of raw materials, work in progress, finished goods and reserve for obsolete and other inventory allowance or accrual calculation schedules as of November 1, 1997.

          SECTION 4.23   ENVIRONMENTAL MATTERS.

          (a) Parent and the real property owned or leased by Parent ("Parent's Property") are in material compliance with all applicable Environmental Laws.

          (b) Parent has obtained, and maintained in full force and effect, all environmental permits necessary to conduct its business and operate Parent's Property. A true and correct copy of each such Environmental Permit has been provided by Parent to the Company. Parent has conducted its business in compliance with all terms and conditions of Parent's Environmental Permits. Parent has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

          (c) Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.23: (i) no Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited, stored, or released on, under or about any part of Parent's Property during the period Parent was in possession thereof, (ii) Parent's Property and any improvements thereon, contain no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides, and (iii) no aboveground or underground storage tanks are located on, under or about Parent's Property.

          (d) Except as set forth in the Disclosure Schedule under the caption referencing this Section 4.23, Parent has not received notice alleging in any manner that any of them is, or might be potentially responsible for any Release of Hazardous Materials, or any costs arising under or violation of Environmental Laws.

          (e) Parent and Parent's Property are not and have not been listed on the United States Environmental Protection Agency National Priorities List of Hazardous Waste Sites, or any other list, schedule, law, inventory or record of hazardous or solid waste sites maintained by any federal, state or local agency.

          (f) Parent has disclosed and delivered to the Company all environmental reports and investigations which Parent has obtained or ordered with respect to the business of Parent and Parent's Property.

          (g) To the knowledge of Parent, no part of the business of Parent or Parent's Property has been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

          (h) No lien has been attached or filed against Parent or Parent's Property in favor of any governmental or private entity for (i) any liability or imposition of costs under or violation of any applicable Environmental Law; or (ii) any Release of Hazardous Materials.

          SECTION 4.24 DISCLOSURE. No representation or warranty contained in this Agreement, in the Parent Disclosure Schedules, or in any document delivered by Parent to the Company pursuant to Article VII of this Agreement, contains, or will at the Effective Time contain, any untrue statement of a material fact or omits or will at, the Effective Time, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading.

                                  ARTICLE V
                  COVENANTS RELATING TO CONDUCT OF BUSINESS

          SECTION 5.1 CONDUCT OF BUSINESS BY THE COMPANY. Except as contemplated by this Agreement, from the Agreement Date until the Effective Time, each of the Company and each of its subsidiaries shall conduct its business in the ordinary course consistent with past practice and shall use reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except as provided in this Agreement from the Agreement Date until the Effective Time, neither the Company nor any of its subsidiaries, without the prior written approval of Parent, will:

          (a) amend its certificate of incorporation, bylaws, or other comparable charter of organizational documents;

          (b) (i) declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of their capital stock, (ii) split, combine, or reclassify any of their capital stock, or issue or authorize the issuance of any other securities in respect of shares of their capital stock, or (iii) purchase, redeem, or otherwise acquire any shares of capital stock or any other securities or any rights, warrants, or options to acquire any such shares or other securities;

          (c) issue, grant, award, sell, pledge, or otherwise encumber any shares of their capital stock, any other voting securities, or any securities convertible into or any rights, warrants, or options to acquire, any such shares, voting securities, or convertible securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Options or Company Warrants in accordance with their present terms;

          (d) acquire or agree to acquire by merger, consolidation, asset purchase, or any other manner, (i) any corporation, partnership, joint venture, association or other business organization, or any division thereof or (ii) any assets that are material, individually or in the aggregate, to the Company, except purchases of inventory in the ordinary course of business consistent with past practice;

          (e) sell, lease, license, mortgage, subject to any Lien, or otherwise dispose of any of its assets, except sales of inventory in the ordinary course of business consistent with past practice;

          (f) (i) incur any indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or a subsidiary, guarantee any debt or debt security of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances, or capital contributions to, or investments in, any other person, other than (A) to the Company or (B) advances to employees consistent with past practice;

          (g) make or agree to make any new capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $500,000;

          (h) make any tax election or settle or compromise any tax liability, or make any change in any method of accounting for taxes or accounting policy or practice with respect to taxes;

          (i) pay, discharge, settle, or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement, or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Documents or incurred in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill or similar agreements to which the Company or a subsidiary is a party;

          (j) except in the ordinary course of business, modify, amend, or terminate any material contract or agreement to which the Company is a party or waive, release, or assign any material rights or claims;

          (k) enter into any agreement which if entered into prior to the Agreement Date would have been required to be listed on Section 3.20(a) of the Company Disclosure Schedule or which is covered by Section 3.20(b) or amend or modify any agreement listed on 3.20(a) or covered by Section 3.20(b);

          (l) except as required by applicable law or in the ordinary course of business, (i) adopt, enter into, terminate, or amend any bonus, profit sharing, thrift, compensation, stock option, stock purchase, restricted stock, pension, retirement, or deferred compensation or other plan, trust arrangement or fund for the benefit or welfare of any director, officer or current or former employee (each, a "Benefit Plan"), (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director or employee (except for normal increases or bonuses in the ordinary course of business consistent with past practice), (iii) pay any benefit not provided for under any Benefit Plan, (iv) except as permitted in clause (ii), grant any awards, or remove any existing restrictions, under any bonus, incentive, performance or other compensation plan or arrangement or Benefit Plan, or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, or arrangement or Benefit Plan;

          (m) make any change in any method of accounting or accounting practice or policy other than those required by generally accepted accounting principles;

          (n) take any action that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests;

          (o) take any action that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a) of the Code;

          (p) pay any fees of any legal or tax adviser retained in connection with the Merger, including Chrisman Bynum & Johnson or Hogan & Hartson, L.L.P., calculated on a basis other than an hourly basis at the maximum rates per hour set forth in the Company Disclosure Letter, with bills detailing such hours and hourly charges to be submitted to Parent at the Effective Time;

          (q) authorize any of, or commit or agree to take any of, the foregoing actions; or

          (r) enter into any written employment agreement, after the Agreement Date, with any employee or any verbal agreement providing for benefits not equivalent to employees of similar position in the Company.

          SECTION 5.2 CONDUCT OF BUSINESS BY PARENT. Except as provided in this Agreement, from the Agreement Date until the Effective Time, each of Parent and Sub shall conduct its business in the ordinary course consistent with past practice and shall use reasonable efforts to preserve intact its business organization and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing neither Parent nor any of its subsidiaries, without the prior written approval of the Company, will:

          (a) except for an amendment to increase the number of authorized shares of its common stock from 15,000,000 to 30,000,000 (the "Charter Amendment"), amend its articles of incorporation, bylaws, or other comparable charter of organizational documents;

          (b) (i) declare or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of their capital stock, (ii) split, combine, or reclassify any of their capital stock, or issue or authorize the issuance of any other securities in respect of shares of their capital stock, or (iii) purchase, redeem, or otherwise acquire any shares of capital stock or any other securities or any rights, warrants, or options to acquire any such shares or other securities;

          (c) make any acquisition or take any other action which would materially adversely affect its ability to consummate the transactions contemplated by this Agreement;

          (d) take any action that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent the Merger from qualifying as a reorganization within the meaning of Sections 368(a) of the Code;

          (e) take any action that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates) would prevent Parent from accounting for the business combination to be effected by the Merger as a pooling of interests; or

          (f) authorize either of, or commit or agree to take either of, the foregoing actions.

          SECTION 5.3    NO SOLICITATION OF TRANSACTIONS.

          (a) Except as expressly contemplated by this Agreement or otherwise consented to in writing by Parent, from the Agreement Date until the Effective Time, the Company shall not participate in any discussions with, provide any information to, enter into any agreement or understanding with, or otherwise cooperate in any other way with any person (other than Parent and its directors, officers, employees, representatives, and agents) concerning any "Company Competing Transaction," or permit or authorize any of the directors, officers, employees, shareholders or representatives (including, without limitation, any financial advisor, attorney, or accountant) of the Company or any of its subsidiaries to take any such action. The Company shall promptly notify Parent when it receives, or becomes aware that any subsidiary or any director, officer, employee, or representative of the Company or any subsidiary has received any inquiries, proposals, or requests for information concerning a Company Competing Transaction.

          For purposes of this Agreement, "Company Competing Transaction" shall mean any of the following involving the Company (other than the transactions contemplated by this Agreement): (a) any tender or exchange offer, proposal for a merger, consolidation or other business combination involving the Company or any proposal or offer to acquire in any manner 20% or more of the voting equity securities of the Company in a single transaction or series of related transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 20% or more of the assets of the Company on a consolidated basis, in a single transaction or a series of related transactions; or (c) any agreement to, or public announcement by the Company of a proposal, plan, or intention to, do any of the foregoing, in each case other than in accordance with this Agreement.

          (b) Except as expressly contemplated by this Agreement, or otherwise consented to in writing by the Company, from the Agreement Date until the Effective Time, Parent shall not participate in any discussions with, provide any information to, enter into any agreement or understanding with, or otherwise cooperate in any other way with any person (other than Company and its directors, officers, employees, representatives, and agents) concerning any "Parent Competing Transaction," or permit or authorize any of the directors, officers, employees, shareholders or representatives (including, without limitation, any financial advisor, attorney, or accountant) of Parent or any of its subsidiaries to take any such action. Parent shall promptly notify Company when it receives, or becomes aware that any subsidiary or any director, officer, employee, or representative of Parent or any subsidiary has received any inquiries, proposals, or requests for information concerning a Parent Competing Transaction.

          For purposes of this Agreement, "Parent Competing Transaction" shall mean any of the following involving the Parent (other than the transactions contemplated by this Agreement): (a) any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Parent, or any proposal or offer to acquire in any manner 20% or more of the voting equity securities of Parent in a single transaction or series of related transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 20% or more of the assets of Parent on a consolidated basis, in a single transaction or a series of related transactions; or (c) any agreement to, or public announcement by Parent of a proposal, plan, or intention to, do any of the foregoing, in each case other than in accordance with this Agreement.

                                 ARTICLE VI
                            ADDITIONAL AGREEMENTS

          SECTION 6.1  STOCKHOLDER APPROVALS.   Each of the Company and
Parent shall take, in accordance with applicable law, applicable Nasdaq rules and its respective certificate or articles of incorporation and by-laws, all action necessary to convene, respectively, (i) an appropriate meeting of stockholders of Parent to consider and vote upon (A) the approval and adoption of this Agreement and the Merger (including the issuance of the shares of Parent Common Stock to be issued in the Merger pursuant to this Agreement), (B) the approval of the Charter Amendment, (C) the election, effective immediately after the Effective Time, of the persons set forth in
Section 1.6 to the board of directors of Parent, and (D) any other matters required to be approved by Parent stockholders for consummation of the Merger, and (ii) an appropriate meeting of stockholders of the Company to consider and vote upon the approval and adoption of this Agreement and the Merger and any other matters required to be approved by the Company's stockholders for consummation of the Merger as promptly as practicable after the Registration Statement is declared effective. The board of directors of Parent and the board of directors of the Company shall recommend such approval, and each of Parent and the Company shall take all reasonable lawful
action to solicit such approval by its respective stockholders.   The Company
and Parent shall coordinate and cooperate with respect to the timing of the meetings and shall use their respective best efforts to hold such meetings on the same day as soon as practicable after the Agreement Date.

          SECTION 6.2 PREPARATION OF FORM S-4 AND THE PROXY STATEMENT; STOCKHOLDERS' MEETINGS. As soon as practicable following the Agreement Date,
(i) the Company and Parent shall cooperate in the preparation of a registration statement on Form S-4 (the "Form S-4") to be filed by Parent in connection with the issuance of Parent Common Stock in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of the Company and Parent constituting a part thereof (the "Joint Proxy Statement")). Each of the Company and Parent shall use reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to maintain such effectiveness until the shares covered thereby have been issued. Parent shall provide the Company with copies of all filings made pursuant to this Section 6.2 and shall consult with the Company on any responses to comments made by the staff of the SEC with respect thereto. The Company and Parent will use reasonable efforts to cause the Joint Proxy Statement to be mailed to their respective stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall, at its expense, also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger.

          SECTION 6.3 INFORMATION SUPPLIED BY THE COMPANY. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company, or its officers or directors, should be discovered by the Company which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, the Company shall promptly inform Parent. All documents, if any, that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.

          SECTION 6.4 INFORMATION SUPPLIED BY PARENT. None of the information supplied or to be supplied by Parent specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented, at the time it becomes effective under the Securities Act and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders and at the time of the Stockholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to Parent or its officers and directors, should be discovered by Parent which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement, Parent shall promptly inform the Company and shall promptly prepare such supplement or amendment and file such amendment to the Form S-4. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder. Prior to the Closing Date, Parent shall use reasonable efforts to cause the shares of Parent Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or blue sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Parent Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

          SECTION 6.5 LETTERS OF THE COMPANY'S ACCOUNTANTS. The Company shall use reasonable efforts to cause to be delivered to Parent opinion letters from Price Waterhouse LLP ("Company's Accountant"), addressed to Parent and the Company, on or prior to the Agreement Date, stating that after appropriate review of the Merger Agreement and based on its familiarity with the Company, the Company will qualify as a party to a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          SECTION 6.6 LETTERS OF PARENT'S ACCOUNTANTS. Parent shall use reasonable efforts to cause to be received by it opinion letters from Price Waterhouse LLP ("Parent's Accountant"), addressed to Parent and the Company, on or prior to the Agreement Date, stating that the Merger will qualify as a pooling of interests transaction under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations.

          SECTION 6.7 ACCESS TO INFORMATION. Subject to Section 6.8, from the Agreement Date to the Effective Time, Parent and the Company shall each provide to the other access to all information and documents which the other may reasonably request regarding the business, assets, liabilities, employees and other aspects of the other party, other than the information and documents that in the opinion of such other party's legal counsel may not be disclosed under applicable law.

          SECTION 6.8  CONFIDENTIALITY.   The parties will, and will cause
their respective directors, officers, employees, accountants, consultants, legal counsel, and other representatives to, comply with all of their respective obligations under the confidentiality agreement between Parent and the Company, dated June 6, 1997 (the "Confidentiality Agreement"). Without limiting the generality of the obligations set forth in the Confidentiality Agreement, both parties to this Agreement agree that, without the consent of the other party, neither party will solicit or cause to be solicited for employment any employee, sales agent or sales representative of the other party, or hire any employee, sales agent or sales representative with whom such party had contact in the course of evaluating the Merger, prior to the Effective Time and for a period of 18 months after any termination of this Agreement. Any such consent granted by a party is revocable at any time.
For purposes of this paragraph, solicitation shall not include solicitation of employees, sales agents or sales representatives (i) who first solicit employment or relationship from the party in question, or (ii) who are solicited (A) by advertising in periodicals of general circulation, or (B) by an employee search firm on a party's behalf, so long as such party does not direct or encourage such firm to solicit such employee or any other employees of the other party.

          SECTION 6.9 PUBLIC ANNOUNCEMENTS. Each of Parent and the Company will consult with the other party before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

          SECTION 6.10  APPROPRIATE ACTION; CONSENTS; FILINGS.

          (a) The Company and Parent shall use reasonable efforts to (i) take, or cause to be taken, all appropriate action necessary under applicable law or required to be taken by any Governmental Entity to consummate the Merger and the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entities any licenses, waivers, or approvals required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the authorization, execution, and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) give any notices to non-Governmental Entities and obtain any third party consents, (A) necessary to consummate the Merger and the transactions contemplated by this Agreement,
(B) disclosed or required to be disclosed in the schedules to this Agreement, or (C) required to prevent a Company Material Adverse Effect or a Parent Material Adverse Effect, and (iv) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act, and any other applicable federal or state securities laws, and (B) any other applicable law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. Without limiting the generality of the foregoing, the Company and Parent shall use reasonable efforts to give any notices to any applicable third parties and to obtain all necessary consents in order to ensure that the Merger does not cause termination of the lease or leases, as the same may be amended, relating to the Company's facility located at 5802 Breckenridge Parkway, Suites 101, 105 and 200, Tampa, Florida. In the event that either Parent or the Company shall fail to perform any action listed in (i), (ii),
(iii), or (iv) above, it shall use reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to perform such action. The Company and Parent shall use reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Form S-4 and the Proxy Statement) in connection with the transactions contemplated by this Agreement.

          (b) Except as otherwise permitted by this Agreement, none of the Company, Parent or Sub will knowingly take any action, or omit to take any action, if such action or omission would, or would reasonably be expected to, result in any of its representations or warranties set forth herein being or becoming untrue, or in any of the conditions to the Merger set forth in this Agreement not being satisfied.

          (c) From the Agreement Date until the Effective Time, each of Parent, and the Company shall promptly notify the other of any pending or threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into Parent Common Stock pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Parent or any of its subsidiaries to own or operate all or any portion of the businesses or assets of the Company.

    SECTION 6.11   DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

          (a) From and after the Effective Time, Parent shall, and shall cause the Company to, jointly and severally, indemnify, defend and hold harmless the present and former officers and directors of the Company and persons who become officers or directors prior to the Effective Time (collectively, the "Indemnitees") against all losses, expenses, (including reasonable attorney's fees) claims, damages, liabilities, costs or judgments or amounts that are paid in settlement with the approval of Parent (which approval shall not be unreasonably withheld) arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the full extent permitted or required as of the Agreement Date by the Company's certificate of incorporation and bylaws (and shall also advance expenses as incurred to the fullest extent permitted under the Company's certificate of incorporation and bylaws, provided that the person to whom expenses are advanced provides the undertaking to repay such advances if and as contemplated by applicable law or such certificate of incorporation and bylaws). The Company shall use reasonable efforts to obtain extended reporting endorsements (tail coverage) on the fiduciary liability, professional liability (including medical malpractice and hospital professional liability), and directors and officers liability policies currently covering the Company or any of the Indemnitees required to be indemnified by Parent at a commercially reasonable cost, effective as of and following the Effective Time; provided that such coverage and the cost thereof shall be subject to Parent's approval. In connection with such efforts, the Company will complete accurately in all material respects any insurance applications and forms of the applicable insurer and take any reasonable steps to preserve any claims, including submitting a full and complete list of any potential claims of which the Company has knowledge, under the policy issued by such insurer. In the event the Company is unable to obtain such extended reporting coverage under the Company's existing directors and officers liability insurance policies at a commercially reasonable cost, Parent shall use reasonable efforts to provide similar coverage for those Indemnitees that it is required to indemnify under policies then maintained by Parent; provided that such similar coverage is available to Parent at a commercially reasonable cost. Notwithstanding any provisions of this Section 6.11(a), failure by the Company and/or Parent, despite use of their respective reasonable efforts, to obtain such extended reporting endorsements or to provide such similar coverage under Parent's policies shall not in any way affect, lessen or excuse Parent from its obligation to indemnify, defend and hold harmless the Indemnitees to the extent required by this Section 6.11.

          (b) In the event any claim, action, suit, proceeding or investigation (a "D&O Claim") for which indemnification is provided under this Section 6.11 is brought against an Indemnitee (whether arising before or after the Effective Time) after the Effective Time (i) such Indemnitee may retain counsel satisfactory to it (subject to approval by the indemnifying party, which approval shall not be unreasonably withheld, and subject to the terms and conditions of the applicable directors and officers liability insurance or fiduciary liability insurance policies), (ii) the indemnifying party shall pay all reasonable fees and expenses of such counsel for such Indemnitee promptly as statements therefor are received (subject to the ability of the indemnifying party to receive such information relative to the legal services provided as is customarily provided and reasonably requested by the indemnifying party and provided that nothing in this Section 6.11 shall prevent the indemnifying party from disputing any fees it reasonably believes are not reasonable), and (iii) the indemnifying party will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the indemnifying party shall not be liable for any settlement of any D&O Claim effected without its written consent, which consent shall not be unreasonably withheld. Any Indemnitee wishing to claim indemnification under this Section 6.11, upon learning of any such D&O Claim, shall notify the appropriate indemnifying party (but the failure so to notify such indemnifying party shall not relieve the indemnifying party from any liability which it may have under this Section 6.11 except to the extent such failure materially prejudices such indemnifying party), and shall deliver to such indemnifying party the undertaking contemplated by applicable law. The Indemnitees as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnitees.

          (c) This Section 6.11 is intended to benefit the Indemnitees, shall be enforceable by each Indemnitee and his or her heirs and representatives, and shall be binding on all successors and assigns of the Company and Parent.

          SECTION 6.12 OBLIGATIONS OF SUB. Parent shall take all action necessary to cause Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement.

          SECTION 6.13  POOLING AFFILIATES.

          (a) Promptly following the Agreement Date, the Company shall deliver to Parent a list of names and addresses of those persons who are affiliates within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act or otherwise applicable SEC accounting releases with respect to pooling of interests accounting treatment (each such person, a "Pooling Affiliate") of the Company. The Company shall provide Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. The Company shall deliver to Parent, on or prior to the Effective Time, an affiliate letter in the form attached hereto as Exhibit A, executed by each of the Pooling Affiliates of the Company identified in the foregoing list. Parent shall be entitled to place legends as specified in such affiliate letters on the certificates evidencing any of the Parent Common Stock to be received by such Pooling Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of such letters.

          (b) For so long as resales of shares of Parent Common Stock issued pursuant to the Merger are subject to the resale restrictions set forth in Rule 145 under the Securities Act, Parent will use reasonable efforts to comply with Rule 144(c)(1) under the Securities Act.

          SECTION 6.14 NASDAQ LISTING. Parent shall promptly prepare and submit a listing application in accordance with the rules of the Nasdaq National Market covering the shares of Parent Common Stock to be issued in connection with the Merger and to be issued in connection with the exercise of Company Options and Company Warrants to be assumed by Parent hereunder. Parent shall use reasonable efforts to have such application approved by the Nasdaq National Market prior to the Effective Time.

          SECTION 6.15  EMPLOYEE BENEFITS.

          (a) Parent reserves the right to request in writing at least 15 days prior to the Closing Date, that the Company cease contributing to one or more of the Company Employee Benefit Plans effective as of the Closing Date.

          (b) If Parent requests that the Company cease contributions to or terminate a qualified plan under Section 401(k) of the Code (the "Company's 401(k) Plan"), the Company shall (i) adopt written resolutions, the form and substance of which shall be satisfactory to Parent, to terminate the Company's 401(k) Plan and to fully (100%) vest all participants under the Company's 401(k) Plan no later than the third business day preceding the Closing Date; provided, however, that such plan termination may be made contingent upon the consummation of the Merger and distribution of benefits may be made contingent upon the receipt of a favorable determination letter from the IRS with respect to the termination of the Company's 401(k) Plan,
(ii) deliver, prior to the Closing Date, notice of the Company's 401(k) Plan termination to any trustees and custodians of the Company's 401(k) Plan and/or its assets, (iii) appoint (if not already appointed) an institutional trustee of the Company's 401(k) Plan, and (iv) prepare IRS Form 5310, with full disclosure of the Merger and the existence of Parent's 401(k) Savings Plan ("Parent's 401(k) Plan") and the fact that Company employees participating in the Company's 401(k) Plan as of the Closing Date shall become participants in Parent's 401(k) Plan immediately following the Closing Date. The Company shall take all actions necessary to cause such IRS Form 5310, in a form satisfactory to Parent, to be filed with the IRS on, or as soon as practicable following the Effective Time. If a favorable determination letter is received from the IRS with respect to the termination of the Company's 401(k) Plan and distributions of benefits thereunder, Parent shall take all actions necessary to cause distributions on account of termination of the Plan to be made as soon as administratively feasible thereafter. If the IRS fails to issue a favorable determination letter, the Company's 401(k) Plan shall, at Parent's option, be (i) merged into Parent's 401(k) Plan, or (ii) maintained as a separate frozen qualified plan. In the event that Parent elects, in accordance with the preceding sentence, to continue the Company's 401(k) Plan, then the Company's 401(k) Plan shall be operated in a manner generally consistent with Parent's 401(k) Plan, in terms of available investment options, payment of expenses and other plan features.

          (c) Parent shall recognize all past service with the Company for employees who are employed by the Company or on disability or a leave of absence on the Closing Date (the "eligible employees") for all purposes under all of the Parent Employee Benefit Plans.

          (d) Parent shall cause each eligible employee to receive a level of employee benefits, which in the aggregate is no less favorable than the employee benefits provided to other Parent employees of substantially comparable status.

          (e) Parent shall recognize all deductibles and coinsurance payments accrued by eligible employees in 1997 prior to Closing.

          (f) Notwithstanding the foregoing, the Company shall suspend the Company's 1983 Employee Stock Purchase Plan effective as of January 1, 1998 and no further contributions or purchases shall be made under such plan.

          (g) Parent shall recognize past service with the Company for all employees who are terminated as employees by Parent or the Surviving Corporation after the Effective Time and shall provide the same benefits to such employees as are provided to Parent's employees under its severance plan and policies to the extent such benefits are not provided under the plans of the Surviving Corporation. Any such terminations will be conducted by Parent in full compliance with applicable law, including the WARN Act.

          (h)  Parent acknowledges and agrees that, in accordance with section 1(a)(c)(i) of such agreements, the Merger constitutes a "Change of Control" as defined in the Change of Control Agreement dated as of July 1, 1996, between the Company and Michael J. Newman, the Change of Control Agreement dated as of July 1, 1996 between the Company and John L. Fenstermaker, the Change of Control Agreement dated as of June 1, 1996 between the Company and John R. South and the Change of Control Agreement dated as of July 1, 1997 between the Company and David S. Hood.

          SECTION 6.16 LONGMONT FACILITY. The Company shall negotiate prior to the Effective Date an amendment to the lease of its facility located at 1225 Ken Pratt Boulevard, Longmont, Colorado, (which amendment need not be effective unless the Merger is consummated) so that such lease may be terminated, without penalty to Parent, Sub or the Company, on or after June 30, 1998. Subject to such obligation, the Company, Parent and Sub shall cooperate in the assignment of such lease, or the option contained in such lease, or in such other transactions as shall be prudent, to maximize the value represented by such lease and option.

          SECTION 6.17  PREPARATION OF TAX RETURNS.

          (a) The Company shall file (or cause to be filed) at its own expense, on or prior to the due date, all tax returns, including all Company Employee Benefit Plan returns and reports, for all tax periods ending on or before the Closing Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Closing Date; provided, however, that the Company shall provide Parent with a copy of appropriate workpapers, schedules drafts and final copies of each federal and state income tax return or election of the Company (including returns of all Company Employee Benefit Plans) at least ten days before filing such return or election and shall reasonably cooperate with any request by Parent in connection therewith.

          (b) Parent, in its sole and absolute discretion, will file (or cause to be filed) all tax returns of the Company due after the Closing Date. After the Closing Date, Parent, in its sole and absolute discretion and to the extent permitted by law, shall have the right to amend, modify or otherwise change all tax returns of the Company for all tax periods.

                              ARTICLE VII
                       CONDITIONS TO THE MERGER

          SECTION 7.1 CONDITIONS OF EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of the Company, Parent and Sub to consummate the Merger are subject to the satisfaction upon or prior to the Closing of the following conditions:

          (a) STOCKHOLDER APPROVAL. The holders of a majority of shares of outstanding Company Common Stock shall have approved this Agreement and the Merger in accordance with Delaware Law and the certificate of incorporation and bylaws of the Company and the holders of a majority of shares of Parent Common Stock shall have approved this Agreement in accordance with Minnesota Law and the articles of incorporation and bylaws of Parent.

          (b) GOVERNMENTAL ENTITY APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, expired or been obtained.

          (c) FORM S-4; PROXY STATEMENT. The Form S-4 shall have become effective under the Securities Act, shall not be the subject of any stop order or proceedings seeking a stop order, and the Joint Proxy Statement shall not at the Effective Time of the Merger be subject to any proceedings commenced or threatened by the SEC.

          (d)  NO INJUNCTIONS OR RESTRAINTS.   No temporary restraining
order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction nor other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

          (e) TAX OPINION. The Company shall have received an opinion dated as of the Effective Time in form and substance satisfactory to the Company of Chrisman Bynum & Johnson, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
Section 368(a) of the Code, (ii) Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code
(iii) no income, gain or loss will be recognized for federal income tax purposes by either the Company or Parent as a result of the consummation of the Merger, and (iv) no income, gain or loss will be recognized for federal income tax purposes by stockholders of the Company upon the exchange in the Merger of shares of Company Common Stock solely for shares of Parent Common Stock (except to the extent of any cash received in lieu of fractional shares). In connection with such opinion, counsel shall be entitled to rely upon certain representations and covenants of the Company, Parent, Sub, and such other persons as such counsel deems appropriate.

          (f) POOLING LETTERS. Parent and the Company shall have received each of the letters described in Sections 6.4 and 6.5 from the Company's Accountant and Parent's Accountant, respectively and such letters shall not have been withdrawn.

          SECTION 7.2 CONDITIONS OF OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by Parent and Sub:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to or as of the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c)  CONSENTS.   The consents, approvals and authorizations
described in Schedule 3.5 shall have been obtained in form and in substance reasonably satisfactory to each of Parent and Sub, except for such consents, approvals and authorizations with respect to which the failure to obtain would not have a Company Material Adverse Effect.

          (d) LETTERS FROM COMPANY AFFILIATES. Parent shall have received from each person referred to in Section 6.13 an executed copy of an agreement substantially in the form of Exhibit A.

          (e) DISSENTING SHARES. There shall not be more than 165,000 Dissenting Shares.

          SECTION 7.3 CONDITIONS OF OBLIGATION OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction prior to or upon the Closing of the following conditions, unless waived by the Company:

          (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all respects as of the Closing Date, as though made on and as of such date (provided that those representations or warranties made as of a particular date need only be true and correct as of such date). The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations and covenants required to be performed by them under this Agreement prior to or as of the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

          (c)  CONSENTS.   The consents, approvals and authorizations
described in Schedule 4.4 shall have been obtained in form and substance reasonably satisfactory to the Company, except for such consents, approvals and authorizations with respect to which the failure to obtain would not have a Parent Material Adverse Effect.

          (d) NASDAQ LISTING. The shares of Parent Common Stock constituting the Merger Consideration shall have been approved for listing on the Nasdaq National Market System.

                                 ARTICLE VIII
                      TERMINATION, AMENDMENT AND WAIVER

          SECTION 8.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of this Agreement and the Merger by the stockholders of the Company:

          (a) by mutual written consent of each of Parent, Sub and the Company;

          (b) by either Parent, Sub or the Company if either (i) the Effective Time shall not have occurred on or before July 31, 1998; provided, however, that the right to terminate this Agreement under this Section 8.1(b)
(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date, or (ii) there shall be any law that makes consummation of the Merger illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an order, decree, ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

          (c) by either Parent or Sub if the board of directors of the Company withdraws, modifies, or changes its recommendation of this Agreement or the Merger in a manner adverse to Parent or Sub or shall have resolved to do any of the foregoing or the board of directors of the Company shall have recommended to the stockholders of the Company any Company Competing Transaction or resolved to do so;

          (d) by the Company if the board of directors of Parent withdraws, modifies, or changes its recommendation of this Agreement or the Merger in a manner adverse to the Company or shall have resolved to do any of the foregoing or the board of directors of Parent shall have recommended to the stockholders of Parent any Parent Competing Transaction or resolved to do so;

          (e) by either Parent, Sub or the Company if the Company's Stockholders' Meeting shall have been held and the stockholders of the Company shall have failed to approve this Agreement and the Merger at such meeting (including any adjournment or postponement thereof);

          (f)  by either Parent, Sub, or the Company, if Parent's
Stockholders' Meeting shall have been held and the stockholders of Parent shall have failed to approve this Agreement and the Merger at such meeting (including any adjournment or postponement thereof);

          (g) by the Company, in the event of a material breach by Parent or Sub of any representation, warranty, covenant or agreement contained herein (other than a breach of Parent or Sub due to the occurrence of a Parent Material Adverse Effect arising solely due to the public announcement of the Merger) which has not been cured or is not curable by July 31, 1998;

          (h) by Parent, in the event of a material breach by the Company of any representation, warranty, covenant or agreement contained herein (other than a breach of Company due to the occurrence of a Company Material Adverse Effect arising solely due to the public announcement of the Merger) which has not been cured or is not curable by July 31, 1998;

          (i) by either Parent, Sub or the Company, if the average closing sale price per share of Parent Common Stock as reported on the Nasdaq National Market System is less than $3.00 for the 10 trading days ending on the fifth day prior to the Closing (the "Measurement Period"); or

          (j) by Parent, if the number of shares held by the record holders of Company Common Stock, who have properly asserted their rights to appraisal of such shares pursuant to Section 262 of Delaware Law, exceeds 165,000 shares of Company Common Stock.

For purposes of subsections (g) and (h) or this Section 8.1, the failure of the Parent or the Company to reaffirm in accordance with Section 7.2(b) and
Section 7.2(a), respectively, the representations and warranties of this Agreement at Closing because such representations and warranties are no longer accurate shall not be considered a breach of such representations or warranties, and shall not give rise to a payment pursuant to Section 8.3, unless the inaccuracy is a result of a Competing Transaction or of wilful action by the Company or Parent, as the case may be.

          SECTION 8.2  EFFECT OF TERMINATION.  Except as provided in Sections
9.1 and 8.3, in the event of the termination of this Agreement pursuant to
Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Sub, or the Company or any of their respective officers or directors and all rights and obligations of any party shall cease, subject to the remedies of the parties set forth in
Section 8.3.

          SECTION 8.3  REMEDIES AND DISPUTE RESOLUTION.

          (a)  COMPANY TERMINATION FEE.

          (i) The Company shall pay Parent a fee of $1,000,000, if this Agreement is terminated pursuant to Section 8.1(h) and the breach giving rise to such termination is not a result of a Company Competing Transaction.

          (ii) The Company shall pay Parent a fee of $1,500,000, (x) if this Agreement is terminated pursuant to Section 8.1(c), (y) if this Agreement is terminated pursuant to Section 8.1(e) and a Company Competing Transaction exists on the date of the Company's Stockholders' Meeting, or
     (z) if this Agreement is terminated pursuant to Section 8.1(h) and the breach giving rise to such termination is a result of a Company Competing Transaction.

The fees described in subsections 8.3(a)(i) and (ii) are herein referred to as the Company Termination Fee. Such Company Termination Fee shall be due and payable with thirty (30) days of Termination, except that any Company Termination Fee that arises solely because of Section 8.3(a)(ii)(y) and not because of any breach of Section 5.3(a) shall be due and payable only if and when a Company Competing Transaction with the competing party is consummated. In the event that the Company shall fail to pay the Company Termination Fee when due, there shall also be paid the costs and expenses actually incurred or accrued by Parent or Sub (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this
Section 8.3(a), together with interest on such unpaid Company Termination Fee, commencing on the date that such Company Termination Fee becomes due, at a rate equal to the rate of interest publicly announced by U.S. Bank National Association from time to time, in the City of Minneapolis, Minnesota, as such bank's "base rate" plus 2%.

          (b)  PARENT TERMINATION FEE.

          (i) Parent shall pay Company a fee of $1,000,000, if this Agreement is terminated pursuant to Section 8.1(g) and the breach giving rise to such termination is not a result of a Parent Competing Transaction.

          (ii) Parent shall pay to the Company a fee of $1,500,000, (x) if this Agreement is terminated pursuant to Section 8.1(d), (y) if this Agreement is terminated pursuant to Section 8.1(f) and a Parent Competing Transaction exists on the date of the Parent's Stockholders' Meeting, or
     (z) if this Agreement is terminated pursuant to Section 8.1(g) and the breach giving rise to such termination is a result of a Parent Competing Transaction.

The fees described in subsections 8.3(b)(i) and (ii) are herein referred to as the Parent Termination Fee. Such Parent Termination Fee shall be due and payable with thirty (30) days of Termination, except that any Parent Termination Fee that arises solely because of Section 8.3(b)(ii)(y) and not because of any breach of Section 5.3(b) shall be due and payable only if and when a Parent Competing Transaction with the competing party is consummated. In the event that Parent shall fail to pay the Parent Termination Fee when due, there shall also be paid the costs and expenses actually incurred or accrued by Company (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this
Section 8.3(b), together with interest on such unpaid Parent Termination Fee, commencing on the date that such Parent Termination Fee becomes due, at a rate equal to the rate of interest publicly announced by U.S. Bank National Association from time to time, in the City of Minneapolis, Minnesota, as such bank's "base rate" plus 2%.

          (c) TRANSACTION COSTS. Except as set forth in this Section, all costs and expenses incurred in connection with this Agreement and the Merger shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' and investment bankers' fees, incurred in relation to the printing, filing, and mailing of the Form S-4 and the Proxy Statement (including financial statements and exhibits) and any amendments or supplements thereto.

          (d) OTHER REMEDIES. Nothing in this Section 8.3 precludes a party from seeking such other remedies at law or equity as it deems appropriate.

                                  ARTICLE IX
                              GENERAL PROVISIONS

          SECTION 9.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that this Section 9.1 shall not limit any agreement or covenant of the parties which by its terms contemplates performance after the Effective Time.

          SECTION 9.2 NOTICES. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given if delivered personally, by facsimile, certified mail (postage prepaid, return receipt requested) or sent by overnight courier (in each case, providing proof of delivery) to the parties at the following addresses (or such other address for a party as shall be specified in like notice):

          if to Parent or Sub, to:

          Rehabilicare Inc.
          1811 Old Highway 8
          New Brighton, MN 55343
          Attention:     David B. Kaysen
          Facsimile:     (612) 638-0477
          if to the Company, to:

          Staodyn, Inc.
          1225 Ken Pratt Boulevard
          Longmont, Colorado  80501
          Attention:     John R. South
          Facsimile:     (303) 651-0266

          SECTION 9.3 DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings ascribed to such terms in the sections referenced below:

     Term                                                                Section
     ---------------------------------------------------------------------------

     Agreement Date . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
     Benefit Plan . . . . . . . . . . . . . . . . . . . . . . . . . .    5.1
     Certificate of Merger. . . . . . . . . . . . . . . . . . . . . .    1.2
     Certificates . . . . . . . . . . . . . . . . . . . . . . . . . .    2.5
     Charter Amendment. . . . . . . . . . . . . . . . . . . . . . . .    5.2
     Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.4
     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . .    1.4
     Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
     Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Recitals
     Company Affiliated Group . . . . . . . . . . . . . . . . . . . .    3.10
     Company Capital Stock. . . . . . . . . . . . . . . . . . . . . .    3.6
     Company Common Stock . . . . . . . . . . . . . . . . . . . . . .  Recitals
     Company Competing Transaction. . . . . . . . . . . . . . . . . .    5.3
     Company Employee Benefit Plan. . . . . . . . . . . . . . . . . .    3.13
     Company Licensed-In Intellectual Property Rights . . . . . . . .    3.11
     Company Material Adverse Effect. . . . . . . . . . . . . . . . .    3.1
     Company Option . . . . . . . . . . . . . . . . . . . . . . . . .    2.6
     Company Owned Intellectual Property Rights . . . . . . . . . . .    3.11
     Company Plans. . . . . . . . . . . . . . . . . . . . . . . . . .    3.13
     Company SEC Documents. . . . . . . . . . . . . . . . . . . . . .    3.7
     Company Securities . . . . . . . . . . . . . . . . . . . . . . .    3.6
     Company Termination Fee. . . . . . . . . . . . . . . . . . . . .    8.3
     Company's 401(k) Plan. . . . . . . . . . . . . . . . . . . . . .    6.15
     Company's Accountant . . . . . . . . . . . . . . . . . . . . . .    6.4
     Company's Broker . . . . . . . . . . . . . . . . . . . . . . . .    3.15
     Company's Property . . . . . . . . . . . . . . . . . . . . . . .    3.23
     Competing Transaction. . . . . . . . . . . . . . . . . . . . . .    5.3
     Company Warrant. . . . . . . . . . . . . . . . . . . . . . . . .    2.7
     Confidentiality Agreement. . . . . . . . . . . . . . . . . . . .    6.7
     D & O Claim. . . . . . . . . . . . . . . . . . . . . . . . . . .    1.4
     Delaware Law . . . . . . . . . . . . . . . . . . . . . . . . . .    1.1
     Dissenting Shares. . . . . . . . . . . . . . . . . . . . . . . .    2.2
     Effective Time . . . . . . . . . . . . . . . . . . . . . . . . .    1.2
     Environmental Laws . . . . . . . . . . . . . . . . . . . . . . . 3.23&4.23
     Environmental Permits. . . . . . . . . . . . . . . . . . . . . .    3.23
     ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.13
     ERISA Affiliates . . . . . . . . . . . . . . . . . . . . . . . .    3.13
     Evaluation Material. . . . . . . . . . . . . . . . . . . . . . .    6.7
     Exchange Act . . . . . . . . . . . . . . . . . . . . . . . . . .    3.4
     Exchange Agent . . . . . . . . . . . . . . . . . . . . . . . . .    2.5

     Exchange Fund.....................................    2.5
     Exchange Ratio....................................    2.1
     Expenses..........................................    8.3
     Form S-4..........................................    6.1
     Governmental Entity...............................    3.4
     Hazardous Materials............................... 3.23&4.23
     Indemnification Agreements........................    6.11
     Indemnitees.......................................    6.10
     IRS...............................................    3.10
     Joint Proxy Statement.............................    6.1
     Lien..............................................    3.2
     Medicaid Laws.....................................    3.4
     Medicare Laws.....................................    3.4
     Merger............................................ Recitals
     Merger Consideration..............................    2.1
     Parent............................................ Recitals
     Parent Affiliated Group...........................    4.10
     Parent Capital Stock..............................    4.6
     Parent Common Stock............................... Recitals
     Parent Competing Transaction......................    5.3
     Parent Employee Benefit Plan......................    4.13
     Parent Licensed-In Intellectual Property Rights...    4.11
     Parent Material Adverse Effect....................    4.1
     Parent Owned Intellectual Property Rights.........    4.11
     Parent Plans......................................    4.12
     Parent Preferred Stock............................    4.6
     Parent SEC Documents..............................    4.7
     Parent Securities.................................    4.6
     Parent Termination Fee............................    8.3
     Parent's 401(k) Plan..............................    6.15
     Parent's Accountant...............................    6.5
     Parent's Broker...................................    4.15
     Parent's Property.................................    4.23
     Pooling Affiliate.................................    6.13
     Reference Market Value............................    2.1
     Release........................................... 3.23&4.23
     SEC...............................................    3.7
     Securities Act....................................    3.7
     Stockholders' Meetings............................    6.1
     Sub...............................................  Recitals
     Sub Common Stock..................................    2.1
     Surviving Corporation.............................    1.1

          SECTION 9.4 AMENDMENT. This Agreement may be changed or modified by the parties only by action taken by or on behalf of their respective boards of directors, reflected in a written amendment signed by the parties, at any time prior to the Effective Time; provided, however, that, after the approval of this Agreement and the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger.

          SECTION 9.5 WAIVER. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any obligation or other act of any other party, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant to this Agreement and (c) waive compliance with any agreement or condition contained herein, except for the condition regarding the tax opinion described in Section 7.1(e) hereof. Any such extension or waiver shall be valid only if set forth in any instrument in writing signed by the party or parties to be bound thereby.

          SECTION 9.6 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) and the other documents referenced herein (including the Confidentiality Agreement) contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, with respect thereto.

          SECTION 9.7 SEVERABILITY. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of
such provision in any other jurisdiction.   Notwithstanding the foregoing, if
such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 9.8 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties.

          SECTION 9.9 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.11 (which is intended to be for the benefit of the persons covered by the indemnification provisions contained therein and may be enforced by such persons).

          SECTION 9.10 GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

          SECTION 9.11 COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

                  *          *          *          *          *

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                        REHABILICARE INC.


                                        By____________________


                                        Name:  David B. Kaysen
                                         Title:  President



                                    HIPPOCRATES ACQUISITION, INC.


                                    By ____________________
                                       Name:  David B. Kaysen
                                         Title:  President



                                    STAODYN, INC.


                                    By _____________________
                                       Name:   John R. South
                                        Title:  President

                                                                    APPENDIX B

                            SECTION 262 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

     SECTION 262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

     (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of
Section 251 of this title.

     (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

     a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

     b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

     c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

     d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

     (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

     (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

     (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

        (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

        (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

        (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

        (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the

Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

        (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

        (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

         (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

         (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                                                   APPENDIX C



                                December 1, 1997

The Board of Directors
Staodyn, Inc.
1225 Florida Avenue
P.O. Box 1379
Longmont, CO  80502

Members of the Board:

    You have requested our opinion as to the fairness, from a financial point of view, to the common stockholders of Staodyn, Inc. ( "Staodyn" or the "Company") of the exchange ratio in the proposed merger (the "Merger") of Staodyn with and into Hippocrates Acquisition, Inc., a subsidiary of Rehabilicare, Inc. (collectively referred to herein as "Rehabilicare"), pursuant to the Merger Agreement dated December 1, 1997, ("Agreement").
Under the terms of the Agreement, each outstanding share of Staodyn common stock, $0.01 par value, will be converted into .829 of a share of Rehabilicare common stock, $0.10 par value (the "Staodyn/Rehabilicare Exchange Ratio").

    In arriving at our opinion, we have, among other things:

    i. reviewed certain publicly available financial statements and other financial information not publicly available of Staodyn;

    ii. reviewed the current condition and growth prospects for Staodyn and its subsidiary operations, including financial projections prepared by Staodyn management;

    iii. discussed the past and current operations and financial conditions and the prospects of Staodyn with Staodyn management;

    iv. reviewed Staodyn's historical stock trading activity and considered the prospect for value, liquidity and growth if Staodyn were to remain independent;

    v. evaluated the economic and competitive climate of the medical device industry, specifically the prospects and competitive environment of the electrical stimulation segment of the medical device industry;

    viii. compared the Rehabilicare offer to recent transactions involving other companies of similar size;

    ix.   examined the price and trading activity for Rehabilicare;

    x.    reviewed the Agreement among Rehabilicare and Staodyn;

    xi. analyzed the price obtainable for Staodyn's shares at this time compared with the risks involved and possible price available at a later time;

    xii. reviewed the implications for Staodyn shareholders receiving Rehabilicare stock with regards to prospects for value, liquidity and growth;

    xiii. met with Rehabilicare management and reviewed certain publicly available financial statements and other financial information not publicly available of Rehabilicare;

    xiv. reviewed certain publicly available information regarding the merger of Rehabilicare and its implication for Staodyn shareholders including the prospects for value, liquidity and growth; and

    xv. evaluated the future growth prospects of Rehabilicare following the Merger.

        We have assumed without independent verification the accuracy and completeness of the financial and other information regarding Staodyn and Rehabilicare that was provided to us or obtained from publicly available sources. We have not prepared or acquired an independent valuation or appraisal of any of the assets of Staodyn and Rehabilicare. With respect to business plans and forecasts, we have assumed that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Staodyn and Rehabilicare as to the future performance of Staodyn and Rehabilicare, respectfully. Furthermore, we have assumed that the Merger will be consummated on a timely basis in accordance with its terms and pursuant to the Agreement. We have also taken into account our assessment of general economic, market and financial conditions as they exist, as well as our experience in connection with similar transactions and securities valuations generally. Our opinion necessarily is based upon conditions as they exist and can be evaluated as of the date of this opinion.

         The Wallach Company, Inc. is an investment banking firm engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for corporate and other purposes. The Wallach Company, Inc., as Staodyn's financial adviser, assisted with the negotiations leading to the Agreement for which it has and will receive compensation.

         It is understood that this letter is for the information of the Staodyn Board of Directors only and may not be used for any other purpose without our prior written consent, provided, however, that we hereby consent to the inclusion of this opinion in any registration statement or proxy statement used in connection with the Merger so long as the opinion is included in its entirety in such registration statement or proxy statement.

         Based on our analysis of the foregoing, the assumptions described above and upon such other factors we deem relevant, it is our opinion that, as of the date hereof, the Staodyn/Rehabilicare Exchange Ratio is fair to Staodyn shareholders from a financial point of view.

                              The Wallach Company, Inc.

                                                                   APPENDIX D

              [LETTERHEAD OF JOHN G. KINNARD & COMPANY, INCORPORATED]

February 12, 1998

CONFIDENTIAL

Board of Directors
Rehabilicare Inc.
1811 Old Highway Eight
New Brighton, MN  55112

Gentlemen:

       You have requested our opinion as to the fairness to the holders of the common stock of Rehabilicare Inc. ("Rehabilicare") of the Exchange Ratio (as defined below) to be paid pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 1, 1997 by and among the Company, Hippocrates Acquisition, Inc. ("Sub") and Staodyn, Inc. ("Staodyn").
Pursuant to the Merger Agreement, Sub shall be merged with and into Staodyn, whereupon the separate existence of Sub shall cease and Staodyn will become a wholly-owned subsidiary of Rehabilicare (the "Merger"). In the Merger, all of the outstanding common stock, $.01 par value, of Staodyn will be converted into the right to receive .829 shares (the "Exchange Ratio") of common stock of Rehabilicare.

       John G. Kinnard and Company, Incorporated, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for estate, corporate and other purposes. We are acting as financial advisor to Rehabilicare in connection with the Merger and will receive a fee from Rehabilicare for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Rehabilicare has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to Rehabilicare and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade equity securities of Rehabilicare and Staodyn for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        In connection with this opinion we have reviewed, among other things, the Merger Agreement, Annual Reports to Stockholders or Annual Reports on Form 10-K of Rehabilicare for the three fiscal years ended June 30, 1997 and, in the case of Staodyn, for the three fiscal years ended November 30, 1996; certain interim reports to stockholders of Rehabilicare and Staodyn and certain Quarterly Reports on Form 10-Q of Rehabilicare and Staodyn; certain other communications from Rehabilicare and Staodyn to their respective stockholders; certain internal financial analyses and forecasts for the respective businesses as prepared by the management of Rehabilicare and Staodyn; and pro forma financial statements for the combined company as prepared by the management of Rehabilicare. We have also held discussions with certain members of the management of Rehabilicare and Staodyn regarding the past and current business operations, financial conditions and future prospects of Rehabilicare and Staodyn,

Board of Directors
Rehabilicare Inc.
Page 2

respectively, and have held discussions with the management of Rehabilicare regarding operations of and prospects for the combined company. In addition, we have reviewed the reported price and trading activity for the common stock of Rehabilicare and Staodyn, compared certain financial and stock market information for Rehabilicare and Staodyn with similar information for certain companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the electrotherapy/ medical products industry specifically and in the drugs/ medical supplies/ equipment industries generally, and performed such other studies and analyses as we considered appropriate.

     We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us, and have assumed such accuracy and completeness for purposes of this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of Rehabilicare or Staodyn and we have not been furnished with any such evaluation or appraisal. We have assumed, with your consent, that the Merger will be tax-free to Rehabilicare and Staodyn and that it will be accounted for as a pooling. Our opinion expressed herein is provided for the information and assistance of the Board of Directors of Rehabilicare in connection with its consideration of the Exchange Ratio and does not constitute a recommendation to any holder of shares as to how such holder of shares should vote on the proposed transaction.

     Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Merger Agreement is fair to the holders of the common stock of Rehabilicare.

Very truly yours,



John G. Kinnard and Company, Incorporated

                                                                     APPENDIX E



                               REHABILICARE INC.
                          1998 STOCK INCENTIVE PLAN


SECTION 1.  PURPOSE.

       The purpose of the Plan is to aid in attracting and retaining management personnel and members of the Board of Directors who are not also employees ("Non-Employee Directors") of Rehabilicare Inc. (the "Company") capable of assuring the future success of the Company, to offer such personnel incentives to put forth maximum efforts for the success of the Company's business and to afford such personnel an opportunity to acquire a proprietary interest in the Company.

SECTION 2.  DEFINITIONS.

       As used in the Plan, the following terms shall have the meanings set forth below:

       (a) "Affiliate" shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

       (b) "Award" shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, Dividend Equivalent or Other Stock-Based Award granted under the Plan.

       (c) "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan.

       (d) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

       (e) "Committee" shall mean a committee of the Board of Directors of the Company designated by such Board to administer the Plan, which shall consist of members appointed from time to time by the Board of Directors. Each member of the Committee shall be an "outside director" as defined in
Section 162(m) of the Code.

       (f) "Company" shall mean Rehabilicare Inc., a Minnesota corporation, and any successor corporation.

       (g) "Dividend Equivalent" shall mean any right granted under Section 6(e) of the Plan.

       (h) "Eligible Person" shall mean any employee, officer, consultant or independent contractor providing services to the Company or any Affiliate who the Committee determines to be an Eligible Person. Eligible Person shall not include any Non-Employee Director, who shall receive Awards only pursuant to
Section 6(h) of the Plan.

       (i) "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee or, in the case of grants pursuant to Section 6(h), the Board of Directors.

       (j)  "Incentive Stock Option" shall mean an option granted under
Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

       (k)  "Non-Qualified Stock Option" shall mean an option granted under
Section 6(a) of the Plan, or Section 6(h) of the Plan in the case of grants to Participating Non-Employee Directors, that is not intended to be an Incentive Stock Option.

       (l) "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option, and shall include Restoration Options.

       (m)   "Other Stock-Based Award" shall mean any right granted under
Section 6(f) of the Plan.

       (n) "Participant" shall mean an Eligible Person designated to be granted an Award under the Plan.

       (o) "Participating Non-Employee Director" shall mean all Non-Employee Directors of the Company except any Non-Employee Director who has notified the Company in writing at least six months in advance of a meeting of the shareholders of the Company of his or her desire not to receive Non-Qualified Stock Options pursuant to Section 6(h) of the Plan and who receives no compensation or other consideration for such election not to receive, or compensation or consideration in place of, such election not to receive options.

       (p) "Performance Award" shall mean any right granted under Section 6(d) of the Plan.

       (q) "Person" shall mean any individual, corporation, partnership, association or trust.

       (r) "Plan" shall mean this 1998 Stock Incentive Plan, as amended from time to time.

       (s) " Reload Option" shall mean any Option granted under Section 6(a)(iv) of the Plan.

       (t) "Restricted Stock" shall mean any Share granted under Section 6(c) of the Plan.

       (u) "Restricted Stock Unit" shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

       (v) "Rule 16b-3" shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any successor rule or regulation.

       (w) "Shares" shall mean shares of Common Stock, $.01 par value, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

       (x)  "Stock Appreciation Right" shall mean any right granted under
Section 6(b) of the Plan.

SECTION 3.  ADMINISTRATION.

       (a) POWER AND AUTHORITY OF THE COMMITTEE. The Plan shall be administered by the Committee; PROVIDED, HOWEVER, that Section 6(h) of the Plan shall not be administered by the Committee but rather by the Board of Directors subject to the provisions and restrictions of such Section 6(h). Subject to the express provisions of the Plan and to applicable law, and except with respect to Section 6(h) of the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan;
(iii) determine the number of Shares to be covered by (or with respect to which payments, rights or other matters are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement and accelerate the exercisability of Options or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards; (vi) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (vii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or the Committee; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award and any employee of the Company or any Affiliate.

       (b) DELEGATION. The Committee may delegate its powers and duties under the Plan to one or more officers of the Company or any Affiliate or a committee of such officers, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; PROVIDED, HOWEVER, that the Committee shall not delegate its powers and duties under the Plan with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Securities Exchange Act of 1934, as amended.

SECTION 4.  SHARES AVAILABLE FOR AWARDS.

       (a) SHARES AVAILABLE. Subject to adjustment as provided in Section 4(c), the number of Shares available for granting Awards under the Plan shall be 400,000. If any Shares covered by an Award or to which an Award relates are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be available for granting Awards under the Plan.

       (b) ACCOUNTING FOR AWARDS. For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(c) ADJUSTMENTS. In the event that the Committee (or, in the case of grants under Section 6(h) of the Plan, the Board of Directors) shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee (or, in the case of grants under Section 6(h) of the Plan, the Board of Directors) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee (or, in the case of grants under Section 6(h) of the Plan, the Board of Directors) shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) which thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards and (iii) the purchase or exercise price with respect to any Award; PROVIDED, HOWEVER, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number.

       (d) LIMITATION ON ANNUAL AWARDS TO INDIVIDUALS. Notwithstanding any other provision in this Plan, no Participant may be granted an Award or Awards under the Plan, the value of which is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than 100,000 Shares in the aggregate in any one calendar year period beginning with the period commencing on January 1, 1994 through December 31, 1994. The foregoing annual limitation specifically includes the grant of any "performance-based" awards within the meaning of Section 162(m) of the Code.

SECTION 5.  ELIGIBILITY.

       Any Eligible Person, including any Eligible Person who is an officer or director of the Company or any Affiliate, shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full or part-time employees (which term as used herein includes, without limitation, officers and directors who are also employees) and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a "subsidiary corporation" of the Company within the meaning of Section 424(f) of the Code or any successor
provision.   Participating Non-Employee Directors shall receive Awards of
Non-Qualified Stock Options as provided in Section 6(h) of the Plan.

SECTION 6.  AWARDS.

       (a) OPTIONS. The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

        (i) EXERCISE PRICE. The purchase price per Share purchasable under an Option shall be determined by the Committee; PROVIDED, HOWEVER, that such purchase price shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option.

       (ii) OPTION TERM. The term of each Option shall be fixed by the Committee.

        (iii) TIME AND METHOD OF EXERCISE. The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

         (iv) RELOAD OPTIONS. The Committee may grant Reload Options, separately or together with another Option, pursuant to which, subject to the terms and conditions established by the Committee and any applicable requirements of Rule 16b-3 or any other applicable law, the Participant would be granted a new Option when the payment of the exercise price of the option to which such Reload Option relates is made by the delivery of Shares owned by the Participant pursuant to the relevant provisions of the plan or agreement relating to such option, which new Option would be an Option to purchase the number of Shares not exceeding the sum of (A) the number of Shares so provided as consideration upon the exercise of the previously granted option to which such Reload Option relates and (B) the number of Shares, if any, tendered or withheld as payment of the amount to be withheld under applicable tax laws in connection with the exercise of the option to which such Reload Option relates pursuant to the relevant provisions of the plan or agreement relating to such option. Reload Options may be granted with respect to options previously granted under the Plan or any other stock option plan of the Company, and may be granted in connection with any option granted under the Plan or any other stock option plan of the Company at the time of such grant.

          (b) STOCK APPRECIATION RIGHTS. The Committee is hereby authorized to grant Stock Appreciation Rights to Participants subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

          (c) RESTRICTED STOCK AND RESTRICTED STOCK UNITS. The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

          (i) RESTRICTIONS. Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise as the Committee may deem appropriate.

         (ii) STOCK CERTIFICATES. Any Restricted Stock granted under the Plan shall be evidenced by issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted.

        (iii) FORFEITURE; DELIVERY OF SHARES. Except as otherwise determined by the Committee, upon termination of employment (as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units at such time subject to restriction shall be forfeited and reacquired by the Company; PROVIDED, HOWEVER, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units. Any Share representing Restricted Stock that is no longer subject to restrictions shall be delivered to the holder thereof promptly after the applicable restrictions lapse or are waived. Upon the lapse or waiver of restrictions and the restricted period relating to Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holders of the Restricted
   Stock Units.

          (d) PERFORMANCE AWARDS. The Committee is hereby authorized to grant Performance Awards to Participants subject to the terms of the Plan and any applicable Award Agreement. A Performance Award granted under the Plan
(i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan and any applicable Award Agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee.

          (e) DIVIDEND EQUIVALENTS. The Committee is hereby authorized to grant to Participants Dividend Equivalents under which such Participants shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.

          (f) OTHER STOCK-BASED AWARDS. The Committee is hereby authorized to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan; PROVIDED, HOWEVER, that such grants must comply with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 6(f) shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms (including without limitation, cash, Shares, promissory notes, other securities, other Awards or other property or any combination thereof), as the Committee shall determine, the value of which consideration, as established by the Committee, shall not be less than 100% of the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

          (g) GENERAL. Except as otherwise specified with respect to Awards to Participating Non-Employee Directors pursuant to Section 6(h) of the Plan:

             (i) NO CASH CONSIDERATION FOR AWARDS. Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

            (ii) AWARDS MAY BE GRANTED SEPARATELY OR TOGETHER. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any plan of the Company or any Affiliate other than the Plan. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

           (iii) FORMS OF PAYMENT UNDER AWARDS. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, promissory notes, other securities, other Awards or other property or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

            (iv) LIMITS ON TRANSFER OF AWARDS. No Award and no right under any such Award shall be transferable by a Participant otherwise than by will or by the laws of descent and distribution; PROVIDED, HOWEVER, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant and receive any property distributable with respect to any Award upon the death of the Participant.
    Each Award or right under any Award shall be exercisable during the Participant's lifetime only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

             (v) TERM OF AWARDS. The term of each Award shall be for such period as may be determined by the Committee.

            (vi) RESTRICTIONS; SECURITIES EXCHANGE LISTING. All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee (or, in the case of grants under 6(h) of the Plan, the Board of Directors) may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

          (h) NON-QUALIFIED STOCK OPTIONS TO NON-EMPLOYEE DIRECTORS. The Board of Directors shall issue Non-Qualified Stock Options to
   Participating Non-Employee Directors in accordance with this Section 6(h).

        Non-Qualified Stock Options to purchase 2,500 shares shall be granted to each new Participating Non-Employee Director at the first annual shareholders' meeting on which such director is first elected a director by shareholders. Such Non-Qualified Stock Options shall be in lieu of, and not in addition to, options granted in the same calendar year to such directors under any other stock option plan of the Company. On the date of each annual meeting of shareholders thereafter (beginning with the 1998 annual meeting with respect to Non-Employee Directors on the date of adoption of this Plan)), each Participating Non-Employee Director then in office shall be automatically granted non-qualified stock options to purchase 2,500 shares of Common Stock (subject to adjustment in accordance with section 4(c)).

        Each Non-Qualified Stock Option granted to a Participating Non-Employee Director pursuant to this Section 6(h) shall be exercisable fully exercisable on and after the date of grant and shall expire on the fifth anniversary of the date of grant, except as provided below. Reload options may not be granted to any Non-Employee Director. This Section 6(h) shall not be amended more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act or the rules and regulations thereunder.

        All grants of Non-Qualified Stock Options pursuant to this Section 6(h) shall be automatic and non-discretionary and shall be made strictly in accordance with the foregoing terms and the following additional provisions:

        (i) Non-Qualified Stock Options granted to a Participating Non-Employee Director hereunder shall terminate and may no longer be exercised if such Director ceases to be a Non-Employee Director of the Company, except that:

        (A) If such Director's term shall be terminated for any reason other than gross and willful misconduct, death, disability, or retirement, such Director may at any time within a period of three months after such termination, but not after the termination date of the Option, exercise the Option to the extent exercisable on the date of termination.

        (B) If such Director's term shall be terminated by reason of gross and willful misconduct during the course of the term, including but not limited to, wrongful appropriation of funds of the Company or the commission of a gross misdemeanor or felony, the Option shall be terminated as of the date of the misconduct.

        (C) If such Director's term shall be terminated by reason of disability or retirement, such Director may exercise the Option in accordance with the terms thereof as though such termination had never occurred. If such Director shall die following any such termination, the Option may be exercised in accordance with its terms by the personal representatives or administrators of such Director or by any person or persons to whom the Option has been transferred by will or the applicable laws of descent and distribution.

        (D) If such Director shall die while a Director of the Company or within three months after termination of such Director's term for any reason other than disability or retirement or gross and willful misconduct, the Option may be exercised in accordance with its terms by the personal representatives or administrators of such Director or by any person or persons to whom the Option has been transferred by will or the applicable laws of descent and distribution.

         (ii) Non-Qualified Stock Options granted to Participating Non-Employee Directors may be exercised in whole or in part from time to time by serving written notice of exercise on the Company at its principal executive offices, to the attention of the Company's Secretary. The notice shall state the number of shares as to which the Option is being exercised and be accompanied by payment of the purchase price. A Participating Non-Employee Director may, at such Director's election, pay the purchase price by check payable to the Company, by promissory note, or in shares of the Company's Common Stock, or in any combination thereof having a Fair Market Value on the exercise date qual to the applicable exercise price. If payment or partial payment is made by promissory note, such note shall (A) be secured by the Shares to be delivered upon exercise of such Option (other than those withheld in payment of taxes as set forth below), (B) be limited in principal amount to the maximum amount permitted under applicable laws, rules and regulations, (C) be for a term of six years and (D) bear interest at the applicable federal rate (as determined in accordance with Section 1274(d) of the Code), compounded semi-annually.

        (iii) In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participating Non-Employee Director, are withheld or collected from such Director. At any time when a Participating Non-Employee Director is required to pay the Company an amount required to be withheld under applicable income tax laws in connection with an Option granted pursuant to this Section 6(h), such Director may (A) elect to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise of such Option with a Fair Market Value equal to the amount of such taxes (an "Election") or (B) deliver to the Company shares other than Shares issuable upon exercise of such Option with a Fair Market Value equal to the amount of such taxes. An Election, if any, must be made on or before the date that the amount of tax to be withheld is determined. The Board of Directors may disapprove of any Election, may suspend or terminate the right to make Elections, may limit the amount of any Election, and may make rules concerning the required information to be included in any Election. Participating Non-Employee Directors may only make an Election in compliance with the Rules established by the Company to comply with Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

SECTION 7.  AMENDMENT AND TERMINATION; ADJUSTMENTS.

       Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

       (a) AMENDMENTS TO THE PLAN. The Board of Directors of the Company may amend, alter, suspend, discontinue or terminate the Plan; PROVIDED, HOWEVER, that, notwithstanding any other provision of the Plan or any Award Agreement, without the approval of the stockholders of the Company, no such amendment, alteration, suspension, discontinuation or termination shall be made that, absent such approval:

          (i) would cause Rule 16b-3 to become unavailable with respect to the Plan;

         (ii) would violate the rules or regulations of the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company; or

        (iii) would cause the Company to be unable, under the Code, to grant Incentive Stock Options under the Plan.

         (b) AMENDMENTS TO AWARDS. Except with respect to Awards granted pursuant to Section 6(h) of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. The Committee may not amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, without the consent of the Participant or holder or beneficiary thereof, except as otherwise herein provided.

         (c) CORRECTION OF DEFECTS, OMISSIONS AND INCONSISTENCIES. The Committee (or, in the case of grants under Section 6(h) of the Plan, the Board of Directors) may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

SECTION 8.  INCOME TAX WITHHOLDING; TAX BONUSES.

         (a) WITHHOLDING. In order to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal or state payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the federal and state taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (i) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (ii) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

         (b) TAX BONUSES. The Committee, in its discretion, shall have the authority, at the time of grant of any Award under this Plan or at any time thereafter, to approve cash bonuses to designated Participants to be paid upon their exercise or receipt of (or the lapse of restrictions relating to) Awards in order to provide funds to pay all or a portion of federal and state taxes due as a result of such exercise or receipt (or the lapse of such restrictions). The Committee shall have full authority in its discretion to determine the amount of any such tax bonus.

SECTION 9.  GENERAL PROVISIONS.

         (a) NO RIGHTS TO AWARDS. Except as otherwise provided in Section 6(h) of the Plan, no Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

         (b) AWARD AGREEMENTS. No Participant will have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company.

         (c) NO LIMIT ON OTHER COMPENSATION ARRANGEMENTS. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

         (d) NO RIGHT TO EMPLOYMENT. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ, or as giving a Non-Employee Director the right to continue as a Director, of the Company or any Affiliate, nor will it affect in any way the right of the Company or an Affiliate to terminate such employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment, or terminate the term of a Non-Employee Director, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement.

         (e) GOVERNING LAW. The validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award, shall be determined in accordance with the laws of the State of Minnesota.

         (f) SEVERABILITY. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee (or, in the case of grants under Section 6(h) of the Plan, the Board of Directors), such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee (or, in the case of grants under Section 6(h) of the Plan, the Board of Directors), materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

         (g) NO TRUST OR FUND CREATED. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

         (h) NO FRACTIONAL SHARES. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee (or, in the case of grants under Section 6(h) of the Plan, the Board of Directors) shall determine whether cash shall be paid in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

          (i) HEADINGS. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10.  EFFECTIVE DATE OF THE PLAN.

        The Plan shall be effective as of the date on which it is approved by the shareholders of the Company.

SECTION 11.  TERM OF THE PLAN.

        Unless the Plan shall have been discontinued or terminated as provided in Section 7(a), the Plan shall terminate on the date which is ten years after the date on which the Plan receives shareholder approval. No Award shall be granted after the termination of the Plan. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond the termination of the Plan, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the termination of the Plan.